UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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KBR, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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April 4, 2011

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of KBR, Inc. The meeting will be held on Thursday, May 19, 2011, beginning at 9:00 a.m., local time, in The Texas Room, located at 601 Jefferson Street, Houston, Texas 77002. The Notice of Annual Meeting of Stockholders, proxy statement and proxy card from the Board of Directors are enclosed. The materials provide further information concerning the meeting.

At the meeting, stockholders are being asked to:

•	elect three Class II directors to serve for three years and until their successors shall be elected and qualified;

•	ratify the selection of KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements of KBR, Inc. for the year ending December 31, 2011;

•	approve the compensation paid to KBR’s named executive officers;

•	approve a one year frequency of the advisory vote on executive compensation;

•	consider a stockholder proposal, if properly presented at the meeting; and

•	transact any other business that properly comes before the meeting or any adjournment or postponements of the meeting.

Please refer to the proxy statement for detailed information on each of these proposals.

It is very important that your shares are represented and voted at the meeting. Your shares may be voted electronically on the Internet, by telephone or by returning the enclosed proxy card. Your proxy will not be used if you are present and prefer to vote in person or if you revoke your proxy. We would appreciate your informing us on the proxy card if you expect to attend the meeting so that we can provide adequate seating.

We appreciate the continuing interest of our stockholders in the business of KBR, and we hope you will be able to attend the meeting.

Sincerely,

WILLIAM P. UTT

Chairman of the Board, President

and Chief Executive Officer

Notice of Annual Meeting of Stockholders

to be Held May 19, 2011

KBR, Inc., a Delaware corporation, will hold its Annual Meeting of Stockholders on Thursday, May 19, 2011, at 9:00 a.m., local time, in The Texas Room, located at 601 Jefferson Street, Houston, Texas 77002. At the meeting, stockholders will be asked to consider and act upon the following matters discussed in the attached proxy statement:

1. To elect three Class II directors to serve for three years and until their successors shall be elected and shall qualify.

2. To consider and act upon a proposal to ratify the appointment of KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements of KBR for the year ending December 31, 2011.

3. To consider and act upon a resolution approving the compensation paid to the executive officers as described in the Compensation Discussion and Analysis herein.

4. To consider and act upon a proposal to hold the advisory stockholder vote on executive compensation every year.

5. To consider and act upon a stockholder proposal, if properly presented at the meeting.

6. To transact any other business that properly comes before the meeting or any adjournment or postponements of the meeting.

These items are fully described in the following pages, which are made a part of this Notice. The Board of Directors has set Monday, March 21, 2011, at the close of business, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any adjournment or postponement of the meeting.

We request that you vote your shares as promptly as possible. If you have shares registered in your own name, you may vote your shares in a number of ways:

•	electronically via the Internet at www.proxyvote.com,

•	by telephone, if you are in the U.S. or Canada, by calling 1-800-690-6903, or

•	by marking your votes, dating and signing the proxy card or voting instruction form enclosed and returning it in the postage-paid envelope provided.

If you hold KBR shares with a broker or bank, you may also be eligible to vote via the Internet or by telephone if your broker or bank participates in the proxy voting program provided by Broadridge Investor Communication Services.

IF YOU PLAN TO ATTEND:

Attendance at the meeting is limited to stockholders. No guests will be admitted. Admission will be on a first-come, first-served basis. Registration will begin at 8:00 a.m., and the meeting will begin promptly at 9:00 a.m. Each stockholder holding KBR shares in brokerage accounts is required to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Please note that you may be asked to present valid picture identification, such as a driver’s license or passport.

By Order of the Board of Directors,

JEFFREY B. KING

Secretary

April 4, 2011

PROXY STATEMENT

GENERAL INFORMATION

The accompanying proxy is solicited by the Board of Directors of KBR, Inc. (“KBR,” the “Company,” “we” or “us”). By executing and returning the enclosed proxy or by following the enclosed voting instructions, you authorize the persons named in the proxy to represent you and vote your shares on the matters described in the Notice of Annual Meeting of Stockholders.

Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Admission to the meeting will be on a first-come, first-served basis and no guests will be admitted. Registration will begin at 8:00 a.m., and the meeting will begin at 9:00 a.m. Please note that you may be asked to present valid picture identification, such as a driver’s license or passport, when you check in at the registration desk.

If you hold your shares in “street name” (that is, through a broker or other nominee), you are required to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the meeting.

If you attend the meeting, you may vote in person. If you are not present, your shares can be voted only if you have followed the instructions for voting via the Internet or by telephone, or returned a properly executed proxy; and in these cases, your shares will be voted as you specify. If no specification is made, the shares will be voted in accordance with the recommendations of the Board of Directors. You may revoke the authorization given in your proxy at any time before the shares are voted at the meeting.

The record date for determination of stockholders entitled to vote at the meeting is Monday, March 21, 2011. KBR’s common stock, par value $0.001, is the only class of capital stock that is outstanding. As of March 21, 2011, there were 151,358,524 shares of common stock outstanding. Each of the outstanding shares of common stock is entitled to one vote on each matter submitted to the stockholders for a vote at the meeting. A complete list of stockholders entitled to vote will be kept at our offices at the address specified below for ten days prior to, and will be available at, the meeting.

Votes cast by proxy or in person at the meeting will be counted by the persons appointed by us to act as election inspectors for the meeting. Except as set forth below, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter will be the act of the stockholders. Except as set forth below, shares for which a holder has elected to abstain on a matter will count for purposes of determining the presence of a quorum and will have the effect of a vote against the matter.

In the election of directors, the candidates for election receiving the highest number of affirmative votes of the shares entitled to be voted, whether or not a majority of the shares present, up to the number of directors to be elected by those shares, will be elected. Shares present but not voting on the election of directors will be disregarded, except for quorum purposes, and will have no legal effect.

The election inspectors will treat shares held in street name which cannot be voted by a broker on specific matters in the absence of instructions from the beneficial owner of the shares, known as broker non-vote shares, as shares that are present and entitled to vote for purposes of determining the presence of a quorum. In determining the outcome of any matter for which the broker does not have discretionary authority to vote, however, those shares will not have any effect on that matter. Those shares may be entitled to vote on other matters for which brokers may exercise their own discretion.

The proxy solicitor, the election inspectors and the tabulators of all proxies, ballots and voting tabulations that identify stockholders are independent and are not employees of KBR.

This proxy statement, the form of proxy and voting instructions are being made available to stockholders on or about April 4, 2011, at www.investoreconnect.com. You may also request a printed copy of this proxy statement and the form of proxy by any of the following methods: (a) telephone at 1-800-579-1639; (b) internet at www.investoreconnect.com; or (c) e-mail at sendmaterial@investoreconnect.com. Our Annual Report to Stockholders, including financial statements, for the fiscal year ended December 31, 2010, is being made available at the same time and by the same methods. The Annual Report is not to be considered as a part of the proxy solicitation material or as having been incorporated by reference.

Our principal executive office is located at 601 Jefferson Street, Suite 3400, Houston Texas 77002 and our website address is www.kbr.com. Information contained on our website, including information referred to in this proxy statement, is not to be considered as part of the proxy solicitation material and is not incorporated into this proxy statement.

QUESTIONS AND ANSWERS ABOUT VOTING

The following are answers to common questions about voting KBR shares at the meeting. If your question is not addressed below or elsewhere in this proxy statement, please contact KBR’s Investor Relations Department at (713) 753-5082.

Who is entitled to vote?

Holders of record at the close of business on March 21, 2011, which is the record date for the meeting, will be entitled to one vote per share. Fractional shares will not be voted. On the record date, KBR had 151,358,524 shares of common stock, par value $0.001 per share, outstanding.

Who is soliciting my proxy to vote my shares?

KBR’s Board of Directors is soliciting your proxy, or your authorization for our representatives to vote your shares. Your proxy will be effective for the May 19, 2011 meeting and at any adjournment or postponement of that meeting.

What constitutes a quorum?

For business to be conducted at the meeting, a quorum constituting a majority of the shares of KBR common stock issued and outstanding and entitled to vote must be in attendance or represented by proxy.

How do I give voting instructions?

As described on the enclosed proxy card, proxies may be submitted:

•	over the Internet,

•	by telephone or

•	by mail.

Votes submitted over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on Wednesday, May 18, 2011.

Can I change my vote?

A proxy may be revoked by a stockholder at any time before it is voted by:

•	giving notice of the revocation in writing to KBR’s Corporate Secretary at 601 Jefferson Street, Houston, Texas 77002,

•	submitting another valid proxy by mail, telephone or over the Internet that is later dated and, if mailed, is properly signed or

•	voting in person at the meeting.

What are voting requirements to elect the directors and approve each of the proposals?

KBR’s Bylaws provide that, in general, holders of a majority of the voting stock, present in person or represented by proxy, will constitute a quorum at any meeting of the stockholders. The directors will be elected by a plurality of the shares of KBR’s common stock cast in person or represented by proxy at the meeting. Adoption of all other proposals will require the affirmative vote of a majority of the shares of KBR’s common stock present in person or represented by proxy at the meeting and entitled to vote.

If my shares are held in “street name” by my broker, how will my shares be voted?

Shares held in street name which are not voted by a broker on a matter in the absence of instructions from the beneficial owner, known as broker non-vote shares, will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. In determining the outcome of any matter for which the broker does not have discretionary authority to vote, however, those shares will not be counted for or against the matter unless you provide instructions to your broker. Your vote is important, and we request that you vote your shares as promptly as possible by returning your instructions to your broker.

What happens if I abstain or withhold my vote on any proposal?

Abstentions are counted as present in determining whether the quorum requirement is satisfied. Abstentions from voting will not be taken into account in determining the outcome of the election of directors. Abstentions will be included in the voting tally and will have the same effect as a vote against the ratification of the appointment of the independent registered public accounting firm and the stockholder proposals.

Does KBR offer electronic delivery of proxy materials?

Yes. KBR encourages you to reduce printing and mailing costs by signing up for electronic delivery of KBR stockholder communications. With electronic delivery, you will receive documents such as the Annual Report and the proxy statement as soon as they are available, without waiting for them to arrive in the mail. Electronic delivery also can help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. To sign up for electronic delivery, please follow the instructions on your proxy card to vote by internet at www.proxyvote.com and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

What is “householding?”

In accordance with notices that KBR sent to certain stockholders, KBR is sending only one copy of its meeting materials to stockholders who share the same address, unless they have notified KBR that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs.

If you received a householded mailing this year and you would like to have additional copies of the Annual Report and/or proxy statement mailed to you, or you would like to revoke your consent to the householding of documents, please submit your request to 1-800-542-1061. You will begin to receive individual copies within 30 days after your request.

Unfortunately, householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and address, and you and your spouse each have two accounts containing KBR stock at two different brokerage firms, your household will receive two copies of the notice or meeting materials — one from each brokerage firm. To reduce the number of duplicate sets of the notice or meeting materials your household receives, you may wish to enroll some or all of your accounts in our electronic delivery program. See “Does KBR offer electronic delivery of proxy materials?”

PROPOSAL No. 1

ELECTION OF DIRECTORS

Our Board of Directors is “classified” into three classes serving staggered three-year terms, with Messrs. Utt and Curtiss being designated Class I directors, Messrs. Huff, Lyles and Slater being designated Class II directors and Messrs. Carroll and Blount being designated Class III directors. The size of our Board of Directors is currently set at seven members.

Pursuant to our Certificate of Incorporation and Bylaws, the members of the Board of Directors serve for three-year terms and hold office until their successors are elected and qualified or until their earlier resignation or removal. Class I directors will serve until the annual meeting of our stockholders to be held in 2013, and Class III directors will serve until the annual meeting of our stockholders to be held in 2012. The terms of the current Class II directors will expire on the date of the upcoming Annual Meeting of Stockholders. Accordingly, three persons are to be elected to serve as Class II directors at the Annual Meeting of Stockholders. Management’s nominees for election by the stockholders to those three positions are the current Class II members of the Board of Directors, Messrs. Huff, Lyles and Slater. Each nominee has indicated his willingness to serve, if elected. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election, the proxies may be voted for such substitute nominee as we may designate. We have no reason to believe that any of the Class II nominees will be unable to serve if elected. If a quorum is present, the nominees for Class II director receiving the highest number of votes will be elected as Class II directors.

The Board of Directors recommends that you vote FOR the election of each Class II director nominee listed below. Properly dated and signed proxies, and proxies properly submitted over the Internet and by telephone, will be so voted unless stockholders specify otherwise.

The following biographical information is furnished with respect to each of the Class II director nominees for election at the meeting and each incumbent member of the Board of Directors. The information includes age as of March 21, 2011, present position, if any, with KBR, period served as director, and other business experience during at least the past five years. In each case, when reviewing the qualifications of the Directors, the Board considered expertise that is useful to KBR and complementary to the background and experience of other Board members so that an optimum balance of skills and expertise on the Board can be achieved and maintained. For additional information regarding the qualifications the Nominating and Corporate Governance Committee and the Board consider in the nomination process, see “Corporate Governance — Nominating and Corporate Governance Committee — Qualifications of Directors.”

Nominees for Class II Director — Term Ending 2014

John R. Huff, 65, is currently Chairman of Oceaneering International, Inc.’s Board of Directors. Mr. Huff served as the Chief Executive Officer of Oceaneering International, Inc., an oil field services company, from 1986 until his retirement from the position of Chief Executive Officer in May 2006. Mr. Huff is also a director of Suncor Energy, Inc. He was a director of BJ Services Company from 1992 until its merger with Baker Hughes Incorporated in 2010. Mr. Huff joined the Board in April 2007 and is a member of the Nominating and Corporate Governance Committee and the Compensation Committee.

Mr. Huff brings to KBR over forty years of engineering and executive management experience with the offshore oil and gas industry on both the exploration and production side and in oilfield services. In addition to his insights into KBR’s customer base, he also brings twenty years of experience as the CEO of a publicly-traded company and relevant experience on public company boards and various board committees. In light of his relevant executive management and industry experience, the Board concluded that Mr. Huff should continue to serve as a Director.

Lester L. Lyles, 64, has been an independent consultant since 2003. Prior to that time, he served in the U.S. Air Force for over 35 years as: Commander of the Space and Missile Systems Center from 1994 to 1996; Director of the Ballistic Missile Defense Organization from 1996 to 1999; Vice Chief of Staff of the Headquarters of the U.S. Air Force from 1999 to 2000; and Commander of the U.S. Air Force Materiel Command from 2000 to 2003. Mr. Lyles is also a director of General Dynamics Corporation, where he also serves on the Audit Committee, The Dayton Power and Light Company and Precision Castparts Corp. Mr. Lyles was previously a director of MTC Technologies, Inc. from 2003 until its acquisition by BAE Systems in 2007. Mr. Lyles joined the Board in November 2007 and is a member of the Audit Committee and the Corporate Social Responsibility Committee.

In light of the importance of KBR’s relationship with the U.S. government as a primary provider of logistical support for U.S. forces deployed in the Middle East and elsewhere, the Board of Directors considered Mr. Lyles’s distinguished experience in the U.S. Air Force, especially his command of the Air Force Material Command, as the most important factor in concluding that Mr. Lyles should continue to serve on the Board.

Richard J. Slater, 64, has been chairman of ORBIS LLC, an investment and corporate advisory firm, since February 2003. Previously, Mr. Slater served in various executive positions with Jacobs Engineering Group Inc. (JEG), beginning in May 1980. Mr. Slater was employed as a consultant to the chief executive officer of JEG from January 2003 to October 2006, and prior to that, he served as Executive Vice President, Operations from March 1998 to December 2002. Mr. Slater presently serves as non-executive chairman of Bluebeam Software Inc. He served as an independent director of Reliance Steel & Aluminum Co. from 2006 to 2009. Mr. Slater joined the Board in November 2006 and is Chairman of the Corporate Social Responsibility Committee and is a member of the Nominating and Corporate Governance Committee.

Mr. Slater had over 20 years experience with JEG, including five years as JEG’s Executive Vice President of Worldwide Operations. The Board concluded that Mr. Slater should continue to serve as a Director primarily because of his relevant executive experience supervising domestic and international engineering and infrastructure construction projects and acquisitions.

Incumbent Class I Directors — Term Ending 2013

Jeffrey E. Curtiss, 62, is a private investor. From January 2000 to June 2006, Mr. Curtiss served as the Senior Vice President and Chief Financial Officer of Service Corporation International, a leading provider of funeral and cemetery services. Previously, Mr. Curtiss was the Senior Vice President and Chief Financial Officer of Browning-Ferris Industries, Inc. from January 1992 to July 1999. Mr. Curtiss holds two law degrees and a CPA certificate, and became a CFA charterholder in 2006. Mr. Curtiss joined the Board in November 2006 and is Chairman of the Audit Committee and a member of the Corporate Social Responsibility Committee.

After assessing Mr. Curtiss’s experience and skills, the Board concluded that he should continue to serve as a Director, primarily on the basis of his extensive experience supervising the finance and accounting functions for large organizations similar in size and complexity to KBR. In addition, Mr. Curtiss has legal training and qualifies as an audit committee financial expert under the rules of the NYSE and provides expertise that assists the Board and the Audit Committee in their risk oversight function.

William P. Utt, 54, was named President and Chief Executive Officer of KBR effective March 15, 2006. He was named Chairman in April 2007. Prior to joining KBR, Mr. Utt was President and CEO of SUEZ Energy North America from 2000 to 2006, with responsibility for the LNG, retail energy, energy marketing and trading, power generation and development businesses. From 1995 to 2000, he was President and CEO of Tractebel’s North American energy businesses. Mr. Utt holds bachelor’s and master’s degrees in mechanical engineering from the University of Virginia and has a master’s degree in business administration from The Colgate Darden Graduate School of Business Administration at the University of Virginia.

The Board concluded that Mr. Utt should continue to serve as a Director and as Chairman of the Board because of his role as the Chief Executive Officer of KBR. The Board has determined that having Mr. Utt serve as Chairman of the Board is the most effective form of governance for KBR, because of the complexity of KBR’s business and Mr. Utt’s accomplished leadership since the inception of KBR as an independent public company, among other factors. For additional information regarding Mr. Utt’s role as Chairman of the Board, and the counter-balancing measures present in the Board leadership structure, see “Corporate Governance — Board of Directors Leadership Structure.”

Incumbent Class III Directors — Term Ending 2012

W. Frank Blount, 72, is currently Chairman and Chief Executive Officer of JI Ventures, Inc., which is a hi-tech venture capital company based in Atlanta, Georgia. From June 2000 to October 2002, he served as Chairman and Chief Executive Officer of Cypress Communications Corporation, a telecommunications company. From January 1992 until March 1999, he served as Chief Executive Officer of Telstra Communications Corporation, Australia’s principal telecommunications company. Mr. Blount also serves on the Boards of Caterpillar, Inc., Alcatel-Lucent, Entergy, Inc. and the Advisory Board for China Telecom. Mr. Blount joined the Board in April 2007 and is Chairman of the Nominating and Corporate Governance Committee and a member of the Compensation Committee. Mr. Blount also serves as KBR’s Lead Director.

The Board of Directors concluded that Mr. Blount should continue to serve as both a Director and the Lead Director for KBR based on his many years of experience dealing with risk oversight and governance issues for public companies in the United States, Australia and the United Kingdom. Mr. Blount has decades of experience in executive positions, including as one of four group presidents for AT&T, Inc. Through executive or board leadership positions, Mr. Blount also has extensive experience in several world regions that are a focus of KBR’s business, including Europe, Australia and China. In order to allow Mr. Blount to complete his term as a Director and as KBR’s Lead Director through the annual stockholder meeting in 2012, the Board of Directors has granted an exception to KBR’s Director retirement policy, which otherwise would have called for Mr. Blount’s retirement at this annual meeting of stockholders.

Loren K. Carroll, 67, is currently an independent consultant and business advisor. From March 1994 until April 2006, Mr. Carroll served as President and Chief Executive Officer of M-I SWACO and Executive Vice-President and Chief Financial Officer of Smith International, Inc, a worldwide supplier of drilling fluids and related equipment and services to the oil and gas industry. M-I SWACO is owned 60% by Smith International, Inc. Mr. Carroll began his career with Smith International in 1984. Mr. Carroll currently serves as a director of Forest Oil Corporation and CGG Veritas, Inc. He serves as a member of the Compensation Committee of Forest Oil Corporation and is Chairman of the Nominations and Corporate Governance Committee. He also serves on the Audit committee of CGG Veritas, Inc. Mr. Carroll joined the Board in April 2007 and is Chairman of the Compensation Committee and a member of the Audit Committee.

The Board concluded that Mr. Carroll should continue to serve on the Board primarily because of his long experience dealing with the hydrocarbons industry as the chief executive of M-I SWACO and as the chief financial officer of Smith International, Inc., an NYSE listed company. Mr. Carroll also qualifies as an audit committee financial expert under the rules of the NYSE and provides the Board the insights from over 40 years of experience in finance and accounting, including experience as a managing partner at a major accounting firm.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth certain information, as of February 28, 2011, regarding the beneficial ownership of KBR’s common stock by persons known by KBR to beneficially own more than five percent of its outstanding common stock, each director or nominee, each of the named executive officers referenced in the Summary Compensation Table contained in this Proxy Statement, and all directors and executive officers as a group. Information regarding five percent stockholders in the table and footnotes is based on the most recent Statement on Schedule 13G or 13D or amendment thereto filed by each such person with the Securities and Exchange Commission (the “SEC”), except as otherwise known to KBR. To our knowledge, except as otherwise noted in the footnotes to this table or as provided by applicable community property laws, each individual has sole voting and investment power with respect to the shares of common stock listed in the second column below as beneficially owned by the individual.

	Shares of KBR Common Stock Beneficially Owned
Name and Address of Beneficial Owner(1)	Number of Shares(2)	Percentage of Class
FMR LLC(3)	14,447,691	9.57%
Edward C. Johnson III
82 Devonshire Street, Boston, Massachusetts 02109

BlackRock, Inc.(4)	13,204,515	8.75%
40 East 52(nd) Street New York City, New York 10022

Capital World Investors(5)	9,661,790	6.4%
333 South Hope Street Los Angeles, California 90071

William P. Utt(6)(7)(8)	308,979	*
Susan K. Carter(7)(8)	5,364	*
Andrew Farley(6)(7)(8)	75,149	*
John L. Rose(6)(7)(8)	72,153	*
David Zimmerman(6)(7)(8)	52,264	*
W. Frank Blount(6)	16,009	*
Loren K. Carroll(6)	16,009	*
Jeffrey E. Curtiss(6)(9)	24,509	*
John R. Huff(6)	66,009	*
Lester L. Lyles(6)	16,009	*
Richard J. Slater(6)	19,509	*
All directors and executive officers as a group (15 persons)(5)(6)(7)	809,792	*

*	Less than one percent (1%).
(1)	The address of each of the named executive officers and directors is c/o KBR, Inc., 601 Jefferson Street, Suite 3400, Houston, Texas 77002.
(2)	Beneficial ownership means the sole or shared power to vote, or to direct the voting of, shares of KBR common stock, or investment power with respect to KBR common stock, or any combination of the foregoing. Each director and executive officer and the directors and executive officers as a group beneficially own less than 1% of the outstanding shares of KBR common stock.
(3)

Based solely on a Schedule 13G filed on February 14, 2011, FMR, LLC (“FMR”) is deemed to be the beneficial owner of 13,108,137 shares as a result of being a parent holding company or control person of several other entities in accordance with Rule 13d-1(b)(ii)(G). Mr. Edward C. Johnson III, together with members of his family, through direct or indirect ownership of voting common shares of FMR, may be deemed to form a controlling group with respect to FMR and are therefore considered to be beneficial owners of the 13,108,137 shares beneficially owned by FMR. FIL Limited (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, provides investment advisory and management services and is the beneficial owner of 1,339,554 shares. Mr. Edward C. Johnson III and members of his family also may be deemed to form a controlling group with respect to FIL and are therefore, considered beneficial owners of the 1,339,554 shares beneficially owned by FIL. FMR and FIL are otherwise unrelated entities and FMR disclaims beneficial ownership of the shares owned by FIL, but nevertheless filed the Schedule 13G as if all 14,447,691 shares are beneficially owned by FMR and FIL on a joint basis. FMR reports that it has sole voting power with respect to only 2,184,247 shares.

(4)	Based solely on a Schedule 13G filed February 7, 2011, BlackRock, Inc. is deemed to be the beneficial owner of 13.204,515 shares as a result of being a parent holding company or control person of several other entities in accordance with Rule 13d-1(b)(1)(ii)(G).
(5)	Based solely on a Schedule 13G filed February 11, 2011, Capital World Investors is deemed to be the beneficial owner of 9,661,790 shares as a result of Capital Research and Management Company acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital World Investors disclaims beneficial ownership pursuant to Rule 13d-4.
(6)	Includes the following shares of restricted stock as to which the holder has sole voting power, but no investment power: Mr. Utt, 48,005; Mr. Farley, 8,061; Mr. Zimmerman, 3,038; Mr. Blount, 1,400; Mr. Carroll, 1,400; Mr. Curtiss, 2,800; Mr. Huff, 1,400; Mr. Lyles, 1,400; Mr. Slater, 2,800; and all executive officers and directors as a group, 90,731. The restrictions lapse, and the holder acquires sole investment power, at a rate of 20% per year for a five-year period (except that 55,306 of Mr. Utt’s restricted shares must also meet certain performance measures to vest (33,183 of which have met the performance measures to vest).
(7)	Does not include the following shares of restricted stock units as to which the holder has no voting power and no investment power, but which will convert to common stock on a 1-to-1 ratio, subject to certain conditions: Mr. Utt, 67,340; Mrs. Carter, 3,965; Mr. Farley, 12,448; Mr. Rose, 7,629; Mr. Zimmerman, 10,981; and all executive officers and directors as a group, 124,112. With respect to the units held by Messrs. Utt, Farley, Rose, Zimmerman and all other executive officers, the restrictions lapse, and the holder acquires voting and investment power, at a rate of 20% per year over a five-year period. All of the units held by Mr. Utt and a portion of the units held by the other executive officers must also meet certain performance measures to vest.
(8)	Includes the following option to purchase shares that vest on or before April 29, 2011: Mr. Utt, 96,989; Mr. Farley, 10,086; Mrs. Carter, 8,746; Mr. Rose, 6,561; Mr. Zimmerman, 10,830; and all executive officers and directors as a group, 153,340. These options become exercisable at a rate of 33 1/3% per year for a three-year period.
(9)	Includes 5,000 shares held in trust for the benefit of Mr. Curtiss’s immediate family members, over which he has sole voting and investment power. These shares are held in margin accounts as security and are subject to customary margin account requirements.

EXECUTIVE OFFICERS

Dennis S. Baldwin, 50, is Senior Vice President and Chief Accounting Officer for KBR. Mr. Baldwin joined KBR in August of 2010. Prior to joining KBR, Mr. Baldwin held the position of Vice President and Chief Accounting Officer for Houston-based McDermott International from October 2007 and served as Vice President and Chief Accounting Officer of Integrated Electrical Services from February to October 2007. Mr. Baldwin also served as Vice President, Corporate Controller, of Houston-based Veritas DGC from June 2005.

Klaudia Brace, 54, is Executive Vice President, Administration of KBR. Ms. Brace joined KBR in April 2006. Prior to joining KBR, Ms. Brace served as Senior Vice President, Business Control and Human Resources for SUEZ Energy North America from April 1996 to April 2006.

Susan K. Carter, 52, is Executive Vice President and Chief Financial Officer for KBR, Inc. Mrs. Carter joined KBR in late October 2009. Prior to joining KBR, she held the position of Executive Vice President and Chief Financial Officer at Lennox International, Inc., located in Richardson, Texas, beginning in August 2004.

Before joining Lennox, Mrs. Carter served as Vice President, Finance and Chief Accounting Officer at Cummins, Inc., based in Columbus, Indiana, from 2002 to August 2004. Mrs. Carter also spent time at Honeywell, where she was involved in the financial management of several businesses including operations with defense aspects.

Andrew D. Farley, 47, is Executive Vice President and General Counsel. Mr. Farley was appointed to his position in June 2006. His appointment followed 13 years in the Law Department of KBR, having previously served as Vice President — Legal of KBR’s Energy and Chemicals segment since May 2003.

Roy B. Oelking, 58, is Group President, Hydrocarbons, which is a new appointment as of March 14, 2011. In his new role, Mr. Oelking is responsible for KBR’s four hydrocarbon business units, including Downstream, Gas Monetization, Oil & Gas, and Technology. Prior to his current role, Mr. Oelking was President of KBR’s Oil and Gas division. This included oversight for KBR onshore and offshore oil and gas projects worldwide and for KBR subsidiary companies Granherne and GVA Consultants. Mr. Oelking joined KBR in November 2008 and was appointed to this position in November 2009. Prior to joining KBR, Mr. Oelking had 35 years of experience in project management, engineering and construction of oil and gas projects in the Americas, Middle East, Asia Pacific, Africa and Russia, as Senior Vice President — Upstream with Worley Parsons from 2003 and with J. Ray McDermott for 29 years prior to that.

John L. Rose, 65, is Executive Vice President, Operations, which is a new appointment as of March 14, 2011. In his current role, Mr. Rose is responsible for oversight and the establishment of KBR work processes and procedures for project management, project controls, engineering, procurement, construction and commissioning. Prior to his current role, Mr. Rose served as Group President, Hydrocarbons from July 2009 and prior to that, as President, Upstream, directing KBR’s upstream market covering onshore and offshore oil and gas projects, LNG and GTL. Mr. Rose was Executive Vice President of KBR’s former Energy and Chemicals business segment from September 2005 to August 2007. He also served as Vice President, Subsidiary Operations and Production Services from April 2004 to September 2005. Between October 2000 and April 2004, Mr. Rose was the Executive Director in a major joint venture between KBR and Mitsubishi. During his 39 years with KBR, Mr. Rose has held various positions within KBR, including directing KBR’s upstream market covering onshore and offshore oil and gas projects, LNG and GTL.

Mark Williams, 53, is Group President of KBR’s Infrastructure, Government and Power Business Unit. Mr. Williams joined KBR in January 2010. Prior to joining KBR, Mr. Williams served as Group Vice President at Jacobs Engineering for the Northern Europe Region and Managing Director of the Dutch and German Corporations serving the oil, gas and chemicals private sector industries. Mr. Williams also previously served as Senior Vice President within Jacobs’ Aerospace and Defense Sector. Mr. Williams’s tenure at Jacobs began in 1985.

David Zimmerman, 57, is President, Services. Mr. Zimmerman was appointed to his position in September 2007. Mr. Zimmerman has been with KBR for 35 years during which time he has held various operational responsibilities in the US and abroad. He is currently responsible for KBR’s Services business unit, which includes the following product service lines and resources: Industrial Services, US Construction, Canada Operations, Building Group, International O&M Operations and International Construction Operations. Prior to his current role, Mr. Zimmerman was KBR’s Senior Vice President, Engineering, Procurement, Construction and Services from 2006 to 2007 and Vice President of Construction from 2002 to 2006, Vice President Oil and Gas from 1999 to 2002, and Managing Director of Asia engineering and construction operations from 1994 to 1999.

CORPORATE GOVERNANCE

Corporate Governance Materials

We are committed to good corporate governance and to effective communication with our stockholders. The roles, duties and responsibilities of the Board of Directors and each committee of the Board of Directors are summarized below. To ensure that our stockholders have access to our governing documents, we provide copies of our Code of Business Conduct and Corporate Governance Guidelines and the charters of each of the committees of our Board of Directors on our website at www.kbr.com, and copies will be provided to any stockholder who requests them by writing to our Investor Relations Department at: 601 Jefferson Street, Suite 3400, Houston, Texas 77002.

Role of the Board of Directors

The Board of Directors represents the interests of our stockholders in perpetuating a successful business. It is the responsibility of the Board of Directors to provide oversight of the effectiveness of management’s policies and decisions, including the execution of its strategies, with a commitment to enhancing stockholder value over the long term. To this end, Board members are expected to act in the best interests of all stockholders, be knowledgeable about our businesses, exercise informed and independent judgment and maintain an understanding of general economic trends and conditions as well as trends in corporate governance. In addition, it is our Board’s policy that Board members are expected to make every effort to attend the meetings of the Board and committees of the Board upon which they serve, as well as stockholder meetings. All of KBR’s incumbent directors attended seventy-five percent or more of the aggregate of all meetings of the Board and of committees on which they served during the periods that they served during 2010. Our Corporate Governance Guidelines provide that all Directors should attend our annual stockholder meetings and all of our directors attended our 2010 Annual Meeting of Stockholders.

Independence Standards

At this time, all of our directors are independent, as set forth in our Corporate Governance Guidelines and outlined below, except our Chairman, President and Chief Executive Officer, Mr. Utt, who does not qualify as an independent director.

A director will be considered independent under our Corporate Governance Guidelines if he or she:

•	has no material relationship with KBR;

•

has not been employed by us or any affiliate of ours during the preceding three years, and no member of the director’s immediate family has been employed as an executive officer of ours or any of our affiliates during the preceding three years;

•

has not received, and does not have an immediate family member who has received, during any twelve-month period within the preceding three years, more than $100,000 in direct compensation from KBR, other than director’s fees, committee fees or pension or deferred compensation for prior service;

•	is not a partner or an employee of KBR’s independent auditor, and was not during the past three calendar years a partner or employee of KBR’s independent auditor who personally worked on KBR’s audit;

•

does not have an immediate family member who is a partner of KBR’s independent auditor or an employee of KBR’s independent auditor who participates in that firm’s audit, assurance or tax compliance (but not tax planning) practice or was during the past three calendar years a partner or employee of KBR’s independent auditor who personally worked on KBR’s audit;

•	is not a current employee and does not have an immediate family member who is a current executive officer of any company that has made payments to, or received payments from, KBR or any of its affiliates in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of our or such other company’s consolidated gross revenues; and

•	has not (and has not had a family member who) within the preceding three years served as an executive officer with a company for which a KBR executive served on its compensation committee.

The definition of independence and compliance with this policy will be reviewed periodically by the Nominating and Corporate Governance Committee. All directors complete independence questionnaires at least annually and our Board makes determinations of the independence of its members under the listing standards of the NYSE and the SEC requirements for Audit Committee members. Our Board believes that its membership should include no more than two directors who are also employees of KBR. While this number is not an absolute limitation, other than the Chief Executive Officer, who should at all times be a member of the Board, employee directors should be limited only to those officers whose positions or potential make it appropriate for them to sit on the Board.

Audit Committee Financial Expert Determinations

Our Board has determined that each member of its Audit Committee is financially literate and qualifies as an “audit committee financial expert,” as defined in Item 407(d) of Regulation S-K and, as described above, that each member of the Audit Committee is independent, as defined by our Corporate Governance Guidelines, the NYSE’s listing standards and Rule 10A-3 under the Securities Exchange Act of 1934.

Board of Directors Leadership Structure

Since the inception of KBR as an independent public company in April 2007, Mr. Utt has served as CEO and Chairman of the Board. We believe that the leadership of KBR’s Board of Directors is best served by combining the roles of Chairman and CEO, and that Mr. Utt is highly qualified to serve in his role.

The CEO and Chairman of the Board is responsible to the Board for the overall management and functioning of the company. The Chairman is joined in the leadership of the Board by our Lead Director, Mr. W. Frank Blount, who was elected by the non-management directors. Our Lead Director has significant board experience, as described in his biographical information in this proxy statement, and works closely with Mr. Utt and the Board on risk oversight and governance matters. Mr. Blount has served as the company’s Lead Director, as well as Chairman of the Nominating and Corporate Governance Committee, since KBR’s separation from its prior parent.

KBR’s Corporate Governance Guidelines provide for the Lead Director to perform a strong role in the leadership of the Board, as follows:

•	The Lead Director presides at executive sessions of the non-management directors at each regular Board meeting and sets the agenda for these sessions.

•	The Lead Director approves meeting agendas for each regular Board and committee meeting and approves the information to be sent to the directors with respect to each meeting.

•

The Lead Director presided at the executive session of the Board held in December 2010 to evaluate the performance of our CEO. In addition, he has a key role in communicating to the CEO, after approval by the Compensation Committee, the evaluation and compensation of the CEO for the next full year and the results of the Board’s review and approval of management succession plans and development programs.

•	As Chairman of the Nominating and Corporate Governance Committee, Mr. Blount leads the director selection and nomination process and the assignment of directors to committees of the Board.

KBR’s Corporate Governance Guidelines provide for the following checks and balances regarding the role of the CEO and Chairman:

•	The CEO may not serve on any committees of the Board, as only non-management directors may do so.

•	One of the elements of the CEO’s evaluation is the extent to which he keeps the Board informed on matters affecting the company and its operating units.

•

At least two-thirds of the Board must be independent directors. In practice, Mr. Utt has been the only management director at KBR since its inception as an independent public company. Each of our other directors is independent, as defined under the listing standards of the NYSE.

KBR’s Board of Directors has determined that its current leadership structure is appropriate as of the date of this proxy statement, given the complexity and global nature of KBR’s business and the risks inherent in our business. The Board believes that Mr. Utt, acting in his combined role as Chairman and CEO, is well positioned to facilitate communications with the Board of Directors and shareholders about our complex business. Mr. Utt was appointed CEO in preparation for KBR’s initial public offering by its former parent company, and has served in that capacity since 2006. Under Mr. Utt’s leadership, KBR’s business has undergone significant transformation, including a reorganization into more strategically-aligned business units, and evolution from a wholly-owned subsidiary with significant support from its parent company into an independent operating company. In addition, Mr. Utt has the full confidence of the Board. For all these reasons, the Board has determined that the most appropriate form of leadership for the Board of Directors is for the CEO, who is responsible for the day-to-day operations of the company, to serve as Chairman, with strong and independent oversight by the Lead Director and the other non-management directors.

Risk Oversight Role of the Board of Directors

KBR’s Board of Directors considers risk oversight to be an integral part of its role, and discussions regarding risks faced by the company are part of its meetings and deliberations throughout the year. Furthermore, at least twice each year, the entire Board receives a report from management regarding significant strategic, operational, financial, and hazard risks determined by management to have a potential significant impact on the company as a whole. The risk report involves both current and emerging risks and is the culmination of a process involving input from all business units and executive leadership. The risk report includes specific strategic, operational, financial and hazard risks, the perceived trend for each of those specific risks — whether increasing, decreasing or stable — and the measures being taken to monitor and mitigate those risks.

In addition to the enterprise risk management process described above, the Board of Directors also engages in risk oversight in the area of project revenues. At each meeting, the Board reviews aggregated KBR project revenues measured by type of contract — fixed-price or reimbursable — by country, client and project backlog. In this manner, the Board is informed of the overall risk profile of KBR’s project revenues. The Board also engages in risk oversight through the project approval process, whereby projects reaching a threshold level of expected revenues require Board approval. Fixed-price contracts have a lower threshold level than reimbursable-type contracts because of their potential price and financial risks. In reviewing projects, the Board is presented with management’s assessment of a particular project’s cost exposure associated with operations risk, liabilities and funding risks, among others. In this manner, KBR’s Board is engaged in risk oversight at the outset of the largest projects, which could have a material effect on KBR’s operations.

The Board is also engaged in risk oversight through regular reports from its Audit Committee. The Audit Committee is charged with reviewing with management the company’s major financial risk exposures, as well as others areas of risk exposure if requested to do so by the Board, and the steps management has taken to monitor and mitigate those exposures. The Audit Committee receives periodic reports from management on these areas of potential exposure, including litigation, liquidity and capital resources, financial reporting and disclosures, regulatory and tax risks, among others. The Audit Committee also receives reports from management regarding compliance risks and Code of Business Conduct matters. The Audit Committee also reviews at least annually KBR’s policies and guidelines that govern the process by which risk assessment and enterprise risk management is undertaken. The Audit Committee also receives in-depth periodic reports from management regarding specific processes designed to monitor and manage risk, such as project estimation procedures and foreign exchange risk management. The Audit Committee conducts private sessions with KBR’s Chief Financial Officer, Vice President of Internal Audit and General Counsel at each regular meeting and with KBR’s independent auditors at each meeting prior to the release of quarterly and annual results. The Audit Committee Chairman gives a report of the Audit Committee’s activities to the full Board at each regular meeting and in this manner the entire Board is informed of matters that the Audit Committee determines warrant full Board discussion.

Finally, the Corporate Social Responsibility Committee amended its charter in October 2010 to add responsibility for the oversight of KBR’s activities in managing its major risk exposures within the health, safety and sustainable development areas. The CSR Committee receives periodic reports from KBR’s Chief QHSE Officer relating to these risk exposures and the company’s efforts to mitigate those risks.

Directors’ Meetings and Stockholder Communications with Directors

The Board of Directors will meet each year immediately following the Annual Meeting of Stockholders to transact such business as may properly be brought before the meeting. Additional regular meetings of the Board of Directors may be held without notice at such times as the Board of Directors may determine, but shall consist of at least four other regularly scheduled meetings. Special meetings may be called by the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Corporate Secretary or a majority of the directors in office. KBR’s Bylaws permit action to be taken without a meeting if all members of the Board of Directors consent to such action in writing or by electronic transmission. During 2010, the Board of Directors held nine meetings. The Chairman of the Board presides at all Board meetings. KBR’s Chairman of the Board, William P. Utt, is also our President and Chief Executive Officer.

During each regular Board meeting, KBR’s non-employee directors, all of whom have been determined by our Board to be independent under the standards of our Corporate Governance Guidelines and the NYSE, meet in scheduled executive sessions. Our Lead Director, Mr. W. Frank Blount, presides at all executive sessions of the Board. During 2010, the non-employee directors met without management five times.

In addition, each December our non-employee directors meet in executive session to evaluate the performance of our Chief Executive Officer. In evaluating our CEO, the non-employee directors consider qualitative and quantitative elements of the CEO’s performance, including:

•	leadership and vision;

•	integrity;

•	keeping the Board informed on matters affecting KBR and its operating units;

•	performance of the business (including such measurements as total stockholder return and achievement of financial objectives and goals);

•	development and implementation of initiatives to provide long-term economic benefit to KBR;

•	accomplishment of strategic objectives; and

•	development of management.

In addition, the non-employee directors review annually management succession plans and development programs for senior members of executive management. The evaluation and compensation for the next full year, and management succession plans and development programs will be communicated to the CEO only after review and approval by the Compensation Committee and the full Board of Directors (other than the CEO).

Management Succession Planning

The Board of Directors considers management evaluation and CEO succession planning an important responsibility of the Board. Our Corporate Governance Guidelines, which are available on our website at www.kbr.com/About/Corporate-Governance/, provide that the Board’s responsibility for effective governance of the corporation includes reviewing succession plans and management development programs for members of executive management. In 2008, the Board of Directors, with input from the Nominating and Corporate Governance Committee and the Chairman and CEO, developed KBR’s first comprehensive succession plan for all senior management positions. The development process included identification of internal candidates, any development needs for such candidates, and a determination of whether a search for external candidates would be more appropriate.

Issues relating to CEO succession planning are also addressed regularly, and no less than annually, by the entire Board. This process is led by the Lead Director on behalf of the non-management directors. As set out in our Corporate Governance Guidelines, KBR’s non-management directors review succession plans and management development programs for members of executive management, including the CEO, on at least an annual basis. While the Nominating and Corporate Governance Committee performs the initial review of the succession plans and makes recommendations to the Board as necessary, the entire Board has primary responsibility for CEO succession planning and develops both long-term and contingency plans for succession of the CEO. This process necessarily involves the development and review of criteria for the CEO position that reflect the Company’s business strategy, and identifying and developing internal candidates or identifying the need for external candidates, as appropriate. Additionally, one of the elements that the CEO is evaluated upon each year by the Compensation Committee is the existence and completeness of a succession plan, including assessment and development of internal candidates for the CEO and top level executive positions. The evaluation and compensation of the CEO for the next full year, including an evaluation of the completeness of aspects of the management succession plans and development programs that are the responsibility of the CEO, are communicated to the CEO by the Lead Director after review and approval by the Compensation Committee and the full Board of Directors (other than the CEO).

The Board of Directors and Standing Committees of Directors

KBR’s Bylaws authorize the Board of Directors to appoint such committees as they deem advisable, with each committee having the authority to perform the duties as determined by the Board. A substantial portion of the analysis and work of the Board is done by standing Board committees. A director is expected to participate actively in the meetings of each committee to which he or she is appointed. At this time, the Board of Directors has four standing committees to which it has delegated certain duties and responsibilities: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Corporate Social Responsibility Committee. Each of the standing committees is comprised entirely of non-employee and, in the business judgment of the Board, independent, directors. The members and chairmen of the respective committees are indicated below:

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Corporate Social Responsibility Committee
W. Frank Blount		X	X*
Loren K. Carroll	X	X*
Jeffrey E. Curtiss	X*			X
John R. Huff		X	X
Lester L. Lyles	X			X
Richard J. Slater			X	X*

*	Chairman

The Board of Directors has approved a charter for each of the standing committees, which sets forth the duties and responsibilities delegated to each of the committees by the Board of Directors and governs the committee’s actions. The purpose, duties and responsibilities of each committee are briefly described below.

Audit Committee

The Audit Committee currently comprises Messrs. Carroll, Curtiss and Lyles. Mr. Curtiss serves as Chairman. The Board of Directors has determined that each member of the Audit Committee is independent and financially literate as defined in the listing standards of the NYSE and that each member of the Audit Committee is an “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K. The Audit Committee met nine times in 2010. A copy of the Audit Committee’s charter is available on the Corporate Governance page of our website, www.kbr.com.

The Audit Committee reviews and reports to the Board of Directors the scope and results of audits by our principal independent public accountants and our internal auditing staff and reviews with the principal independent public accountants the effectiveness of our system of internal controls. It reviews transactions between us and our directors and officers, our policies regarding those transactions and compliance with our Code of Business Conduct. The Audit Committee also engages our principal independent registered public accounting firm for each fiscal year, reviews the audit and other professional services rendered by our principal independent registered public accounting firm and periodically reviews the independence of our principal independent registered public accounting firm. Additional information about the Audit Committee and its responsibilities is included in the section of this proxy statement entitled “Audit Committee Report” and in the charter of the Audit Committee, which was adopted by the Board of Directors.

Compensation Committee

The Compensation Committee currently comprises Messrs. Blount, Carroll and Huff. Mr. Carroll serves as Chairman. The Board of Directors has determined that each member of the Compensation Committee is independent as defined in the listing standards of the NYSE. The Compensation Committee met five times during 2010.

The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of our executive officers, establishes and reviews general policies relating to our compensation and benefits and administers the compensation plans described in the Compensation Discussion and Analysis below. The Compensation Committee’s responsibilities include, but are not limited to:

•

evaluating and advising the Board regarding the compensation policies applicable to our executive officers, including guidance regarding the specific relationship of corporate performance to executive compensation;

•

reviewing and recommending to the Board: the corporate goals and objectives relevant to compensation for the Chief Executive Officer; the CEO’s performance in light of these established goals and objectives; the CEO’s compensation, including salary, bonus, incentive and equity compensation based on this evaluation and considering, with respect to the long-term incentive compensation component of the CEO’s compensation, KBR’s performance and relative stockholder return, the value of similar incentive awards to chief executive officers at comparable companies, the awards given to the CEO in past years and any other factors it deems relevant;

•

reviewing the CEO’s recommendations with respect to, and approve, the compensation to be paid to KBR’s other executive officers in accordance with the general compensation policies established by the Board;

•	reviewing and making recommendations to the Board with respect to incentive compensation and other stock-based plans;

assisting the full Board with respect to the administration of KBR’s incentive compensation and other stock-based plans;

•	maintaining appropriate, regular contact with KBR management;

•

reviewing and discussing with management the “Compensation Discussion and Analysis” and determining whether to recommend to the Board that it be included in KBR’s annual proxy statement or annual report on Form 10-K;

•

preparing and publishing, over the names of the members of the Committee, an annual executive compensation report as required by the SEC to be included in KBR’s annual proxy statement or annual report on Form 10-K;

•	evaluating its own performance and reviewing the adequacy of its charter, at least annually;

•	reviewing the risk assessment of KBR’s compensation plans to ensure that the programs do not create risks that are reasonably likely to have a material adverse effect on KBR; and

•

only selecting a compensation consultant or other adviser to the Committee after considering the factors identified by the SEC as affecting the independence of such consultant or adviser, including, but not limited to the following:

•	the provision of other services to KBR by the consultant or other adviser;

•	the amount of fees received from KBR by the compensation consultant or other adviser, as a percentage of the total revenue of the compensation consultant or other adviser;

•	the policies of the compensation consultant or other adviser that are designed to prevent conflicts of interest;

•	any business or personal relationship of the compensation consultant or other adviser with a member of the Committee; and

•	any stock of KBR owned by the compensation consultant or other adviser.

Corporate Social Responsibility (“CSR”) Committee

In May 2010 the name of the Health, Safety and Environment Committee was changed to the “Corporate Social Responsibility Committee.” The CSR Committee currently comprises Messrs. Curtiss, Lyles and Slater. Mr. Slater serves as Chairman. The CSR Committee met twice in 2010.

The Corporate Social Responsibility Committee’s responsibilities include, but are not limited to:

•	reviewing the status of KBR’s health, safety and sustainable development policies and performance, including processes to ensure compliance with applicable laws and regulations;

•	reviewing KBR’s health, safety and sustainable development performance to determine consistency with policies and goals;

•	reviewing and providing input to KBR on the management of current and emerging health, safety and sustainable development issues; and

•	overseeing KBR’s activities in managing its major risk exposures within the health, safety and sustainable development areas.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently comprises Messrs. Blount, Huff and Slater. Mr. Blount serves as Chairman. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent as defined in the listing standards of the NYSE. The Nominating and Corporate Governance Committee met four times during 2010.

The Nominating and Corporate Governance Committee’s responsibilities include, but are not limited to:

•	developing, implementing and periodically reviewing KBR’s corporate governance guidelines;

•	developing and implementing a process to assess Board and committee effectiveness;

•	identifying individuals qualified to become Board members, consistent with Board-approved criteria;

•	determining the composition of the Board and its committees; including selection of the Director nominees for the next annual meeting of stockholders; and

•

periodically reviewing the compensation paid to non-employee directors (including Board and committee chairpersons) in the form of annual retainers and meeting fees, if any, and making recommendations to the Board regarding any adjustments.

Stockholder Nominations of Directors. Stockholders may suggest candidates for nomination by the Nominating and Corporate Governance Committee by contacting the Committee in the manner provided above under “Contact the Board.” If selected for nomination by the Nominating and Corporate Governance Committee, as described below under “Process for the Selection of Directors,” such candidate will be included in KBR’s proxy statement for the annual meeting of stockholders.

Nominations by stockholders may also be made at an annual meeting of stockholders in the manner provided in our Bylaws, although such nominees will not necessarily be included in KBR’s proxy statement. The Bylaws provide that a stockholder entitled to vote for the election of Directors may make nominations of persons for election to the Board at a meeting of stockholders by complying with required notice procedures. Nominations shall be made pursuant to written notice to our Secretary at the address set forth on page 2 of this proxy statement, and must be received at our principal executive offices not less than ninety (90) days, nor more than one hundred twenty (120) days, prior to the anniversary date of the immediately preceding annual meeting of stockholders. The notice shall set forth:

•	as to each person the stockholder proposes to nominate for election or reelection as a Director:

•	the name, age, business address and residence address of the person;

•	the principal occupation or employment of the person;

•	the class and number of shares of KBR common stock that are beneficially owned by the person;

•

all other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended; and

•	such person’s written consent to serve as a director if elected; and

•	as to the stockholder giving the notice:

•	the name and record address of the stockholder;

•	the class and number of shares of KBR common stock that are beneficially owned by the stockholder;

•	a representation that the stockholder intends to appear in person or by proxy at the meeting to propose the nomination;

•

any hedging or other transactions entered into with the effect or intent to mitigate loss to, or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, the stockholder; and

•	a representation whether the stockholder intends to solicit proxies from the holders of at least the percentage of common stock required to elect the nominee.

The proposed nominee may be required to furnish other information as KBR may reasonably require to determine the eligibility of the proposed nominee to serve as a director. At any meeting of stockholders, the presiding officer may disregard the purported nomination of any person not made in compliance with these procedures.

Qualifications of Directors. Candidates nominated for election or re-election to the Board of Directors should possess the following qualifications:

•	personal characteristics:

•	highest personal and professional ethics, integrity and values;

•	an inquiring and independent mind;

•	practical wisdom and mature judgment;

•	broad training and experience at the policy-making level in business, government, education or technology;

•	expertise that is useful to KBR and complementary to the background and experience of other Board members, so that an optimum balance of members on the Board can be achieved and maintained;

•	willingness to devote the required amount of time to carrying out the duties and responsibilities of Board membership;

•	commitment to serve on the Board for several years to develop knowledge about KBR’s principal operations;

•	willingness to represent the best interests of all stockholders and objectively appraise management performance; and

•	involvement only in activities or interests that do not create a conflict with the Director’s responsibilities to KBR and its stockholders.

The Nominating and Corporate Governance Committee is responsible for assessing the appropriate mix of skills and characteristics required of Board members in the context of the needs of the Board at a given point in time and shall periodically review and update the criteria. Diversity in personal background, race, gender, age and nationality for the Board as a whole may be taken into account in considering individual candidates, but KBR does not have a policy with regard to any particular aspect of diversity of its directors.

Process for the Selection of New Directors. The Board is responsible for filling vacancies on the Board. The Board has delegated to the Nominating and Corporate Governance Committee the duty of selecting and recommending prospective nominees to the Board for approval. The Nominating and Corporate Governance Committee considers suggestions of candidates for Board membership made by current Committee and Board members, KBR management, and stockholders. Each of the nominees for director at this meeting is an incumbent director recommended by the non-management directors. The Committee may also retain an independent executive search firm to identify candidates for consideration. The Nominating and Corporate Governance Committee will also consider candidates nominated by the stockholders in accordance with our Bylaws. A stockholder who wishes to recommend a prospective candidate should notify KBR’s Secretary, as described in this proxy statement.

When the Nominating and Corporate Governance Committee identifies a prospective candidate, the Committee determines whether it will carry out a full evaluation of the candidate. This determination is based on the information provided to the Committee by the person recommending the prospective candidate, and the Committee’s knowledge of the candidate. This information may be supplemented by inquiries to the person who made the recommendation or to others. The preliminary determination is based on the need for additional Board members to fill vacancies or to expand the size of the Board, and the likelihood that the candidate will meet the

Board membership criteria listed above. The Committee will determine, after discussion with the Chairman of the Board and other Board members, whether a candidate should continue to be considered as a potential nominee. If a candidate warrants additional consideration, the Committee may request an independent executive search firm to gather additional information about the candidate’s background, experience and reputation, and to report its findings to the Committee. The Committee then evaluates the candidate and determines whether to interview the candidate. Such an interview would be carried out by one or more members of the Committee and others as appropriate. Once the evaluation and interview are completed, the Committee recommends to the Board which candidates should be nominated. The Board makes a determination of nominees after review of the recommendation and the Committee’s report.

Code of Ethics

KBR has adopted a “code of ethics,” as defined in Item 406(b) of Regulation S-K. KBR’s code of ethics, known as its Code of Business Conduct, applies to all directors, officers and employees of KBR, including its principal executive officer, principal financial officer, principal accounting officer and controller, and also applies to all employees of KBR and KBR’s agents. KBR has posted its Code of Business Conduct on its website, www.kbr.com. In addition, KBR intends to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of the Code of Business Conduct that relates to any element of the definition of code of ethics set forth in Item 406(b) of Regulation S-K, including the requirements of Item 5.05 of Form 8-K, by posting such information on its website, www.kbr.com. The most recent revisions to the Code of Ethics were approved by the Board of Directors in December, 2009, in conjunction with our review and enhancement of all our anti-corruption policies.

Contact the Board

To foster better communication with our stockholders, KBR has established a process for stockholders and other interested parties to communicate with the Audit Committee and the Board of Directors. The process has been approved by our Board and its Audit Committee and is designed to meet the requirements of the NYSE and the SEC. You may communicate with our Board of Directors or the non-management directors via mail (Board of Directors c/o Director of Business Conduct, KBR, Inc., P.O. Box 3406, Houston, Texas 77253-3406), telephone (1-800-536-4217 (toll-free from the U.S. or Canada) or 770-776-5639 (calling collect from any other country)), or e-mail (fhoukbrbod@kbr.com). Information regarding these methods of communication is also on our website, www.kbr.com, under “Corporate Governance.”

Our Director of Business Conduct reviews all communications directed to the Audit Committee and the Board of Directors. The Chairman of the Audit Committee is promptly notified of any significant communication involving accounting, internal accounting controls, auditing matters or any other significant communications. Communications addressed to a named director are promptly sent to the director. Communications directed to the non-management directors are promptly sent to the Lead Director. A report summarizing the significant communications is sent to each director quarterly and copies of communications are available for review by any director, except that those designated for the non-management directors are not available to management directors. The process has been approved by both the Audit Committee and the Board, and is designed to meet the requirements of the NYSE and the SEC. Concerns may be reported anonymously or confidentially.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, as provided below, with KBR’s management. Based on its review, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

The Compensation Committee of Directors

Loren K. Carroll, Chairman

W. Frank Blount

John R. Huff

March 9, 2011

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis explains our compensation philosophy, objectives, policies, and practices in place during 2010 with respect to our CEO, our Chief Financial Officer (“CFO”), and the other three most highly-compensated executive officers who were employed at the end of 2010, all of whom are collectively referred to as the “Named Executive Officers.” The Named Executive Officers, together with the other members of our Senior Executive Management whose compensation is determined by our Compensation Committee and our Board of Directors, are referred to as our “Senior Executive Management.”

We had strong Company performance in 2010, which was reflected in the increase in our stock price. For 2010, our stock price increase ranked 3rd out of our 11 E&C Peer companies (including KBR). Long-term incentive awards granted in 2010 are reflective of this strong performance. Specifically, we restored the long-term incentive award levels of our Senior Executive Management close to the 50th percentile of our benchmarked median levels, which was needed given that in March 2009, due to the weakening U.S. economy, the Compensation Committee elected to reduce all Named Executive Officers’ long-term incentive awards by approximately 33%, which was a much larger reduction than the average 12% reduction among our benchmark levels. Not only is our executive program highly performance based, but the Compensation Committee’s governance of the program strongly considers performance of the Company, as seen above with regard to reducing long-term incentive award grant values in 2009.

Our Compensation Committee regularly reviews its compensation philosophy, objectives, policies, and practices to ensure they meet or exceed the best practices in corporate governance and executive compensation. Below is a summary of the highlights of our compensation practices in place during 2010 for all KBR executives whose compensation is determined by our Compensation Committee and our Board of Directors:

•	Base salary, short-term incentives, and long-term incentives are targeted near the median of peer companies.

•

Short-term incentives and long-term incentives (including performance restricted stock units, performance stock options, and cash performance awards) are 100% performance-based (and therefore at risk of forfeiture). As such, no portion of the short-term incentives or long-term incentives is guaranteed.

•	Approximately 84% of total compensation for our Chief Executive Officer (“CEO”) in 2010 was performance-based.

•

Severance and change-in-control agreements require a double-trigger change-in-control termination (i.e., the occurrence of both a change-in-control and a termination of employment within two years following the change-in-control event) in order for an executive to receive change-in-control benefits.

•	No employment agreements are provided to our Named Executive Officers.

•

We made a commitment two years ago not to provide any new excise tax gross-ups. Consistent with our commitment, we have not provided any new excise tax gross-up agreements to any of our Senior Executive Management or other officers.

•

Our KBR Stock and Incentive Plan imposes a minimum three-year graded vesting schedule on grants of restricted stock units (other than a small, limited number of restricted stock units); however, restricted stock unit awards were granted with five-year graded vesting, which we believe is longer than prevalent market practice.

•	In October, our Compensation Committee retained a compensation consultant that does not provide any other services to us outside of executive compensation consulting to the Compensation Committee.

In addition, our Compensation Committee has implemented strong risk management measures, including:

•	using multiple performance metrics for our short-term incentive plans;

•	adding clawback provisions to our short-term incentive plans, severance and change-in-control agreements, and performance cash awards;

•	providing different vesting and distribution criteria for our equity and performance-based awards:

•	performance stock options are subject to a three-year graded vesting schedule and are based on both absolute Company performance and service with the Company,

•

performance restricted stock units are subject to a five-year graded vesting schedule (this exceeds the Company’s stock and incentive plan’s minimum vesting requirement by two years) and are based on both absolute Company performance and service with the Company,

•	performance cash awards are long-term incentives based on both relative and absolute Company performance over a three-year period, and

•	employees must be employed and in good standing with the Company on the date of payment of previously earned short-term and long-term cash performance-based awards in order to receive the awards;

•	capping the maximum cash award payable to any employee under our short-term incentive plan and our long-term incentive plan;

•	benchmarking our Senior Executive Management’s total compensation near the median of our industry peers; and

•	enforcing stock ownership guidelines.

We encourage you to read the following detailed discussion and analysis of our executive compensation program, including the tables that follow the Compensation Discussion and Analysis.

Introduction

During 2010, our Compensation Committee met five times, either in person or by telephone, to oversee, evaluate and revise our compensation programs.

KBR’s Compensation Philosophy, Objectives, Policies and Practices

Overview

Our Compensation Committee regularly reviews the elements of the individual compensation packages for our Senior Executive Management. Our Compensation Committee delegates to our CEO the duty to approve and administer the individual compensation packages for our other executives and employees, subject to our Compensation Committee’s annual review of the delegation.

Our compensation plans are designed to achieve the following primary objectives:

•	provide a clear and direct relationship between executive pay and Company (and Business Group or Business Unit, as applicable) performance, both on a short and long-term basis;

•	emphasize operating performance measures;

•	link executive pay to measures of stockholder value;

•	support our business strategies and management processes in order to motivate our executives; and

•

generally target current market levels of total compensation opportunities near the 50th percentile of the competitive market for good performance and between the 50th and 75th percentile of the competitive market for outstanding performance.

Our executive compensation program is regularly reviewed so that:

•	the program’s components support our objectives and motivate our executives to achieve business success and generate value for our stockholders; and

•	the program is administered in a manner consistent with established compensation policies.

The basic elements of our 2010 executive compensation programs are summarized in the table below, and a detailed explanation of each element is set forth under the section titled “Elements of Compensation.” A number of these compensation elements, except for base salary and certain retirement, health, and welfare benefits, are performance-based and therefore at risk of forfeiture. In addition, the vesting of 100% of our Named Executive Officer’s 2010 performance restricted stock unit grants and performance stock options are at risk of forfeiture under the net income performance condition described in the sections titled “KBR Performance Restricted Stock Units” and “KBR Performance Stock Options.”

Element	Characteristics	Purpose
Base Salary (including Supplemental Base Salary)	Fixed component of pay; targeted near the median of peer companies, with salary being less than or exceeding the median based on experience, performance, and other factors.	Support market-competitiveness of annual pay for skills and experience necessary to meet the requirements of the executive’s role.
Short-Term Incentives (Annual)	Performance-based component of pay; payout dependent on Company/Business Group/Business Unit performance relative to targeted levels. Targeted near the median of peer companies, with payouts being less than or exceeding the median based on Company and Business Group or Business Unit, as applicable, performance.	Motivate and reward achievement of, and performance in excess of, the Company’s and Business Group’s/Business Unit’s annual goals.
Long-Term Incentives (cash performance award units, performance restricted stock units, and performance stock options)	Performance-based cash awards that are realized based on total stockholder return in relation to our peer companies and return on capital; targeted near the median of peer companies. Performance restricted stock unit awards in which each unit equals the value of our common stock price and increases and decreases with our common stock price and which are earned based on the Company having positive net income. Performance stock options that are granted with an exercise price equal to the stock value on the grant date, increase in value to the extent our common stock price exceeds the exercise price, and are earned based on the Company having positive net income.	Reward achievement of our total stockholder return and return on capital goals. Align interests of management and stockholders. Reward achievement of increases in the value of our common stock over the long term. Vesting over time facilitates retention and provides incentives to enhance long-term value.
Supplemental Retirement	Part fixed and part performance-based component of pay. Nonqualified retirement plans.	Provide retirement benefits for executives whose ability to save in qualified plans is limited; vesting provisions retain talent.
Severance and Change-in-Control Protection	Agreements that provide (i) severance termination benefits (prior to a change-in-control), (ii) double-trigger change-in-control (which requires both a termination of employment and a change-in-control to receive benefits) termination benefits (on or after a change-in-control), and (iii) death, disability, and retirement benefits.	Support market-competiveness among the Company’s peer companies and promote retention.

Element	Characteristics	Purpose
Other Generally Available Benefits	Fixed component of pay. 401(k) plan under which regular employees may defer compensation for retirement; matching contributions equal to 5.5% of eligible compensation. The same or comparable health and welfare benefits (medical, dental, vision, disability insurance and life insurance) are available to regular, full-time employees.	Provide employees the opportunity to save for their retirement. Provide benefits to meet the health care and welfare needs of employees and their families.

We believe that short-term compensation is an important factor to achieve our goals of attracting, retaining, and motivating high-performing, experienced executives. Annual performance criteria and award levels provide incentives for our executives to focus their efforts on adding value to our business on a day-to-day basis. We believe that long-term incentive compensation strengthens our executives’ stake in the Company and aligns their interests with the interests of our stockholders. The combination of performance and vesting components is designed to link the value that our executives receive with strong Company performance over time.

Our internal stock nomination process is designed and administered to provide equity award grant dates that are prospective and not retrospective, or back-dated. Stock awards approved by our Compensation Committee are generally effective on the later of: (1) the date of the meeting at which the approval occurs or (2) the date of the last signature on the Compensation Committee resolution approving the award, if our Compensation Committee acts without a meeting. Stock option grants approved by our Compensation Committee are never issued with an exercise price below the fair market value of our common stock on the date of grant. For 2010, we granted performance restricted stock units, performance stock options, and performance cash awards.

Except for equity awards under our long-term incentive program, under which we granted equity compensation in the form of performance restricted stock units and performance stock options during 2010, our compensation elements are cash-based payments. There is no pre-established formula for the allocation between cash and non-cash compensation or short-term and long-term compensation. Instead, each year our Compensation Committee determines, at its discretion and business judgment, the appropriate level and mix of short-term and long-term incentive compensation for our Senior Executive Management to reward near-term excellent performance and to encourage commitment to our long-range strategic business goals. To determine the appropriate combination of elements, we consider market pay practices and practices of peer companies, individual performance, and the burn rate of our equity grants in comparison to the burn rate of our E&C and Diversified Peer Groups, as defined below in the section titled “Benchmarking Compensation.”

Third-Party Consultants

Under its charter, our Compensation Committee is authorized to retain and terminate any compensation consultant and has the sole authority to approve the consultant’s fees and other retention terms. While our Compensation Committee believes that using third-party consultants is an efficient way to keep current regarding competitive compensation practices, our Compensation Committee does not accord undue weight to the advice of outside professional advisors, but instead makes changes in our compensation program in light of whether the program’s intended objectives are being achieved. In 2010, our Compensation Committee used the services of two compensation consulting firms, Hewitt Associates, LLC (“Hewitt”) and Meridian Compensation Partners, LLC (“Meridian”). Our Compensation Committee engaged and managed its relationship with the Hewitt and Meridian executive compensation consultants directly. In addition, Hewitt and Meridian reported directly to the Compensation Committee with respect to all executive compensation matters.

From January 1, 2010, until September 30, 2010, the nature and scope of Hewitt’s assignment with the Compensation Committee included advising the Compensation Committee, as it needed, with respect to all executive compensation matters under the Compensation Committee’s purview. The material elements of the instructions or directions given to Hewitt with respect to the performance of its duties to the Compensation Committee included engaging Hewitt to provide the Compensation Committee with: (1) a review of management’s 2010 executive compensation recommendations for our Senior Executive Management; (2) a review of alternatives for the Committee to consider regarding the compensation of the CEO; (3) a summary and observations of realized compensation at our E&C Peer Group; (4) a review of the peer groups used to assess the competitiveness of the Company’s executive compensation programs for the 2009-2010 compensation cycle, as well as consideration to be used for the 2010-2011 compensation cycle; and (5) an update on notable legislative and regulatory activities.

Hewitt’s fees for executive compensation services to the Compensation Committee in 2010 were $205,663. Outside of providing executive compensation advice, Hewitt provided the following additional services to the Company and its affiliates: (1) acted as our third-party benefit plan administrator and (2) administered KBR’s service award program. Hewitt’s aggregate fees for these additional services, including third-party benefit plan administration and communications and service award work, for 2010 were $5,380,119. The management of our Hewitt relationship with respect to these additional services, including benefit plan administration, communications, and service award work, was the responsibility of our internal benefits department. Management made the decision to engage Hewitt for these additional services. The Compensation Committee reviewed these additional services but did not formally approve them.

On October 1, 2010, the individuals employed by Hewitt who were the primary consultants working for the Compensation Committee transitioned to an independent firm, Meridian, which did not provide any other services to us outside of executive compensation consulting to the Compensation Committee. After a review of the independence factors approved by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) for compensation consultants and considering Meridian’s independence based on such factors, the Compensation Committee approved the retention of Meridian.

From October 1, 2010, until December 31, 2010, the nature and scope of Meridian’s assignment with the Compensation Committee included advising the Compensation Committee, as it needed, with respect to all executive compensation matters under the Compensation Committee’s purview. The material elements of the instructions or directions given to Meridian with respect to the performance of its duties to the Compensation Committee included engaging Meridian to provide the Compensation Committee with: (1) a competitive market study of executive compensation for the Senior Executive Management; (2) a governance and regulatory issues update; (3) an overview of Internal Revenue Code Section 162(m) and umbrella bonus pool arrangements; (4) a review of the proposed 2011 compensation for our Senior Executive Management; (5) a review of the CEO’s total proposed 2011 compensation relative to the chief executive officers’ compensation at our E&C and Diversified Peer Groups; (6) a summary of E&C Peer Group practices with respect to bonus pool arrangements; and (7) an assessment of the risk profile of the proposed 2011 performance metrics for our short-term and long-term incentive plans. Meridian’s fees for the above executive compensation services to the Compensation Committee in 2010 were $31,526. Outside of providing executive compensation advice, Meridian provided no other services to us or our affiliates.

Benchmarking Compensation

The elements of compensation were benchmarked for our Senior Executive Management. In the design and administration of our 2010 executive compensation programs, our Compensation Committee considered competitive market data from two peer groups, our E&C Peer Group and our Diversified Peer Group. Our Compensation Committee also used its discretion and business judgment in determining overall compensation.

Our Compensation Committee used the same E&C Peer Group for part of 2010 as it did in 2009. The E&C Peer Group is comprised of ten companies with primary operations in the engineering, construction, and services industry, against which we believe KBR most competes for employees and business. The compensation data for our E&C Peer Group was obtained from publicly available sources, including proxy statements and Form 4 and 8-K disclosures, and were not adjusted. Following is the list of companies that comprised the E&C Peer Group from January through April 2010:

E&C Peer Group (January — April 2010)

Chicago Bridge & Iron Company NV	Foster Wheeler Ltd	The Shaw Group Inc.
DynCorp International, Inc.	Granite Construction, Inc.	URS Corp
EMCOR Group, Inc.	Jacobs Engineering Group Inc.
Fluor Corp.	McDermott International, Inc.

As a supplement to publicly-available data for the E&C Peer Group, and because there is not a current source of executive pay data specific to the engineering, construction, and services industry, a supplemental group of companies was selected to provide additional data for assessing the competitiveness of our compensation programs. The Diversified Peer Group consisted of 18 companies that were participants in Hewitt’s Total Compensation Measurement database, crossing multiple manufacturing and operations-focused industries of similar size and scope as KBR. The companies were generally selected based on company size, complexity and performance, and the nature of their principal business operations with specific emphasis on engineering, heavy manufacturing, and industrial services. Consideration was also given to companies based in Houston. In its competitive market review, Hewitt reviewed both raw data and performed regression analyses for benchmark matches made based on individual role and job content.

The Compensation Committee believes the Diversified Peer Group appropriately represents both the local Houston and the broader market for key management and technical talent. Following is the list of companies that comprised the Diversified Peer Group from January through April 2010:

Diversified Peer Group (January — April 2010)

BJ Services Company	Cummins Inc.	ITT Corporation
Baker Hughes Inc.	Dover Corporation	McDermott International, Inc.
Borg Warner Inc.	DynCorp International, Inc.	Service Corp International
Cameron International Corporation	FMC Technologies Inc.	The Shaw Group Inc.
Chicago Bridge & Iron Company NV	Foster Wheeler Ltd	Textron Inc.
Cooper Industries Ltd.	Goodrich Corporation	Waste Management Inc.

In May 2010, our Compensation Committee asked Hewitt to review the appropriateness of the E&C and Diversified Peer Groups used in the assessment of the competitiveness of our executive compensation programs. The review considered several factors relating to the companies in both our E&C and Diversified Peer Groups, including an analysis of certain financial metrics drawn from Hewitt’s Total Compensation Measurement™ Database (i.e., revenue, net assets, market capitalization, enterprise value, and number of employees), the business strategies of the peer group companies, the effects of corporate transactions, and the availability of market data. As a result of the review, Hewitt concluded that certain modifications to the peer groups were appropriate in order to better reflect the competitive market for executive and management talent. With respect to the E&C Peer Group, Hewitt recommended removing DynCorp International, Inc. and Granite Construction, Inc. and adding AECOM Technology Corporation and Quanta Services, Inc. With respect to the Diversified Peer

Group, Hewitt recommended removing DynCorp International, Inc. and BJ Services Company and adding CH2M Hill Companies, Ltd., Eaton Corporation, and SAIC, Inc. The Compensation Committee elected to adopt Hewitt’s recommended changes to the E&C and Diversified Peer Groups, because the Compensation Committee believes these peer groups provide the basis for reasonable assessments of the competitiveness of pay for our Senior Executive Management.

Following is the list of companies that comprised the 2010 E&C Peer Group from May through December 2010:

E&C Peer Group (May — December 2010)

AECOM Technology Corporation	Foster Wheeler Ltd	The Shaw Group Inc.
Chicago Bridge & Iron Company NV	Jacobs Engineering Group Inc.	URS Corp
EMCOR Group, Inc.	McDermott International, Inc.
Fluor Corp.	Quanta Services, Inc.

Following is the list of companies that comprised the 2010 Diversified Peer Group from May through December 2010:

Diversified Peer Group (May — December 2010)

Baker Hughes Inc.	Dover Corporation	SAIC, Inc.
Borg Warner Inc.	Eaton Corporation	Service Corp International
Cameron International Corporation	FMC Technologies Inc.	The Shaw Group Inc.
CH2M Hill Companies, Ltd.	Foster Wheeler Ltd	Textron Inc.
Chicago Bridge & Iron Company NV	Goodrich Corporation	Waste Management Inc.
Cooper Industries Ltd.	ITT Corporation
Cummins Inc.	McDermott International, Inc.

CEO Pay for Performance

We believe in providing a strong link between our CEO’s compensation and the Company’s performance. Over the last three years, the increase in our CEO’s total compensation has been consistent with the Company’s strong stock performance in comparison to our E&C Peer Group’s stock performance. Specifically, with respect to our E&C Peer Group, our one-year Total Shareholder Return (“TSR”) in 2010 ranked 3rd out of 11 companies (including KBR). Our three-year TSR for the period January 1, 2008 to December 31, 2010 ranked 4th out of our 11 E&C Peer Group companies (including KBR). We believe the consistency of this increase in our CEO’s total compensation compared with the Company’s TSR performance is in large part due to the emphasis our Compensation Committee places on linking our CEO’s compensation to the Company’s performance.

Specifically, a significant portion of our CEO’s compensation in 2010 was performance-based. The following pie chart shows the percentage of our CEO’s 2010 total compensation that is performance-based and the percentage that is not performance-based. The pie chart is not intended to replace the more detailed information provided in the Summary Compensation Table.

William P. Utt

Chairman of the Board, President & CEO

2010 Performance-Based and Non-Performance-

Based Compensation

¢ ¢

Performance-Based Compensation

Long-Term Incentives

Performance restricted stock units

Performance stock options

Performance cash awards

Short-Term Incentive

Annual cash bonus

SERP (portion related to annual cash bonus)

Non-Performance-Based Compensation

Salary

Nonqualified deferred compensation earnings

SERP (portion related to base salary)

Other compensation

Role of CEO in Compensation Decisions

During 2010, our CEO made recommendations to our Compensation Committee regarding the compensation and incentives for our Senior Executive Management. Our CEO also:

•	recommended performance measures, target goals and award schedules for short-term and long-term incentive awards, and reviewed performance goals for consistency with our projected business plan;

•	reviewed competitive market data for Senior Executive Management positions; and

•

developed specific recommendations regarding the amount and form of equity compensation to be awarded to our Senior Executive Management and the aggregate amount and form of equity compensation, by employee level, corporate function, and Business Group or Business Unit, as applicable, to be awarded below the Senior Executive Management level.

In addition to what our CEO did in his role, our Compensation Committee annually reviews and approves the compensation and incentive awards for our Senior Executive Management.

Executive Compensation Policies

Our executive compensation program procedures are guided by policies. Our policies set the parameters around those positions that require approval of compensation by our Compensation Committee and those where delegation to our CEO is authorized. The responsibilities outlined in our Compensation Committee’s charter are supported by an internal process that guides and details the actions to be taken by our Compensation Committee, our CEO, our Senior Executive Management, and staff. These processes coincide with our Compensation Committee’s annual calendar, which details the timing of compensation events and associated Compensation Committee actions.

Shareholder Advisory Votes

We have not received any shareholder advisory votes on executive compensation since the initial public offering of our common stock. The results of our first shareholder advisory vote, which is included in this document, will be reviewed and taken into account in reviewing our future compensation policies and decisions.

Elements of Compensation

Our executive compensation program has been designed to ensure that KBR is able to attract and retain the ideal individual for a position and that its compensation plans support KBR’s strategies, focus efforts, help achieve business success, and align with KBR’s stockholders’ interests.

Our 2010 executive compensation program consisted of the following core elements:

A.	base salary;

B.	short-term incentives (annual);

C.	long-term incentives;

D.	supplemental retirement;

E.	severance and change-in-control protection; and

F.	other generally available benefits.

A. Base Salary

To determine base salary for our Senior Executive Management, our Compensation Committee reviewed (1) market data for comparable positions within the E&C Peer Group, (2) individual performance, and (3) internal equity. Where no E&C Peer Group information was available, our Compensation Committee relied on market data for comparable positions within the Diversified Peer Group. In addition to considering market comparisons in making salary decisions, our Compensation Committee exercises discretion and judgment based on the following factors:

•	level of responsibility;

•	experience in current role and equitable compensation relationships among our executives;

•	performance and leadership; and

•	external factors involving competitive positioning, general economic conditions, and marketplace compensation trends.

No specific formula is applied to determine the weight of each factor, and the factors are considered by the Compensation Committee in its discretion. Salary reviews are conducted annually in which individual performance is evaluated; however, individual salaries are not necessarily adjusted each year. Our Compensation Committee generally established base salaries at competitive levels, using the median pay levels of comparable positions in both the E&C Peer Group and the Diversified Peer Group as reference points. Following our spin-off from its former parent, a transition of base salaries toward the market median was made based on several factors, including our (1) new status as an independent public company, (2) increased scope and responsibilities (i.e., the change in status from a division of a company to the corporate level), (3) evolving compensation philosophy, and (4) executives’ experience and performance.

During the last quarter of 2009, our CEO presented our Compensation Committee with 2010 salary recommendations for our Senior Executive Management. Our CEO explained to the Compensation Committee that he initially reviewed the median salaries of comparable positions in our E&C Peer Group and Diversified Peer Group, but took into account internal equity and performance in determining his recommendations. In addition, Hewitt presented its competitive compensation analysis of our Senior Executive Management compensation using E&C Peer Group proxy data and Diversified Peer Group data. After reviewing the information presented by our CEO and Hewitt, our Compensation Committee approved our CEO’s recommendations. In addition, our Compensation Committee elected to postpone the base salary increases for our Senior Executive Management from January 1, 2010, to March 1, 2010, in light of the weakened U.S. economy.

Ms. Carter and Messrs. Farley, Rose, and Zimmerman’s 2010 base salaries were on average approximately 7% below the median for our E&C Peer Group (or our Diversified Peer Group where no E&C Peer Group information was available). Our Compensation Committee approved keeping Ms. Carter’s base salary of $475,000, which was negotiated as part of her offer, effective as of her date of hire on October 21, 2009. Ms. Carter’s base salary reflected approximately the median chief financial officer base salary of our E&C Peer Group companies when her offer was negotiated. Messrs. Farley, Rose, and Zimmerman’s salaries were increased by 4.0%, 5.9%, and 4.0%, respectively, because of internal equity, E&C and Diversified Peer Group comparisons, and their positions within KBR. Specifically, Mr. Farley’s base salary was increased to equal the median base salary for general counsel positions in our Diversified Peer Group because of his strong leadership with respect to our high profile legal matters and based on internal equity. Mr. Rose’s base salary was increased by more than the 4.0% raise that Messrs. Farley and Zimmerman received, because of his strong performance and leadership over our largest Business Group and to bring his salary closer to the median base salaries for group presidents of both our E&C and Diversified Peer Groups. Mr. Zimmerman’s base salary was increased to be closer to the median base salaries for group presidents of both the E&C and Diversified Peer Groups and because of internal equity.

In addition, our Compensation Committee separately reviewed our CEO’s salary. Based on our Compensation Committee’s review of the data from Hewitt’s analysis of our E&C Peer Group and Diversified Peer Group and a written appraisal of our CEO’s performance in 2009 submitted by the independent Board of Directors, our Compensation Committee elected to increase our CEO’s 2010 base salary by approximately 7% to $900,000 because of the strong performance evaluation that he received from the Board of Directors in December 2009. Our CEO’s salary prior to his 2010 increase was approximately 14% below the median salary of chief executive officers in our E&C Peer Group. After the 2010 increase, our CEO’s salary was approximately 7% below the median salary of chief executive officers in our E&C Peer Group.

Our Compensation Committee, based on recommendations from our CEO and Meridian’s review of the competitiveness of base salaries, elected to increase base salaries for our Named Executive Officers (other than the CEO) on average approximately 4.7%, to be effective January 1, 2011. In December 2010, the Compensation Committee elected to increase the CEO’s salary by approximately 5.6% to $950,000, effective January 1, 2011, because of the strong performance evaluation that he received from the Board of Directors in December 2010.

In addition to the base salary for both 2010 and 2011, our Compensation Committee approved providing our CEO with $100,000 and our other Senior Executive Management with $30,000 in supplemental base salary, which is paid with regular payroll and which is treated as base salary, except for purposes of determining any benefits or payments under any medical, insurance, employee retirement, executive compensation or incentive, supplemental executive retirement, bonus, or severance and change in control plan, program, or agreement. These supplemental base salary payments were approved to provide our Senior Executive Management with additional compensation to make up for the fact that we do not provide perquisites and to be competitive with the companies of our E&C and Diversified Peer Groups that provide perquisites.

B. Short-Term Incentives (Annual)

Our Senior Executive Management was eligible to participate in the KBR Senior Executive Performance Pay Plan (the “Performance Pay Plan”) for the 2010 calendar year. The Performance Pay Plan was adopted in February 2007 as a performance program under the stockholder-approved KBR, Inc. 2006 Stock and Incentive

Plan, as amended (the “KBR Stock and Incentive Plan”). The Performance Pay Plan was established under the KBR Stock and Incentive Plan to enable KBR to design the annual incentive awards as performance-based awards under Section 162(m) of the Internal Revenue Code whenever appropriate and consistent with our compensation philosophy. Our Compensation Committee established the Performance Pay Plan to reward Senior Executive Management for improving financial results for stockholders of KBR and to provide a means to connect cash compensation directly to KBR’s performance.

The Performance Pay Plan metrics are reviewed annually by our Compensation Committee. In March 2010, our Compensation Committee, based on the recommendation of our CEO, decided to adopt the following performance metrics (and weightings) for the Corporate officers (which apply for Ms. Carter and Messrs. Farley and Utt):

•	40% KBR Earnings Per Share (“EPS”);

•	7.5% KBR Days Billed Accounts Receivable Outstanding (“DBAR”);

•	7.5% KBR Days Unbilled Accounts Receivable Outstanding (“DUAR”);

•	30% KBR Job Income Sold (“JIS”); and

•	15% KBR Net Overhead Expense (“NOE”).

Further, our Compensation Committee adopted the following performance metrics (and weightings) for the Business Group (“BG”) and Business Unit (“BU”) presidents (which apply for Messrs. Rose and Zimmerman, respectively):

•	20% KBR EPS;

•	7.5% BG/BU DBAR;

•	7.5% BG/BU DUAR;

•	25% BG/BU Income before Corporate allocation and incentive expenses and accruals;

•	25% BG/BU JIS; and

•	15% BG/BU NOE.

The Performance Pay Plan performance metrics are defined as follows:

EPS measures net income from continuing operations divided by the weighted average number of fully diluted Company shares outstanding. This metric helps to align our Senior Executive Management with the interests of our stockholders because increasing our EPS generally increases the value of our stock. Target is the 2010 Budget, Threshold is Target minus 25%, and Maximum is Target plus 25%.

DBAR and DUAR measure the amounts owed by customers. Lowering the number of days that our receivables are outstanding provides us with better cash flow for our future growth. Goals for Threshold, Target, and Maximum were set for KBR in total. The result will be based on the outstanding billed or unbilled receivables at the end of each fiscal quarter, quarterly revenue, and days in the quarter. The weighting for each quarterly measurement shall be 20% for each of the first, second, and third fiscal quarters and 40% for the fiscal quarter ended December 31, 2010.

BG/BU DBAR and BG/BU DUAR measure the amounts owed by BG or BU customers. Lowering the number of days in invoicing our clients provides us with better cash management for future investment in the Company and to meet our future cash obligations. Goals for Threshold, Target, and Maximum were set for each individual BG or BU. The result will be based on the outstanding billed or unbilled receivables at the end of each fiscal quarter, quarterly revenue, and days in the quarter. The weighting for each quarterly measurement shall be 20% for each of the first, second, and third fiscal quarters and 40% for the fiscal quarter ended December 31, 2010.

BG/BU Income before Corporate allocation and incentive expenses and accruals measures BG or BU job income less BG or BU overhead plus any gains or losses on sales, and excludes incentive-related expenses. Individual BG or BU income targets were established to ensure that each BG or BU contributes to the success of KBR by setting income targets that help KBR increase shareholder value. Target is the 2010 Budget less 2010 one-time or unusual transactions, Threshold is Target minus 25%, and Maximum is Target plus 25%.

JIS or BG/BU JIS measures the actual income from new project awards or growth, amendments, or scope adjustments to our existing projects as a whole, with respect to JIS, or for each BG or BU, with respect to BG/BU JIS. JIS for 2010 is focused on maintaining 10% growth in KBR’s businesses during 2010. Winning new contracts and maintaining existing ones is essential to KBR’s future growth. BG/BU JIS helps measure and reward sales performance and promotes growth within each BG or BU. Target is set at 110% of the 2010 Budget reported job income earned by the Company as a whole or by the BG or BU, as applicable, less 2010 one-time or unusual transactions. Threshold is Target minus 25%, and Maximum is Target plus 25%.

NOE measures corporate general and administrative overhead expense less any recoveries and without the expense and accruals related to short-term and long-term incentives. Lowering overhead through efficiencies and innovation is essential for our businesses. Not only does it increase profitability, but it allows us to be more competitive and successful in winning new contracts and maintaining existing ones. Target is the 2010 Budget, Threshold is Target plus 10%, and Maximum is Target minus 10%.

BG/BU NOE measures BG or BU sales, general and administrative overhead expense less any recoveries without accruals related to short-term and long-term incentives. This metric is intended to accomplish the same positives for us as NOE, but at a BG/BU level. Target is the 2010 Budget, Threshold is Target plus 10%, and Maximum is Target minus 10%.

The Performance Pay Plan mechanics are as follows:

The goals for the performance metrics for the Senior Executive Management in Corporate positions are based upon the performance measures of the Company on a consolidated basis. For our Named Executive Officers, this includes Ms. Carter and Messrs. Farley and Utt. The performance metrics (other than EPS) used for the Senior Executive Management who are responsible for a Business Group or Business Unit are based on that Business Group’s or Business Unit’s performance. For the Hydrocarbons Business Group, that Named Executive Officer is Mr. Rose. For the Services Business Unit, that Named Executive Officer is Mr. Zimmerman.

In March 2010, our Compensation Committee, based on the recommendation of our CEO, decided to maintain the Performance Pay Plan incentive reward schedule that was used for the 2009 plan year with the threshold equal to 50% and the target equal to 125%, which allows for more award potential for individual performance. The maximum payout level remained at 250%. The Compensation Committee has negative discretion for individual performance of up to 40% of the attained goals. The Compensation Committee expects to apply an average of 20% negative discretion to our Senior Executive Management’s Performance Pay Plan achievement to keep the average level of payout similar to what would be paid out if the Performance Pay Plan had a target payout level of 100% and a maximum payout level of 200%, which were the levels used in 2007. Several factors used in applying negative discretion include: KBR Safety, one-time or non-recurring events in the 2010 Budget or that affect 2010 performance, expected 2010 LOGCAP performance, and Senior Executive Management’s personal goals. The 40% negative discretion range allows for a greater range of measurement on individual performance, while still maintaining Section 162(m) of the Internal Revenue Code qualification. The level of achievement of the annual performance metrics determines the dollar amount of incentive compensation payable to participants.

When establishing target levels for the incentive reward schedule for 2010, the Compensation Committee considered, among other things, projected Company performance, strategic business objectives, and forecasted general business and industry conditions. Generally, award target levels reflect the benchmarking objectives set by our Compensation Committee and are generally intended to approximate the 50th percentile of our E&C Peer Group (using the Diversified Peer Group data for additional input) for good performance and between the 50th and 75th percentile for outstanding performance. At the time the target levels are established, the outcome is intended to be substantially uncertain but achievable, and to require better than expected performance from our executives. Our Compensation Committee may adopt different target levels for its annual incentive reward schedule from time to time, as it deems appropriate.

During 2010, the bonus award opportunities were based on a percentage of base salary1 assuming attainment of specified threshold, target, and maximum performance levels, which were, respectively: (i) for all of our Named Executive Officers (other than Messrs. Utt and Farley), 35%, 87.5%, and 175%, (ii) for Mr. Utt, 50%, 125%, and 250%, and (iii) for Mr. Farley, 32.5%, 81.25%, and 162.5%. Assuming an average of 20% negative discretion, which the Compensation Committee expected to apply in March 2010, the bonus award opportunities as a percentage of base salary were: (i) for all of our Named Executive Officers (other than Messrs. Utt and Farley), 28%, 70%, and 140%, (ii) for Mr. Utt, 40%, 100%, and 200%, and (iii) for Mr. Farley, 26%, 65%, and 130%. The target award percentages among our Named Executive Officers (other than Mr. Utt) were set (assuming an average of 20% negative discretion) to be consistent with the median of similar positions among our E&C Peer Group and Diversified Peer Group. The median target bonus of our Diversified Peer Group was 80% for Ms. Carter and 71% for Messrs. Rose and Zimmerman; however, for internal equity purposes, our Compensation Committee elected to keep the target award percentage for Ms. Carter and Messrs. Rose and Zimmerman at 70% (assuming an average of 20% negative discretion). With respect to Mr. Farley, our Compensation Committee elected to keep his target award at 65%, which was similar to the median target bonus of general counsels in our Diversified Peer Group. With respect to Mr. Utt, our Compensation Committee elected to maintain his target bonus at 100% (assuming an average of 20% negative discretion) because it was closer to the median target bonus of chief executive officers in our E&C Peer Group.

In March 2011, our Compensation Committee certified the results under the Performance Pay Plan for the 2010 plan year. Our Compensation Committee elected to make negative adjustments to reduce the compensation due under the Performance Pay Plan for all of our Senior Executive Management based on individual performance and to comply with Section 162(m) of the Internal Revenue Code. With respect to our Named Executive Officers, the payouts under the Performance Pay Plan were reduced by approximately 24% for Mr. Utt and 28% for Ms. Carter and Messrs. Farley, Rose, and Zimmerman. The following table is a summary of the short-term incentives for the fiscal year 2010, including the target and maximum incentive compensation amounts, performance metric goals and the level attained, and amounts actually paid for each of our Named Executive Officers.

[1]

Base salary for purposes of the Performance Pay Plan does not include certain supplemental base salary payments for our Senior Executive Management. With respect to our CEO, $100,000 was excluded, and for all other Senior Executive Management, $30,000 was excluded for 2010.

2010 Short-Term Incentives Table

Named Executive Officer	2010 Short-Term Incentives (Annual Cash Incentive Compensation)			Performance Metric Goals		Goal Attainment Level (Dollar Amounts in Millions, Except for EPS, which is in Dollars)
	Target ($)	Maximum ($)	Actual ($)	Goal	Weighting (%)	Target	Maximum	Actual
William P. Utt	1,112,500	2,225,000	1,125,000	KBR EPS	40	$1.73	$2.16	$2.07
				Days Billed	7.5	40.0	30.0	54.5
				Days Unbilled	7.5	20.5	15.4	17.2
				KBR Job Income Sold	30	$987.0	$1,233.8	$839.4
				KBR Net Corp. Overhead	15	$211.2	$190.1	$187.6
Susan K. Carter	415,625	831,250	372,417	KBR EPS	40	$1.73	$2.16	$2.07
				Days Billed	7.5	40.0	30.0	54.5
				Days Unbilled	7.5	20.5	15.4	17.2
				KBR Job Income Sold	30	$987.0	$1,233.8	$839.4
				KBR Net Corp. Overhead	15	$211.2	$190.1	$187.6
John L. Rose	390,104	780,208	312,083	KBR EPS	20	$1.73	$2.16	$2.07
				BG Days Billed	7.5	48.0	36.0	61.0
				BG Days Unbilled	7.5	11.0	8.3	6.5
				BG Income	25	$336.5	$420.6	$322.8
				BG Job Income Sold	25	$467.6	$584.5	$397.3
				BG Net Overhead	15	$88.6	$79.7	$88.1
Andrew D. Farley	344,229	688,458	324,960	KBR EPS	40	$1.73	$2.16	$2.07
				Days Billed	7.5	40.0	30.0	54.5
				Days Unbilled	7.5	20.5	15.4	17.2
				KBR Job Income Sold	30	$987.0	$1,233.8	$839.4
				KBR Net Corp. Overhead	15	$211.2	$190.1	$187.6
David Zimmerman	361,666	723,333	271,992	KBR EPS	20	$1.73	$2.16	$2.07
				BU Days Billed	7.5	41.0	30.8	50.7
				BU Days Unbilled	7.5	14.0	10.5	12.5
				BU Income	25	$103.7	$129.6	$112.8
				BU Job Income Sold	25	$180.1	$225.1	$103.0
				BU Net Overhead	15	$60.0	$54.0	$58.3

In March 2011, our Compensation Committee adopted revised performance metrics and target reward percentages under the Performance Pay Plan for the 2011 calendar year. For KBR Corporate, our Compensation Committee adopted the following revised performance metrics (and weightings): (1) KBR EPS (50%), (2) KBR DBAR (2.5%), (3) KBR DUAR (2.5%), (4) KBR JIS (35%), (5) KBR NOE (5%), and (6) Forecast Accuracy (5%). For the Business Groups, our Compensation Committee adopted the following revised performance metrics (and weightings): (1) KBR EPS (25%), (2) BG/BU DBAR (2.5%), (3) BG/BU DUAR (2.5%), (4) BG/BU Income (30%), (5) BG/BU JIS (30%), (6) BG/BU NOE (5%), and (7) Forecast Accuracy (5%). In addition, target reward was reduced from 125% to 100%, and the maximum reward was reduced from 250% to 200%.

In addition to the performance metrics above, our Compensation Committee approved an Umbrella Program as a gateway performance metric under the Performance Pay Plan. The Umbrella Program is based on one performance metric, 3% of pre-tax net income. The Compensation Committee set 3% of pre-tax net income as the maximum bonus payout but does not intend this to be the actual bonus payout. Subject to the exercise of negative discretion by the Compensation Committee, participating Named Executive Officers will be awarded a percentage of the bonus pool each year. The awarded percentages will be set at the beginning of each year. For 2011, Mr. Utt is eligible to receive up to 26% of the bonus pool, Ms. Carter is eligible to receive up to 11% of the bonus pool, Mr. Rose is eligible to receive up to 10% of the bonus pool, and Messrs. Farley and Zimmerman are each eligible to receive up to 8% of the bonus pool.

Earned awards under the Performance Pay Plan may not exceed, and will be paid only to the extent of, the lesser of (i) a Named Executive Officer’s earned amount under the Umbrella Program (subject to any negative discretion exercised thereunder) and (ii) the amount otherwise payable under the performance metrics above after the exercise of any discretion with respect to those performance metrics. There will not be a duplication of benefits under the Performance Pay Plan performance metrics and the Umbrella Program.

At the end of the year, the Compensation Committee may, in its sole discretion, reduce the payment amount due (if any) to a Named Executive Officer under the Performance Pay Plan and the Umbrella Program by up to 100%. No positive discretion is allowed under the Umbrella Program, which is in compliance with Section 162(m) of the Internal Revenue Code. However, the Committee may, in its discretion, exercise positive discretion with respect to a Named Executive Officer’s award under the Performance Pay Plan based on the performance metrics above. However, any such positive discretion under the Performance Pay Plan may not result in an amount payable that exceeds the Named Executive Officer’s bonus amount determined under the Umbrella Program.

The Umbrella Program will not increase any benefits that may be payable under the severance and change in control agreements described under the section titled “Severance and Change-in-Control Protection.”

C. Long-Term Performance Incentives

KBR has two long-term incentive plans, the KBR Stock and Incentive Plan and the Transitional Stock Adjustment Plan. Under the KBR Stock and Incentive Plan, our Compensation Committee made the following grants to our Named Executive Officers in 2010: (1) KBR Performance Cash Awards, (2) KBR Performance Restricted Stock Units, and (3) KBR Performance Stock Options. A description of the KBR Stock and Incentive Plan, the methodology used by our Compensation Committee to determine the mix of awards to grant, and the KBR Performance Cash Awards, KBR Performance Restricted Stock Units, and KBR Performance Stock Options granted under the KBR Stock Incentive Plan are provided below.

The Transitional Stock Adjustment Plan was established solely to maintain the stock options and restricted stock granted to KBR employees under our former parent’s stock and incentive plan that were still outstanding at the time of our separation from our former parent in April 2007 and subsequently converted to KBR stock options and restricted stock. No further grants may be made under the Transitional Stock Adjustment Plan.

KBR Stock and Incentive Plan

We use long-term performance incentives to achieve the following objectives:

•	reward consistent achievement of value creation and operating performance goals;

•	align management’s interests with stockholders’ interests; and

•	encourage long-term perspectives and commitment.

Long-term incentives represent the largest component of total executive compensation opportunity for our executives. We believe this is appropriate given our belief that executive pay should be closely tied to stockholders’ interests.

The KBR Stock and Incentive Plan provides for a variety of cash and stock-based awards, including nonqualified and incentive stock options, restricted stock/units, performance shares/units, stock appreciation rights, and stock value equivalents, also known as phantom stock. The KBR Stock and Incentive Plan allows the Compensation Committee the discretion to select from among these types of awards to establish individual long-term incentive awards. Our Compensation Committee met in December 2009 to review the amount of shares available under the KBR Stock and Incentive Plan for future stock-based awards and to review the CEO’s recommendations on the value of the long-term incentive awards to our Senior Executive Management. In addition, the Committee met in March 2010 to review and approve the amount and appropriate mix of long-term incentive awards to be granted to our Senior Executive Management.

For purposes of establishing the amount of the long-term incentive awards, our Compensation Committee engaged Hewitt to provide our Compensation Committee with a review of our Senior Executive Management’s long-term incentive compensation. In March 2009, due to the weakening U.S. economy, the Compensation Committee elected to reduce all Named Executive Officers’ long-term incentive awards by approximately 33%, which was a much larger reduction than the average 12% reduction among our Diversified Peer Group. This resulted in the average value of the long-term incentive awards for our Named Executive Officers to be well below the 50th percentile of our Diversified Peer Group. In March 2010, the Compensation Committee elected to return the long-term incentive award levels of our Senior Executive Management close to the 50th percentile of our E&C Peer Group (and Diversified Peer Group). This resulted in long-term incentive target values of $5,000,000 for Mr. Utt, $700,000 for Ms. Carter, $750,000 for Mr. Rose, $625,000 for Mr. Zimmerman, and $600,000 for Mr. Farley. Long-term incentive awards were delivered through a combination of cash-based performance awards and equity-based performance restricted stock units and stock options.

In a change from 2009, vesting of 100% of performance restricted stock units and performance stock options were made contingent on us having positive net income. In 2009, only 50% (100% for the CEO) of performance restricted stock units and performance stock options were subject to the net income requirement. The Compensation Committee made this change because of its belief that vesting equity grants should be based on more than just service with us.

Granting a mix of incentives allows us to provide a diversified yet balanced long-term incentive program that effectively addresses volatility in our industry and in the stock market and maintains an incentive to meet performance goals. Our Compensation Committee granted our Senior Executive Management a mixture of 60% performance cash awards (based on target value), 25% performance stock options, and 15% performance restricted stock units under the KBR Stock and Incentive Plan. The Committee concluded that this mix of performance cash awards, performance stock options, and performance restricted stock units was consistent with the Company’s pay for performance objectives. Specifically, the performance stock options and performance restricted stock units (i) are directly tied to our stock price performance and, therefore, directly to stockholder value and (ii) provide a significant incentive for our Senior Executive Management to remain with the Company. The performance cash awards focus executives to improve long-term returns and reward consistent achievement. Our Compensation Committee awarded a higher percentage of performance cash awards than performance stock options and performance restricted stock units because our Compensation Committee believes that emphasizing total shareholder return and return on capital performance is more likely to increase shareholder value. Our Compensation Committee decided in favor of granting stock options in addition to restricted stock units under the KBR Stock and Incentive Plan as a replacement for a portion of the restricted stock units that our Compensation Committee elected not to grant due to limits under the KBR Stock and Incentive Plan.

In March 2011, our Compensation Committee approved granting a long-term incentive award mixture of 60% performance cash awards, 25% performance stock options, and 15% performance restricted stock units under the KBR Stock and Incentive Plan.

KBR Performance Cash Awards

The KBR Performance Cash Awards are long-term incentive awards designed to provide selected executives with specified incentive opportunities contingent on the level of achievement of pre-established Corporate performance objectives. When establishing target levels of Corporate performance, our Compensation Committee considered, among other things, projected Company performance, strategic business objectives, and forecasted general business and industry conditions. At the time the target levels were established, the outcome was intended to be substantially uncertain, but achievable, and to require better than expected performance from our executives. The performance cash awards may only be paid in cash.

The KBR Performance Cash Awards were granted on March 10, 2010. Each KBR Performance Award has a target value of $1.00. Performance is based 75% on the average TSR, as compared to our peer group (Chicago Bridge & Iron Company NV, Chiyoda Corp., DynCorp International, Inc., Fluor Corp., Foster Wheeler Ltd, Jacobs Engineering Group Inc., JGC Corp., Saipem, The Shaw Group Inc., Technip, and URS Corp.), and 25% on KBR’s Return on Capital (“ROC”). The performance award cycle for both TSR and ROC runs from January 1, 2010, to December 31, 2012. The TSR performance metric directly ties the payouts of our performance cash awards to KBR’s average TSR performance relative to its peers, which promotes the interests of our shareholders. The ROC performance metric promotes our employees’ efficiency in using the Company’s capital. The Compensation Committee determined the number of KBR Performance Cash Awards for each Named Executive Officer by multiplying the total long-term incentive target value by 60% and dividing the product by $1.00 (the target value of each KBR Performance Award). Our Compensation Committee decided to use $1.00 as the target value for each KBR Performance Award for the purpose of administering and communicating the award to participants. In addition, the use of $1.00 as a target value for each KBR Performance Award is a means of expressing the value of each award since the number of KBR Performance Cash Awards were granted based on the total target value of long-term incentive awards. The actual value of a KBR Performance Award may increase to a maximum of 200% of $1.00, or $2.00, or decrease to below threshold to 0% of $1.00, or $0.00. The value of KBR Performance Cash Awards for performance between threshold and target or target and maximum will be calculated using linear interpolation. A 3-year performance award cycle was adopted because of the ability to provide for retention.

Our Compensation Committee elected to move from a 50% TSR weighting in 2009 to a 75% TSR weighting in 2010 because the Compensation Committee wanted to place more emphasis on a relative measure that most directly promotes the interests of our shareholders. In addition, the Compensation Committee, based on recommendations from Hewitt, elected to measure TSR based on a sustained approach rather than the cumulative approach that was adopted for measuring TSR under KBR’s performance cash awards granted in 2009 and prior. The Compensation Committee believed that the cumulative (point to point) approach to measure TSR did not discern sustained performance over the three-year performance period. To measure sustained performance, the Compensation Committee adopted Hewitt’s proposal to measure each peer group company’s TSR every quarter during the three-year performance period, indexed back to the start of the three-year performance period, in this case, January 1, 2010, and rank KBR’s average quarterly indexed TSR relative to the average quarterly indexed TSR of KBR’s peers. The average TSR for a company for the three-year performance period is the sum of the TSRs of the company measured at the end of each calendar quarter during the three-year performance period, divided by 12. The Compensation Committee believes that the sustained approach is better because it does not overemphasize a single ending point, but rather considers how investors may fare at different points over the entire three-year performance period.

The peer group used for our TSR percentage is slightly different than our E&C Peer Group used for benchmarking compensation of our Senior Executive Management, as described above under the section titled “Benchmarking Compensation.” In our E&C Peer Group, EMCOR Group, Inc., Granite Construction, Inc., and McDermott International, Inc. replaced the foreign companies used for our TSR percentage, Chiyoda Corp., JGC Corp., Saipem, and Technip, due to difficulties in determining compensation data for foreign companies and to provide our Compensation Committee with sufficient data to make meaningful compensation comparisons to the marketplace. The TSR percentage is calculated by subtracting KBR’s TSR ranking as compared to the peer group from the total number of companies in the peer group, including KBR, dividing the difference by the number of companies in the peer group excluding KBR, and multiplying the quotient by 100%. Assuming a peer group of 12 companies (including KBR), the TSR rankings and corresponding percentages are shown in the table below.

LTI TSR Calculation Method
Performance Level	KBR Ranking	Percentile	Payout
	1	100.00%	200.0%
	2	90.90%	200.0%
Maximum	3	81.80%	200.0%
	4	72.70%	190.8%
	5	63.60%	154.4%
Target	6	54.50%	118.0%
	7	45.50%	91.0%
	8	36.40%	72.8%
Threshold	9	27.30%	54.6%
	10	18.20%	0.0%
	11	9.10%	0.0%
	12	0.00%	0.0%

In order to determine the ROC percentages, our Compensation Committee reviewed our 2010 forecast for ROC, which was 11.4%. Our Compensation Committee elected to increase the Target ROC to 12.8%, which was approximately 12% above KBR’s forecast of 11.4% for 2010. The Compensation Committee set the ROC Target higher than budget to provide incentive to KBR to perform better than budget. In addition, the Compensation Committee set the Threshold and Challenge measures at 50% below and 50% above Target, respectively.

ROC percentages are calculated using the weighted average of the Company’s net income from continuing operations attributable to common stockholders plus (interest expense × (1-effective tax rate)), divided by average monthly capital from continuing operations, with monthly capital from continuing operations equal to average monthly total assets less (average monthly non-interest bearing liabilities plus average monthly non-controlling interest), as reported in the Company’s audited reported financials for the (i) year ended 2010, (ii) year ended 2011, and (iii) year ended 2012, with each year weighted 33 1/3%. For the purpose of these awards, ROC is calculated in the same manner as for the financial reports prepared for use by our senior executives for business purposes and as reported to our Board of Directors.

After the end of each performance award cycle, our Compensation Committee will determine the extent to which the performance goals have been achieved, and the amount of the performance award will be computed for each selected executive in accordance with the table below. For results between Threshold and Target and Target and Maximum, the Performance Percentage earned is determined by linear interpolation between the two applicable standards based on the results achieved for the respective performance measures. The following table shows the manner in which the earned value of the performance cash awards is determined.

Determination of the “Earned” Value of Performance Cash Awards

Performance Percentage	Weighting	<Threshold 0%	Threshold 50%	Target 100%	Maximum 200%
Company’s Average TSR Rank with Peer Group Members’ Average TSR	75%	<25th	25th	50th	75th
ROC	25%	<6.4%	6.4%	12.8%	19.2%

For TSR, achievement of the 25th percentile results in a 50% target payout, the 50th percentile in a 100% target payout, and the 75th percentile in a 200% target payout. For ROC, achievement of 6.4% results in a 50% target payout, 12.8% in a 100% target payout, and 19.2% in a 200% target payout.

In February 2011 (for our Named Executive Officers other than our CEO) and March 2011 (for our CEO), our Compensation Committee certified the results for the KBR Performance Cash Awards that were granted in March 2008. The following table is a summary of the 2008 KBR Performance Cash Awards for the January 1, 2008, to December 31, 2010, performance period and amounts actually paid for each of our Named Executive Officers. Ms. Carter did not participate because she was not an employee of the Company when the 2008 KBR Performance Cash Awards were granted.

Payout Table for 2008-2010 Performance Cash Award Period

Named Executive Officer	2008 Long-Term Incentive Payout			Return on Capital (50% Weighting)			Total Shareholder Return (50% Weighting)
	Target ($)	Max ($)	Actual ($)	Target (%)	Max (%)	Actual (%)	Target (rank)	Max (rank)	Actual (rank)
William P. Utt	2,400,000	4,800,000	4,080,000	10.1	11.4	13.6	50th	75th	60th
John L. Rose	420,000	840,000	714,000	10.1	11.4	13.6	50th	75th	60th
Andrew D. Farley	360,000	720,000	612,000	10.1	11.4	13.6	50th	75th	60th
David Zimmerman	300,000	600,000	510,000	10.1	11.4	13.6	50th	75th	60th

As can be seen by the results of the KBR Performance Awards granted in 2008, the KBR Performance Awards accomplished the goals that they were designed to promote, the interests of our shareholders and our employees’ efficiency in using the Company’s capital. Our share price against our KBR Performance Award peers was in the top 40%. In addition, our ROC, which was 4.2% and ranked last among our KBR Performance Award peers through year-end 2006, was ranked in the top quartile of our KBR Performance Award peers in 2010.

In March 2011, our Compensation Committee elected to remove the ROC component from the KBR Performance Awards granted in 2011. The Committee’s rationale for making this change was to place more emphasis on a metric that is aligned more closely with our shareholders’ interests and to place more emphasis on a relative performance metric rather than an absolute one.

KBR Performance Restricted Stock Units

Our Compensation Committee granted our Senior Executive Management performance restricted stock units that are subject to a five-year graded vesting schedule, based on service with the Company. In addition to service vesting, the vesting of 100% of our Senior Executive Management’s performance restricted stock units is subject to the Company having net income greater than or equal to $0, under certain conditions described below, for the calendar year preceding the annual vesting date. This puts a major component of our Senior Executive Management’s total annual compensation directly at risk and subject to the performance of the Company. The determination of net income with respect to these performance restricted stock unit awards will not be reduced by the after-tax earnings impact of: (i) any item that originated, or relates to the period, prior to the executive’s first date of appointment in their current position with the Company, (ii) the negative effect of required changes in accounting principles, or (iii) the negative effect of changes in the tax law. The Compensation Committee determined the number of performance restricted stock units for each Named Executive Officer by multiplying the total long-term incentive target value by 15% and dividing the product by the fair market value of our common stock on the date of grant. The Committee established the amount of the total long-term incentive value as described above in the section titled “KBR Stock and Incentive Plan.” The Compensation Committee selected a five-year vesting schedule to facilitate retention and provide incentives to enhance long-term value. The five-year schedule exceeds the minimum vesting period mandated in the KBR Stock and Incentive Plan for grants of restricted stock units. Specifically, other than a small, limited number of shares, the KBR Stock and Incentive Plan prohibits the granting of restricted stock units with less than a three-year graded vesting schedule.

KBR Performance Stock Options

Our Compensation Committee granted our Senior Executive Management nonqualified performance stock options that are subject to a three-year graded vesting schedule, based on service with the Company. In addition, the vesting of 100% of our Senior Executive Management’s nonqualified performance stock options is subject to similar net income requirements as the KBR performance restricted stock units described above. The exercise price of our nonqualified performance stock options is equal to the fair market value of our common stock on the grant date. The Compensation Committee determined the number of nonqualified performance stock options for each Named Executive Officer by multiplying the total long-term incentive target value by 25% and dividing the product by the Black Scholes’ value of the nonqualified stock option on the date of grant. The Committee established the amount of the total long-term incentive value as described above in the section titled “KBR Stock and Incentive Plan.”

Total Equity Awards Outstanding for All Employees and Directors

As of December 31, 2010, under the Transitional Stock Adjustment Plan, 54,613 shares of restricted stock had not yet lapsed and 603,380 stock options were outstanding. In addition, under the KBR Stock and Incentive Plan, 75,120 shares of restricted stock and 1,007,710 of restricted stock units had not yet lapsed and 2,345,266 of stock options were outstanding.

D. Supplemental Retirement

We maintain the following nonqualified deferred compensation plans: (1) KBR Supplemental Executive Retirement Plan, (2) KBR Elective Deferral Plan, (3) KBR Benefit Restoration Plan, and (4) KBR Dresser Deferred Compensation Plan. Our Compensation Committee approved these plans in April 2007 in order to provide a continuation of benefits to our employees who were entitled to such benefits under our prior parent’s nonqualified plans. Our Compensation Committee continues to maintain these plans because they are offered by many of our E&C Peer Group companies.

KBR Supplemental Executive Retirement Plan (Partially Performance-Based)

The KBR Supplemental Executive Retirement Plan (the “SERP”) was established to provide competitive retirement benefits (based on a review of our E&C Peer Group and Diversified Peer Group data) to selected executives of KBR. Determinations as to who would receive an allocation for a particular plan year and the amount of the allocation are made in our Compensation Committee’s sole discretion. In December 2009, the Compensation Committee met to review the SERP participation requirements and allocation percentage for 2010. Because the Compensation Committee had reviewed the appropriateness of the SERP recently (in May 2009), it decided that it would continue with the same participation requirements and allocation amount for the 2010 plan year as it did in 2009 and it would continue to monitor the appropriateness of the SERP. Our Compensation Committee approved an allocation equal to 26% of the sum of the (i) base salary and (ii) annual cash bonus for our CEO and each member of our Senior Executive Management over the age of 50. The portion of the allocation related to the annual cash bonus is entirely performance-based and at risk of forfeiture. Each executive who receives an allocation must be employed for at least five years (three years for executives who were over age 60) following the allocation in order to begin vesting. Once the employment requirement is met, an executive’s SERP account vests on a graded scale in which 50% of the account is vested if the executive has attained age 55 prior to termination of employment and 10% more of the account is vested each additional year until 100% of the account is vested upon the executive’s attainment of age 60 prior to termination of employment. If the executive has not attained age 55 prior to termination of employment, 100% of his or her SERP account is forfeited. The vesting provision was put in place to encourage participant retention.

The 26% allocation rate reflects a goal of achieving a reasonable replacement of income (based on Company contributions to both the SERP and our qualified 401(k) plan), assuming a scenario in which the executive began work at KBR at age 25, began participating in the SERP at age 50, and retired from KBR at age 65. To simplify the administration of the SERP and to shift the risk of not achieving a reasonable replacement income away from KBR, our Compensation Committee elected to use an approximate, average allocation rate to achieve this result — that is, to use a defined contribution SERP rather than a defined benefit SERP. Consequently, the actual replacement income for each participant will depend on his or her length of vested time in the SERP, actual salary increases, and investment returns. Benefits under the SERP are payable upon a termination of employment.

Of the Named Executive Officers, only Ms. Carter and Messrs. Utt, Rose, and Zimmerman received a contribution for 2010 under the terms of the SERP, as listed in the Nonqualified Deferred Compensation table. Ms. Carter was credited with earnings in 2010 on the amount already allocated to her account from 2009. Messrs. Utt, Rose, and Zimmerman were credited with earnings in 2010 on amounts already allocated to their accounts from 2007, 2008, and 2009. Earnings and losses in the SERP track the default investment option under the Company’s 401(k) plan. Any earnings applied in 2010 to amounts in SERP accounts that were above 120% of the applicable Federal long-term rate are recorded in the Summary Compensation Table. Except for Mr. Rose, none of the Named Executive Officers is vested in his or her account balance. Mr. Rose is 100% vested in the SERP. Mr. Farley did not participate in the SERP in 2010 because he was not at least 50 years old.

KBR Elective Deferral Plan

Our Named Executive Officers may participate in the KBR Elective Deferral Plan, a nonqualified deferred compensation plan, to meet their retirement and other future income needs. Participation is completely voluntary. Pre-tax deferrals of up to 75% of base salary and/or incentive compensation are allowed each calendar year. Interest is credited based upon the participant’s election from among nine benchmark investment options. Any interest credited above 120% of the applicable Federal long-term rate is recorded in the Summary Compensation Table. The only Named Executive Officers who had an account balance under the KBR Elective Deferral Plan during 2010 were Messrs. Utt, Farley, and Zimmerman. Benefits under this plan are payable upon a termination of employment (or a specified future date).

KBR Benefit Restoration Plan

Our Named Executive Officers may participate in the KBR Benefit Restoration Plan, a nonqualified plan that provides a vehicle to restore qualified plan benefits that are reduced as a result of limitations imposed under the Internal Revenue Code or due to participation in other Company sponsored plans. The KBR Benefit Restoration Plan is a nonqualified deferred compensation plan that earns interest at the rate of 10% per annum, which is 5.76% above 120% of the applicable Federal long-term rate. Accordingly, the interest credited above 120% of the applicable Federal long-term rate is recorded in the Summary Compensation Table. In 2010, our Named Executive Officers received awards under the plan in the amounts shown in the footnotes to the Summary Compensation Table. Benefits under this plan are payable upon a termination of employment.

KBR Dresser Deferred Compensation Plan

One of our Named Executive Officers, Mr. Rose, participates in the KBR Dresser Deferred Compensation Plan, an unfunded, frozen deferred compensation plan, which was established to continue to provide benefits under the Dresser Industries, Inc. Deferred Compensation Plan sponsored by our prior parent. Prior to the plan being frozen on January 1, 2000, a participant could elect to defer compensation into the plan. A participant’s deferrals were then converted to units equivalent to company stock based on a discounted price of company stock. The discount could be no more than 25% of company stock fair market value. While additional deferrals are no longer permitted, a participant’s benefit may continue to grow in three ways: through dividend equivalents on unit accounts, interest paid on cash accounts, and through unrealized gains. Interest is payable annually on the participant’s cash account, if any, at the annual savings account rate of a major bank designated by the plan administrator. A participant’s cash account is payable in cash, and the unit account is payable in KBR stock. Benefits under the plan are payable on the January 15th following the participant’s termination of employment.

Defined Benefit Retirement Plan

Our Named Executive Officers do not participate in any KBR sponsored defined benefit pension plans.

E. Severance and Change-in-Control Protection

In 2008, our Compensation Committee desired for our Named Executive Officers and certain other senior executive officers of the Company to enter into severance and change-in-control agreements (the “Agreement”) with the Company for several reasons. Providing termination benefits under a severance and change-in-control agreement allows the Company to be competitive with the practices of its E&C Peer Group as well as the general market. Also, the specific terms for receiving termination benefits under the Agreement provide a means to motivate and retain key employees of the Company. Noncompetition and clawback provisions provide protection for the Company by ensuring that the Company’s trade secrets and confidential information are safeguarded and that the Company retains rights to recover any termination benefits paid in the event of material evidence of an executive’s malfeasance. In addition, the Compensation Committee elected for the Agreement to require a double-trigger change-in-control termination (i.e., the occurrence of both a change-in-control and a termination of employment within two years following the change-in-control event) in order for an executive to receive change-in-control benefits. This double-trigger replaced the single-trigger that our Named Executive Officers had in their restricted stock/units and stock options agreements with respect to a change-in-control. In addition, an excise tax gross-up provision was added consistent with market practice at the time. Our Compensation Committee understands that in light of the financial crisis over the last two years, excise tax gross-ups may no longer be an appropriate component of executive compensation packages. Consequently, in March 2009 our Compensation Committee publicly committed to rejecting any proposals that request new excise tax gross-ups. Our Compensation Committee reconfirms that commitment, which is evidenced by each new Agreement we have entered into since March 2009, none of which have provided an excise tax gross-up.

Each of our Named Executive Officers (other than Ms. Carter) entered into the Agreement in 2008, and they continue to have the same Agreement that they had in 2008. In October 2009, the Compensation Committee offered the Agreement to Ms. Carter because each of our other Senior Executive Management had an Agreement. The Agreement with Ms. Carter is similar to the Agreements with the other Named Executive Officers (other than Mr. Utt), except that it does not include an excise tax gross-up consistent with the Compensation Committee’s commitment to reject any proposals that request new excise tax gross-ups. Specifically, the Agreement will terminate automatically on the earlier of (i) the executive’s termination of employment with the Company or (ii) in the event of a change-in-control during the term of the Agreement, two years following the change-in-control. The Agreement provides for (i) severance termination benefits (prior to a change-in-control), (ii) double-trigger change-in-control termination benefits (on or after a change-in-control), and (iii) death, disability, and retirement benefits. As a condition of receipt of these benefits (other than the death and disability benefits), the executives must first execute a release and full settlement agreement. The Agreement contains customary confidentiality, noncompetition, and nonsolicitation covenants, as well as a mandatory arbitration provision. In addition, the Agreement contains a clawback provision that allows the Company to recover any benefits paid under the Agreement if the Company determines within two years after the executive’s termination of employment that his employment could have been terminated for cause. The Agreement provides that all unvested stock options, stock appreciation rights, restricted stock, restricted stock units, and performance cash awards granted to the executive by the Company will be forfeited upon severance. Such awards, however, will fully vest upon a double-trigger change-in-control termination. Mr. Utt’s Agreement continues to have an exception for his restricted stock and restricted stock units granted on or before April 9, 2007, such that upon severance, such awards will not be forfeited. This exception for Mr. Utt was made as a compromise for him to give up his rights of full vesting under his former employment agreement.

F. Other Generally Available Benefits

Generally, our Named Executive Officers participate in the same retirement and health and welfare programs as our other employees. In 2010, our Named Executive Officers participated in the Kellogg Brown & Root, Inc. Retirement and Savings Plan. Pursuant to this plan, we made employer matching contributions equal to 5.5% of eligible compensation. Their health care and insurance coverage is the same as that provided to active employees.

Our Compensation Committee does not offer perquisites to our Senior Executive Management, unless generally available to other Company employees. An example of a benefit that is generally available to other Company employees would be the tax equalization payment Ms. Carter received in connection with her business-related relocation, which is consistent with our standard KBR Relocation Policy for the Americas Region, U.S., and Canada Operations that is offered to all employees who receive a relocation package. Our executives do not have company cars or car allowances. To allow for maximum efficiency and productive use of time, one Company-leased car and a driver is provided in Houston and one Company-leased car and a driver is provided in Arlington for use by our Named Executive Officers and others for business purposes, except that our Named Executive Officers may use a Company-leased car and a driver for limited personal use only if the car is not being used by another Named Executive Officer for business purposes at that time. In addition, we reimbursed our Named Executive Officers for spousal travel in connection with business-related travel.

Impact of Executive Conduct or a Restatement of Earnings on Compensation

If we determine at any time within two years after the termination of our Named Executive Officers that such senior executive’s employment could have been terminated for Cause, as defined in the senior executive’s Agreement, we retain the rights to recover any severance benefits provided under the Agreement to such senior executive (cash or other). In such case, the senior executive agrees to promptly repay such amounts to us.

In addition, our Performance Pay Plan (described in the section titled “B. Short-Term Incentives (Annual)”) includes a clawback provision that allows the Compensation Committee to seek recovery of any short-term incentive award amounts determined to be an overpayment due to any restatement of our financial results that impact the performance metrics on which the short-term incentive awards were calculated. The Compensation Committee will adopt all clawback provisions required by the Dodd-Frank Act.

Impact of Accounting, Regulatory, and Tax Requirements on Compensation

We apply the fair value recognition provisions of FASB ASC 718-10 for share-based payments to account for and report equity-based compensation. FASB ASC 718-10 requires equity-based compensation expense to be measured based on the grant-date fair value of the award. For performance-based awards, compensation expense is measured based on the grant-date fair value of the award and the fair value of that award is re-measured subsequently at each reporting date through the settlement date. Changes in fair value during the requisite service period or the vesting period are recognized as compensation cost on a straight line basis over that period. Compensation expense was recognized for performance restricted stock awards.

The grant-date fair value of employee share options is estimated using option-pricing models. If an award is modified after the grant date, incremental compensation cost is recognized immediately before the modification. The benefits of tax deductions in excess of the compensation cost recognized for the options (excess tax benefits) are classified as addition to paid-in-capital, and cash retained as a result of these excess tax benefits is presented in the statement of cash flows as financing cash inflows.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation paid to the CEO or any of the four other most highly compensated officers to the extent the compensation exceeds $1 million in any year. Qualifying performance-based compensation is not subject to this sanction if certain requirements are met.

Our policy is to utilize available tax deductions whenever appropriate and consistent with our compensation philosophy. When designing and implementing our compensation programs, we consider all relevant factors, including the availability of tax deductions with respect to compensation. Accordingly, we have attempted to preserve the Federal tax deductibility of compensation in excess of $1 million a year to the extent doing so is consistent with the intended objectives of our compensation philosophy. However, we may from time to time pay compensation to our executives that may not be fully deductible.

The KBR Stock and Incentive Plan was designed to allow qualification of stock options, stock appreciation rights, and performance share awards, as well as, short-term and long-term cash performance plans under Section 162(m) of the Internal Revenue Code.

Section 304 of the Sarbanes-Oxley Act of 2002 applies to any cash or equity-based incentive compensation paid to specified executives where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of restatement.

We are administering all nonqualified, deferred compensation plans and payouts in compliance with the provisions of Section 409A of the Internal Revenue Code added under the American Jobs Creation Act of 2004. Plan documents were amended in 2008 to incorporate the effects of Section 409A as adopted.

Stock Ownership Guidelines for Officers

The Nominating and Corporate Governance Committee of our Board of Directors determined that we should establish stock ownership guidelines for certain of our officers and its subsidiaries in an effort to link more closely the financial interests of these officers with those of our shareholders.

Our Board of Directors adopted the following ownership guidelines for our common stock, $0.001 par value (“Common Stock”), for the officers at the levels indicated below:

Group	Ownership Level
CEO/Chairman	5x base salary
Level 1 Executives (Direct reports to CEO)	3x base salary
Level 2 Executives (Direct reports to Level 1 Executives)	1x base salary

Our Board of Directors approved that: (a) each such officer will have five years after the adoption of these guidelines or his or her appointment to an applicable office, whichever is later, to achieve the indicated ownership level; (b) all beneficially owned shares of Common Stock and vested and unvested restricted stock and restricted stock units are counted towards achievement of the ownership guideline; (c) once an officer has achieved the applicable level of Common Stock ownership he or she is required to retain or purchase additional shares if a decline in the price for the Common Stock causes his or her holdings to be less than the applicable ownership level; (d) the value of shares of Common Stock is determined as the closing price of the Common Stock for the particular date; and (e) on and after each officer’s 60th birthday, the officer’s required ownership level is reduced to fifty percent (50%) of the ownership level provided for above; provided, however, no such adjustment will be made for the ownership levels of the CEO, Chief Operating Officer (if any), CFO, and General Counsel.

Minimum Holding Period for Performance Restricted Stock Units and Performance Stock Options

In October and December 2010, our Compensation Committee reviewed whether or not to adopt a holding period for our performance restricted stock units and performance stock options. The Compensation Committee elected not to adopt a minimum holding period because we have (i) strong stock ownership guidelines and (ii) adopted a long, five-year vesting schedule for our performance restricted stock units.

Risk Analysis of Compensation Plans

Our Compensation Committee believes that our compensation programs do not incentivize excessive or inappropriate risk-taking by employees. The Committee reviewed a risk assessment of our compensation programs in March 2010. Our Committee believes that the programs do not create risks that are reasonably likely to have a material adverse effect on us. Further, our Compensation Committee and the Company apply compensation policies and practices that mitigate risk, such as:

•	using multiple performance metrics for our short-term incentive plans;

•	including clawback provisions in our short-term incentive plans, severance and change-in-control agreements, and performance cash awards;

•	providing different vesting and distribution criteria for our equity and performance-based awards:

•

nonqualified performance stock options are subject to a three-year graded vesting schedule, are based on service with the Company, and, for senior executives, are also subject to a net income requirement,

•	performance restricted stock units are subject to a five-year graded vesting schedule, are based on service with the Company, and, for senior executives, are also subject to a net income requirement,

•	performance cash awards paid in cash are long-term incentives based on Company performance over a three-year period, and

•	employees must be employed and in good standing with the Company on the date of payment of previously earned short-term and long-term performance-based awards in order to receive the awards;

•	capping the maximum award payable to any employee under our short-term incentive plan and our performance cash awards under our long-term incentive plan;

•	benchmarking our Senior Executive Management’s total compensation near the median of our industry peers; and

•	enforcing stock ownership guidelines.

Anti-Hedging Policy

Our current anti-hedging policy, which was approved by our Board of Directors in March 2011, applies to our Board of Directors and all of our employees and agents without regard to nationality or country of residence.

Our anti-hedging policy prohibits our Board of Directors, employees, and agents from (i) speculative trading in our securities; (ii) engaging in hedging transactions using our securities; (iii) “short selling” our securities; and (iv) trading derivative securities, such as put options, call options, swaps, or collars related to our securities.

Conclusion

In a highly competitive market for executive talent, we believe our customers’ and employees’ interests, as well as those of our stockholders and other stakeholders, are well served by our compensation programs. These programs are reasonably positioned to our E&C Peer Group and Diversified Peer Group, encourage and promote our compensation objectives with a strong emphasis on pay for performance, and permit the exercise of our Compensation Committee’s discretion in the design and implementation of compensation packages. Going forward, we will continue to review our compensation plans periodically to determine what revisions, if any, should be made.

EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth information regarding the compensation of our Named Executive Officers during 2010.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)(2)	Option Awards ($) (1)(2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
William P. Utt	2010	988,476	—	3,000,020	1,250,011	3,525,000	157,855	631,847	9,553,209
Chairman of the Board, President & CEO	2009	928,932	—	1,206,003	660,681	3,650,000	160,410	652,871	7,258,896
	2008	900,010	—	2,800,024	—	1,100,000	5,497	569,309	5,374,839
Susan K. Carter (6)(7)(8)	2010	505,010	—	420,018	175,007	372,417	2,434	374,836	1,849,722
EVP & CFO	2009	83,521	—	—	—	71,488	—	28,143	183,152
John L. Rose	2010	475,258	—	450,019	187,507	732,083	480,477	238,053	2,563,396
Group President, Hydrocarbons	2009	448,083	—	211,056	115,625	953,690	203,529	272,267	2,204,250
	2008	429,082	—	490,021	—	248,940	2,120	192,254	1,362,417
Andrew D. Farley (8)	2010	453,248	—	360,015	150,008	684,960	3,298	26,749	1,678,278
EVP, General Counsel	2009	430,316	—	180,902	99,107	816,448	2,880	26,337	1,555,990
	2008	403,849	—	420,018	—	349,920	1,237	21,812	1,196,836
David Zimmerman (7)	2010	442,924	—	375,016	156,251	571,992	49,089	217,565	1,812,837
President, Services	2009	416,158	—	211,056	115,625	668,411	50,186	204,857	1,666,293

(1)	The amounts in columns (e) and (f) represent the grant date fair value of awards granted in 2008, 2009, and 2010, pursuant to the KBR Stock and Incentive Plan and the KBR, Inc. Transitional Stock Adjustment Plan. The fair values were determined in accordance with FASB ASC 718, “Stock Compensation.” Assumptions used in the calculation of these amounts are described in note 1 under “Significant Accounting Policies” and note 13 under “Stock-based Compensation and Incentive Plans” of our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2010, and the comparable disclosures in 2008 and 2009.
(2)	For Mr. Utt, 100% of the 2008, 2009, and 2010, and for the other Named Executive Officers, 50% of the 2009 and 100% of the 2010, amounts attributable to the restricted stock/units in column (e) and the stock options in column (f) are dependent on positive net income. An assumption has been made that the probable outcome is that the Company will have positive net income for the years in question. This is both the probable and maximum performance for the restricted stock/units in column (e) and the stock options in column (f), which is one and the same. With respect to the performance cash awards that are based 50% (or 75% for 2010 performance cash awards) on total shareholder return and which are included in the value of stock awards in column (e), the assumptions assume the probable outcome of target performance, which is equal to $1.00. At maximum performance, each performance award unit attributable to total shareholder return and reported in column (e) would be equal to $2.00. This would give (i) Mr. Utt a stock awards value under column (e) of $5,250,020 in 2010, $2,010,003 in 2009, and $4,000,024 in 2008; (ii) Ms. Carter a stock awards value under column (e) of $735,018 in 2010; (iii) Mr. Rose a stock awards value under column (e) of $787,519 in 2010, $351,756 in 2009, and $700,021 in 2008; (iv) Mr. Farley a stock awards value under column (e) of $630,015 in 2010, $301,502 in 2009, and $600,018 in 2008; and (v) Mr. Zimmerman a stock awards value under column (e) of $656,266 in 2010 and $351,756 in 2009.
(3)	Earnings reportable in column (g) relate to payments under our Performance Pay Plan for 2008, 2009, and 2010, and 50% of our 2007 and 2008 KBR Performance Cash Award for the period from July 1, 2007, to December 31, 2009, and January 1, 2008, to December 31, 2010, that is based on return on capital. Benefits under these plans are payable by their terms at a later date.

(4)	The amounts shown in column (h) include the following:

Name	Year	SERP	Benefit Restoration	Elective Deferral	Dresser Deferred Compensation	Total (A)
Utt (B)	2010	142,206	7,047	8,602	—	157,855
	2009	149,114	4,085	7,210	—	160,410
	2008	—	2,142	3,355	—	5,497
Carter	2010	2,434	—	—	—	2,434
	2009	—	—	—	—	—
Rose (B)	2010	53,984	4,315	—	422,178	480,477
	2009	51,748	2,961	—	148,820	203,529
	2008	—	2,120	—	—	2,120
Farley	2010	—	1,677	1,621	—	3,298
	2009	—	932	1,948	—	2,880
	2008	—	456	781	—	1,237
Zimmerman (B)	2010	47,454	1,635	—	—	49,089
	2009	49,252	934	—	—	50,186

(A)	Any amounts reportable here and in column (h) of the Summary Compensation Table are payable in connection with KBR’s nonqualified deferred compensation plans, the KBR Supplemental Executive Retirement Plan (“SERP”), KBR Benefit Restoration Plan (“Benefit Restoration”), KBR Elective Deferral Plan (“Elective Deferral”), and KBR Dresser Deferred Compensation Plan (“Dresser Deferred Compensation”). These amounts reflect above-market or preferential earnings on nonqualified deferred compensation.
(B)	Messrs. Utt, Rose, and Zimmerman are the only Named Executive Officers who had earnings in the SERP during 2008 and 2009. However, earnings that were credited to their accounts in 2008 were not above market.

(5)	The amounts shown in column (i) above include the following:

Name	Year	Company Match (401k)	Benefit Restoration Award	Restricted Dividends	SERP	Company Car (A)	Relocation Costs (B)	Tax Equalization (C)	Spousal Travel	Charity Match (D)	Total
Utt	2010	13,472	35,391	36,047	526,500	111	—	—	14,325	6,000	631,847
	2009	13,207	32,116	41,877	543,400	128	—	8,786	13,357	—	652,871
	2008	8,821	31,351	35,026	494,000	112	—	—	—	—	569,309
Carter	2010	6,254	12,651	743	220,328	—	107,019	27,841	—	—	374,836
	2009	—	—	—	23,681	—	4,462	—	—	—	28,143
Rose	2010	13,475	11,014	4,211	198,142	—	—	—	11,212	—	238,053
	2009	12,650	9,520	4,389	233,659	—	—	—	12,049	—	272,267
	2008	10,350	9,300	3,880	168,724	—	—	—	—	—	192,254
Farley	2010	12,250	9,804	4,695	—	—	—	—	—	—	26,749
	2009	12,250	8,542	5,545	—	—	—	—	—	—	26,337
	2008	9,200	7,912	4,700	—	—	—	—	—	—	21,812
Zimmerman	2010	9,075	9,236	3,356	178,878	—	—	—	17,021	—	217,565
	2009	9,392	7,764	3,514	184,187	—	—	—	—	—	204,857

(A)	The amounts in this column include $111 for Mr. Utt’s limited personal use of the Company-leased car and driver.
(B)	The amounts in this column include $107,019 for the closing costs in connection with Ms. Carter’s business-related relocation.
(C)	Ms. Carter’s tax equalization is the payment of the taxes associated with the closing costs in connection with Ms. Carter’s business-related relocation, which is consistent with the Company’s standard KBR Relocation Policy for the Americas Region, U.S., and Canada Operations that is offered to all employees who receive a relocation package. Mr. Utt’s 2009 tax equalization adjustment is the payment of the taxes for a correction of a small payroll administrator error that impacted his taxes.
(D)	Mr. Utt participated in the Company’s U.S. charity matching program, which is offered to all U.S.-based Company employees with terms similar to what are offered to Mr. Utt. The Company matches 100% for each eligible donation, up to the maximum dollar amount allowed for each category of charity.

(6)	Ms. Carter’s base salary for 2009 represents her salary for the two and a half months she was employed in 2009.
(7)	Ms. Carter and Mr. Zimmerman’s 2008 information is not included because they were either not an employee of the Company (in the case of Ms. Carter) or not a Named Executive Officer (in the case of Mr. Zimmerman) in 2008.
(8)	Ms. Carter’s title changed from Senior Vice President & Chief Financial Officer to Executive Vice President & Chief Financial Officer effective January 1, 2011. Mr. Farley’s title changed from Senior Vice President, General Counsel to Executive Vice President, General Counsel effective January 1, 2011.

Grants of Plan Based Awards

The following table provides information regarding awards in 2010 under the KBR Senior Executive Performance Pay Plan and the KBR Stock and Incentive Plan.

Name	Grant Type (1)	Grant Date	Number Of Non- Equity Incentive Plan Units Granted	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number Of Shares Of Stock Or Units (#)	All Other Option Awards: Number Of Securities Under- lying Options (#)	Exercise Or Base Price Of Option Awards ($/Sh)	Grant Date Fair Value Of Stock And Option Awards ($) (3)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)
William P. Utt	STI	—	—	445,000	1,112,500	2,225,000	—	—	—	—	—	—	—
	PAs-ROC	—	750,000	375,000	750,000	1,500,000	—	—	—	—	—	—	—
	PAs-TSR	03/10/10	—	—	—	—	1,125,000	2,250,000	4,500,000	—	—	—	2,250,000
	RSUs	03/10/10	—	—	—	—	—	35,395	—	—	—	—	750,020
	NQSOs	03/10/10	—	—	—	—	—	93,704	—	—	—	21.19	1,250,011
Susan K. Carter	STI	—	—	166,250	415,625	831,250	—	—	—	—	—	—	—
	PAs-ROC	—	105,000	52,500	105,000	210,000	—	—	—	—	—	—	—
	PAs-TSR	03/10/10	—	—	—	—	157,500	315,000	630,000	—	—	—	315,000
	RSUs	03/10/10	—	—	—	—	—	4,956	—	—	—	—	105,018
	NQSOs	—	—	—	—	—	—	13,119	—	—	—	21.19	175,007
John L. Rose	STI	—	—	156,042	390,104	780,208	—	—	—	—	—	—	—
	PAs-ROC	—	112,500	56,250	112,500	225,000	—	—	—	—	—	—	—
	PAs-TSR	03/10/10	—	—	—	—	168,750	337,500	675,000	—	—	—	337,500
	RSUs	03/10/10	—	—	—	—	—	5,310	—	—	—	—	112,519
	NQSOs	03/10/10	—	—	—	—	—	14,056	—	—	—	21.19	187,507
Andrew D. Farley	STI	—	—	137,692	344,229	688,458	—	—	—	—	—	—	—
	PAs-ROC	—	90,000	45,000	90,000	180,000	—	—	—	—	—	—	—
	PAs-TSR	03/10/10	—	—	—	—	135,000	270,000	540,000	—	—	—	270,000
	RSUs	03/10/10	—	—	—	—	—	4,248	—	—	—	—	90,015
	NQSOs	03/10/10	—	—	—	—	—	11,245	—	—	—	21.19	150,008
David Zimmerman	STI	—	—	144,667	361,666	723,333	—	—	—	—	—	—	—
	PAs-ROC	—	93,750	46,875	93,750	187,500	—	—	—	—	—	—	—
	PAs-TSR	03/10/10	—	—	—	—	140,625	281,250	562,500	—	—	—	281,250
	RSUs	03/10/10	—	—	—	—	—	4,425	—	—	—	—	93,766
	NQSOs	03/10/10	—	—	—	—	—	11,713	—	—	—	21.19	156,251

(1)	During fiscal year 2010, the Named Executive Officers received four types of plan-based awards: Short-Term Incentive (Annual) (“STI”), cash Performance Awards (“PAs”), performance Restricted Stock Units (“RSUs”), and performance Nonqualified Stock Options (“NQSOs”). All awards were granted under the KBR Stock and Incentive Plan, except that the STI was granted under the KBR Senior Executive Performance Pay Plan, which is a performance plan under the KBR Stock and Incentive Plan.
(2)	Actual bonus payments under the KBR Senior Executive Performance Pay Plan may equal amounts between performance level percentages. Estimated bonus payments are calculated using the sum of the Participant’s annual base salary (excluding any supplemental payments) as determined on the first day of each month during the calendar year, divided by twelve.
(3)	The amounts in column (n) are calculated for RSUs based on the product of the number of RSUs granted and the closing price of the Company’s common stock on the Grant Date, are calculated for NQSOs based on the product of the number of NQSOs granted and the Black Scholes’ valuation of the NQSOs on the Grant Date, and are calculated for PAs based on each PA unit having a value of $1.00.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

No Employment Agreements

All employment agreements the Company had with any Named Executive Officers were terminated in 2008. Our Named Executive Officers do not have employment agreements. Each of our Named Executive Officers has entered into severance and change-in-control agreements that only provide for severance-type benefits (including severance following a change in control) (see the section titled “Severance and Change-in-Control Protection” for more detail).

KBR Stock and Incentive Plan

During fiscal year 2010, our Named Executive Officers received four types of plan-based awards under our KBR Stock and Incentive Plan (under which the Performance Pay Plan was adopted): (1) an annual short-term incentive (“STI”) award, (2) cash performance awards (“PAs”), half of which are non-equity based on return on capital (“ROC”) and half of which are equity based on total shareholder return (“TSR”), (3) performance restricted stock units (“RSUs”), and (4) performance nonqualified stock options (“NQSOs”). STI awards are based on achieving pre-established metrics, including cash value added, job income booked, fully burdened operating income, and overhead cost management and are paid in cash.

The PAs were granted on March 10, 2010. Each PA has a target value of $1.00. The actual value, if any, of a PA at the end of the performance period will be determined based 75% on the level of achievement during the performance period of the performance objectives based on the comparison of the average TSR of the Company’s common stock at the end of the performance period to the average TSR of each of the common stocks of the members of the peer group for the performance period and 25% on the Company’s return on capital. Specifically, each peer group company’s TSR is measured every quarter, indexed back to the start of the performance period or January 1, 2010, and KBR’s similarly calculated average quarterly indexed TSR is ranked relative to its peers. The average quarterly indexed Company’s TSR rank is measured over the 3-year performance period, which runs from January 1, 2010, to December 31, 2012. The TSR payout is based on KBR’s average TSR relative standing on December 31, 2012, as compared to our peer group.

The other 25% of the PAs at the end of the performance period will be determined based on ROC. ROC percentages are calculated using the weighted average of the Company’s net income from continuing operations attributable to common stockholders plus (interest expense × (1-effective tax rate)), divided by average monthly capital from continuing operations, with monthly capital from continuing operations equal to average monthly total assets less (average monthly non-interest bearing liabilities plus average monthly non-controlling interest), as reported in the Company’s audited reported financials for the (i) year ended 2010, (ii) year ended 2011, and (iii) year ended 2012, with each year weighted 33 1/3%. For the purpose of these awards, ROC is calculated in the same manner as for the financial reports prepared for use by our senior executives for business purposes and as reported to our Board of Directors. The PAs will be paid in cash based on the performance period from January 1, 2010, through December 31, 2012.

In March 2009, due to the weakening U.S. economy, the Compensation Committee elected to reduce all Named Executive Officers’ long-term incentive awards by 33%, which was a much larger reduction than our E&C Peer Group. This resulted in the long-term incentive awards for our Senior Executive Management to be significantly below the 50th percentile of our E&C Peer Group. In March 2010, the Compensation Committee elected to return the long-term incentive award levels of our Senior Executive Management close to the 50th percentile of our E&C Peer Group. This resulted in long-term incentive target values of $5,000,000 for Mr. Utt, $700,000 for Ms. Carter, $750,000 for Mr. Rose, $625,000 for Mr. Zimmerman, and $600,000 for Mr. Farley. Long-term incentive awards were delivered through a combination of cash-based PAs and equity-based RSUs and NQSOs.

The Compensation Committee determined the number of PAs for each Named Executive Officer by multiplying the total long-term incentive target value by 60% and dividing the product by $1.00 (the target value of each PA). Our Compensation Committee decided to use $1.00 as the target value for each PA based on a proposal presented by Towers Perrin in July 2007 in which $1.00 was used as the target value for each PA for the purpose of administering and communicating the award. In addition, the use of $1.00 as a target value for each PA is a means of expressing the value of each award since the number of PAs were granted based on the total target value of long-term incentive awards. The actual value of a PA may increase to a maximum of 200% of $1.00, or $2.00, or decrease to below threshold to 0% of $1.00, or $0.00. The value of PAs for performance between threshold and target or target and maximum will be calculated using linear interpolation. A 3-year performance award cycle was adopted because of the ability to provide for retention.

The RSUs were granted on March 10, 2010, under the KBR Stock and Incentive Plan. Shares vest in increments of 20% annually over five years. In addition to service vesting, the vesting of 100% of the RSUs is subject to the Company having net income greater than or equal to $0 for the calendar year preceding the annual vesting date. RSUs (with respect to U.S.-based awards) provide for rights to any dividends paid on shares of common stock in the same manner and at the same time as dividends are paid to our common stockholders. Using these total long-term incentive target values, our Compensation Committee determined the number of RSUs for each Named Executive Officer by multiplying the total long-term incentive value by 15% and dividing the product by the fair market value of our common stock on the date of grant.

The NQSOs were granted on March 10, 2010, under the KBR Stock and Incentive Plan. Options vest in increments of 33 1/3% annually over three years. In addition to service vesting, the vesting of 100% of the NQSOs is subject to the Company having net income greater than or equal to $0 for the calendar year preceding the annual vesting date. Using the total long-term incentive target values, our Compensation Committee determined the number of NQSOs for each Named Executive Officer by multiplying the total long-term incentive value by 25% and dividing the product by the Black Scholes’ value of the NQSO on the date of grant. Options have an exercise price equal to the closing price of our common stock on the date of grant.

Short-Term Incentives (Annual)

Our Senior Executive Management was eligible to participate in the KBR Senior Executive Performance Pay Plan (the “Performance Pay Plan”) for the 2010 calendar year. Payouts under the Performance Pay Plan are based on our Senior Executive Management’s individual performance and on the levels of achievement of the Performance Pay Plan’s performance metrics. The performance metrics for the 2010 calendar year are defined below.

EPS measures net income from continuing operations divided by the weighted average number of fully diluted Company shares outstanding. Target is the 2010 Budget, Threshold is Target minus 25%, and Maximum is Target plus 25%.

DBAR and DUAR measure the amounts owed by customers. Goals for Threshold, Target, and Maximum were set for KBR in total. The result will be based on the outstanding billed or unbilled receivables at the end of each fiscal quarter, quarterly revenue, and days in the quarter. The weighting for each quarterly measurement shall be 20% for each of the first, second, and third fiscal quarters and 40% for the fiscal quarter ended December 31, 2010.

BG/BU DBAR and BG/BU DUAR measure the amounts owed by BG or BU customers. Goals for Threshold, Target, and Maximum were set for each individual BG or BU. The result will be based on the outstanding billed or unbilled receivables at the end of each fiscal quarter, quarterly revenue, and days in the quarter. The weighting for each quarterly measurement shall be 20% for each of the first, second, and third fiscal quarters and 40% for the fiscal quarter ended December 31, 2010.

BG/BU Income before Corporate allocation and incentive expenses and accruals measures BG or BU job income less BG or BU overhead plus any gains or losses on sales, and excludes incentive-related expenses. Target is the 2010 Budget less 2010 one-time or unusual transactions, Threshold is Target minus 25%, and Maximum is Target plus 25%.

JIS or BG/BU JIS measures the actual income from new project awards or growth, amendments, or scope adjustments to our existing projects as a whole, with respect to JIS, or for each BG or BU, with respect to BG/BU JIS. JIS for 2010 is focused on maintaining 10% growth in KBR’s businesses during 2010. Target is set at 110% of the 2010 Budget reported job income earned by the Company as a whole or by the BG or BU, as applicable, less 2010 one-time or unusual transactions. Threshold is Target minus 25%, and Maximum is Target plus 25%.

NOE measures corporate general and administrative overhead expense less any recoveries and without the expense and accruals related to short-term and long-term incentives. Target is the 2010 Budget, Threshold is Target plus 10%, and Maximum is Target minus 10%.

BG/BU NOE measures BG or BU sales, general and administrative overhead expense less any recoveries without accruals related to short-term and long-term incentives. Target is the 2010 Budget, Threshold is Target plus 10%, and Maximum is Target minus 10%.

The goals for the performance metrics for the Senior Executive Management in Corporate positions are based upon the performance measures of the Company on a consolidated basis. For our Named Executive Officers, this includes Ms. Carter and Messrs. Farley and Utt. The performance metrics (other than EPS) used for the Senior Executive Management who are responsible for a Business Group or Business Unit are based on that Business Group’s or Business Unit’s performance. For the Hydrocarbons Business Group, that Named Executive Officer is Mr. Rose. For the Services Business Unit, that Named Executive Officer is Mr. Zimmerman.

During 2010, the bonus award opportunities were based on a percentage of base salary1 assuming attainment of specified threshold, target, and maximum performance levels, which were, respectively: (i) for all of our Named Executive Officers (other than Messrs. Utt and Farley), 35%, 87.5%, and 175%, (ii) for Mr. Utt, 50%, 125%, and 250%, and (iii) for Mr. Farley, 32.5%, 81.25%, and 162.5%. Assuming an average of 20% negative discretion, which the Compensation Committee expected to apply in March 2010, the bonus award opportunities as a percentage of base salary were: (i) for all of our Named Executive Officers (other than Messrs. Utt and Farley), 28%, 70%, and 140%, (ii) for Mr. Utt, 40%, 100%, and 200%, and (iii) for Mr. Farley, 26%, 65%, and 130%.

Salary and Bonus in Proportion to Total Compensation

Assuming target performance with respect to the long-term incentive awards under our KBR Stock and Incentive Plan, our CEO received approximately 22% of his total compensation in the form of base salary and annual cash-based STI awards, and our Named Executive Officers (other than our CEO) generally received on average approximately 41% of their total compensation in the form of base salary and annual cash-based STI awards. Please see the “Compensation Discussion and Analysis” section of this proxy statement for a description of the philosophy and objectives of our compensation program.

[1]

Base salary for purposes of the Performance Pay Plan does not include certain supplemental base salary payments for our Senior Executive Management. With respect to our CEO, $100,000 was excluded, and for all other Senior Executive Management, $30,000 was excluded for 2010.

Outstanding Equity Awards at Fiscal Year End

The following table provides information on the exercise and holdings of previously awarded equity grants outstanding as of December 31, 2010.

		Option Awards					Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: # of Securities Underlying Unexercised Unearned Options (#) (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (6)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
William P. Utt	03/10/2010	—	31,234	62,470	21.19	03/10/2020	7,079	215,697	2,278,316	5,362,789
	03/04/2009	34,518	34,518	34,519	12.49	03/04/2019	6,437	196,148	823,312	2,196,424
	03/03/2008	—	—	—	—	—	9,856	300,318	19,711	600,588
	07/28/2007	—	—	—	—	—	11,062	337,059	11,061	337,029
	11/21/2006	—	—	—	—	—	25,882	788,625	—	—
	03/15/2006	—	—	—	—	—	9,695	295,407	—	—
	TOTAL	34,518	65,752	96,989	—	—	70,012	2,133,254	3,132,399	8,496,830
Susan K. Carter (7)	03/10/2010	—	4,373	8,746	21.19	03/10/2020	991	30,202	318,965	750,807
	TOTAL	—	4,373	8,746	—	—	991	30,202	318,965	750,807
John L. Rose	03/10/2010	—	4,685	9,371	21.19	03/10/2020	1,062	32,359	341,748	804,437
	03/04/2009	6,040	6,041	6,042	12.49	03/04/2019	2,817	85,834	142,390	332,894
	03/03/2008	—	—	—	—	—	—	—	—	—
	07/28/2007	—	—	—	—	—	—	—	—	—
	11/21/2006	22,846	—	—	21.81	11/21/2016	—	—	—	—
	02/17/2005	2,424	—	—	12.94	02/17/2015	—	—	—	—
	03/08/2000	—	—	—	—	—	—	—	—	—
	TOTAL	31,310	10,726	15,413	—	—	3,879	118,193	484,138	1,137,331
Andrew D. Farley	03/10/2010		3,748	7,497	21.19	03/10/2020	850	25,887	273,398	643,549
	03/04/2009	5,178	5,178	5,178	12.49	03/04/2019	2,415	73,585	122,049	285,351
	03/03/2008	—	—	—	—	—	1,479	45,071	2,957	90,094
	07/28/2007	—	—	—	—	—	2,214	67,461	2,212	67,412
	11/21/2006	18,930	—	—	21.81	11/21/2016	3,191	97,230	—	—
	02/17/2005	4,846	—	—	12.94	02/17/2015	—	—	—	—
	03/16/2004	4,016	—	—	8.94	03/16/2014	—	—	—	—
	04/01/2002	—	—	—	—	—	1,454	44,303	—	—
	01/02/2002	—	—	—	—	—	1,454	44,303	—	—
	10/01/2001	—	—	—	—	—	727	22,152	—	—
	TOTAL	32,970	8,926	12,675	—	—	13,784	419,992	400,617	1,086,406
David Zimmerman	03/10/2010	—	3,904	7,809	21.19	03/10/2020	885	26,966	284,790	670,364
	03/04/2009	6,040	6,041	6,042	12.49	03/04/2019	2,817	85,834	142,390	332,894
	03/03/2008	—	—	—	—	—	1,232	37,539	2,464	75,078
	09/26/2007	—	—	—	—	—	413	12,596	412	12,541
	07/28/2007	—	—	—	—	—	1,107	33,724	1,106	33,706
	11/21/2006	9,465	—	—	21.81	11/21/2016	1,596	48,630	—	—
	02/17/2005	4,846	—	—	12.94	02/17/2015	—	—	—	—
	03/16/2004	2,248	—	—	8.94	03/16/2014	—	—	—	—
	06/09/2003	3,554	—	—	7.32	06/09/2013	—	—	—	—
	TOTAL	26,153	9,945	13,851	—	—	8,050	245,289	431,162	1,124,584

(1)	The awards granted on and after November 21, 2006, are of KBR restricted stock, restricted stock units, or options under the KBR Stock and Incentive Plan. The awards granted prior to November 21, 2006, were of Halliburton restricted stock or options, which, following the split-off of KBR from Halliburton, were converted into awards under the KBR Transitional Stock Adjustment Plan, consisting of KBR restricted stock and options to purchase KBR common stock.
(2)	All options listed in columns (c) and (d) vest at a rate of 33-1/3% on the first anniversary, 66-2/3% on the second anniversary, and 100% on the third anniversary from the date of grant. In addition, 100% of Mr. Utt’s options and 50% of the other Named Executive Officer’s options that were granted on March 4, 2009, and 100% of all Named Executive Officer’s options that were granted on March 10, 2010, are subject to KBR having net income greater than or equal to zero for the calendar year preceding the vesting date.
(3)	All restricted stock and restricted stock units listed in this column that were awarded on or after January 1, 2003, vest at a rate of 20% per year over the 5-year vesting period. In addition, 100% of Mr. Utt’s restricted awards that were granted on July 28, 2007, March 3, 2008, and March 4, 2009, 50% of the other Named Executive Officer’s restricted awards that were granted on March 4, 2009, and 100% of all restricted awards that were granted on March 10, 2010, are subject to KBR having net income greater than or equal to zero for the calendar year preceding the vesting date. All restricted stock listed in this column that were awarded before January 1, 2003, vest at a rate of 10% per year over the 10-year vesting period.
(4)	Market value in this table assumes a fair market value of $30.47 per share for KBR common stock, as of December 31, 2010.
(5)	The number of unearned shares includes 80% of Ms. Carter’s and Messrs. Rose, Farley, Zimmerman, and Utt’s March 10, 2010, restricted stock unit grant, 60% of Mr. Utt’s March 4, 2009 and, 30% of Messrs. Rose, Farley, and Zimmerman’s March 4, 2009, restricted stock unit grant, 40% of Mr. Utt’s March 3, 2008, restricted stock unit grant, and 20% of Mr. Utt’s July 28, 2007, restricted stock grant under column (g), the earnings of which are subject to the Company having net income greater than or equal to zero for the calendar year preceding each vesting date. In addition, this column includes the 50% of the performance cash awards granted in 2009 that were based on total shareholder return and 75% of the performance cash awards granted in 2010 that were based on total shareholder return. These performance cash awards are payable only in cash.
(6)	This column represents the maximum possible cash payout for the number of performance cash awards based on total shareholder return. Under the SEC rules, we are required to report the maximum possible payout if the previous fiscal year’s performance exceeded the target performance, even if by a minimal amount and even if it is unlikely that we will pay the maximum amount. The payout of these performance cash awards is not calculated based on the Company’s stock price and accordingly was calculated by using a maximum cash payout amount of $2.00 for each performance award unit.
(7)	Ms. Carter did not receive a stock grant in 2009 because she was new to the Company.

Option Exercises and Stock Vested

The following table shows information for 2010 regarding the exercise of performance stock options and the vesting of restricted stock and performance restricted stock units.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (1)
(a)	(b)	(c)	(d)	(e)
William P. Utt	—	—	62,928	1,500,930
Susan K. Carter	—	—	—	—
John L. Rose	—	—	24,727	592,692
Andrew D. Farley	—	—	11,577	267,248
David Zimmerman	—	—	7,021	158,343

(1)	Represents the pre-tax value realized on stock awards that vested during the fiscal year, computed by multiplying the number of shares acquired on vesting by the closing price of common stock on the vesting date.

Pension Benefits

Our Named Executive Officers did not participate in a KBR sponsored pension plan required to be reported under the Pension Benefits table. Accordingly, the Pension Benefits Table has not been included here.

Nonqualified Deferred Compensation

The following table provides information regarding each Named Executive Officer’s contributions to covered deferred compensation plans, earnings accrued during the year, withdrawals and distributions during the year, and plan balances at fiscal year end.

Name	Plan	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (4)
(a)		(b)	(c)	(d)	(e)	(f)
William P. Utt	Elective Deferral	312,500	—	124,096	—	1,438,597
	Restoration	—	35,391	12,234	—	169,962
	SERP	—	526,500	208,900	—	2,119,057
Susan K. Carter	Elective Deferral	—	—	—	—	—
	Restoration	—	12,651	—	—	12,651
	SERP	—	220,328	3,575	—	247,585
John L. Rose	Elective Deferral	—	—	—	—	—
	Restoration	—	11,014	7,491	—	93,418
	SERP	—	198,142	79,302	—	802,705
	Dresser Deferred Compensation (5)	—	—	453,950	—	1,203,286
Andrew D. Farley	Elective Deferral	—	—	9,694	—	98,745
	Restoration	—	9,804	2,912	—	41,834
	SERP (6)	—	—	—	—	—
David Zimmerman	Elective Deferral	—	—	—	—	—
	Restoration	—	9,236	2,839	—	40,466
	SERP	—	178,878	69,709	—	710,309

(1)	The amount in this column (b) is reported as compensation for 2010 in column (c) of the Summary Compensation Table.
(2)	The amounts in this column (c) are reported as compensation for 2010 in column (i) of the Summary Compensation Table. For Dresser Deferred Compensation, no contributions (b and c) were reported as compensation in the last completed Fiscal Year.
(3)	Only the above-market earnings in this column (d) are reported as compensation for 2010 in column (h) of the Summary Compensation Table.
(4)	Only the amount of the aggregate balance in this column (f) that relates to registrant contributions that are reported in column (c) are reported as compensation for 2010 in column (i) of the Summary Compensation Table.
(5)	The share price used for the Dresser Deferred Compensation Plan is the average of the daily closing prices of our stock during December 2010. This price was used because the terms of the Dresser Deferred Compensation Plan value the account based on the average. The average amount equals $29.65.
(6)	There were no SERP contributions made on behalf of Mr. Farley during 2010 because he was not age 50 or older.

Narrative Disclosure to Nonqualified Deferred Compensation Table

Under the KBR Elective Deferral Plan, pre-tax deferrals of up to 75% of base salary and/or incentive compensation are allowed each year. The other plans do not allow employee elective deferrals. Earnings for the Elective Deferral Plan are based on deemed investment alternatives, including the following three that are under our 401(k) plan, the S&P Index Fund, the Aggressive Premixed Portfolio, and the Small Cap Equity Fund, and one that is not under our 401(k) plan, the Moody’s Corporate Bond Yield +2%. Investment elections may be changed by the executive on a monthly basis. Earnings for the Restoration Plan are credited at a flat 10% per year. While employed, earnings (or losses) on amounts in the SERP (for contributions made after 2006) are credited (or deducted) based on the default investment portfolio in the Company’s 401(k) plan. Earnings under the Dresser Deferred Compensation Plan are based on the trading price (and dividends, if any) of KBR common stock. Payouts under the Restoration Plan and the SERP are paid in a lump sum upon termination. Payouts under the Elective Deferral Plan are paid on termination of employment or a specified future date, either as a lump sum or in installments. Payouts under the Dresser Deferred Plan are paid on termination of employment, in installments. Withdrawals under the Elective Deferral Plan are allowed in the case of an unforeseeable emergency (non-emergency for pre-January 1, 2005, account balances).

Elements of Post-Termination Compensation and Benefits

In 2008, (2009 with respect to Ms. Carter) our Compensation Committee entered into severance and change-in-control agreements with our Named Executive Officers.

In 2008, our Compensation Committee reviewed several reports from Hewitt analyzing the provisions of the current market practices for senior executive post-termination benefits. Our Compensation Committee also negotiated the terms of its proposed severance and change-in-control agreements with certain members of Senior Executive Management and our Named Executive Officers over a period of approximately one year to 15 months. These severance and change-in-control agreements reflect the thorough review and thoughtful negotiations by or Compensation Committee and provide severance and change-in-control benefits generally consistent with the common practices of our peer companies’ severance and change-in-control benefits.

Termination events that trigger payments and benefits include change-in-control, normal or early retirement, termination for cause or good reason, voluntary termination, disability, and death. Post-termination payments may include severance, accelerated vesting of restricted stock and stock options, maximum payments under cash-based short and long-term incentive plans, nonqualified account balances, and health benefits among others.

See the section below titled “2010 Potential Payments Upon Termination or Change-in-Control” for more detail on estimated potential payments and benefits under Ms. Carter and Messrs. Utt, Rose, Farley and Zimmerman’s severance and change-in-control agreements.

Further, see the section titled “Severance and Change-in-Control Agreements” after the “2010 Potential Payments Upon Termination or Change-in-Control” table for a description of: (a) the specific circumstances that would trigger payments and benefits, (b) the appropriate payment and benefit levels as determined under the various circumstances that trigger payments and benefits, (c) any material conditions or obligations applicable to the receipt of payments or benefits, and (d) any other material factors regarding the severance and change-in-control agreements.

2010 Potential Payments Upon Termination or Change-In-Control

Executive	Benefits (1) (2)	Change in Control without Termination 12/31/2010 ($)	Change in Control with Involuntary Termination 12/31/2010 ($)	Normal Retirement on 12/31/2010 ($)	Involuntary Not For Cause Termination on 12/31/2010 ($)	Voluntary for Good Reason on 12/31/2010 ($)	Disability on 12/31/2010 ($)	Death on 12/31/2010 ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
William P. Utt	Stock Awards	—	4,522,083	4,522,083	1,084,031	1,084,031	4,522,083	4,522,083
	Stock Options (3)	—	2,110,858	2,110,858	—	—	2,110,858	2,110,858
	Performance Awards (4)	—	6,151,088	6,151,088	—	—	6,151,088	6,151,088
	Cash Severance (5)	—	17,841,672	4,852,616	5,658,559	5,658,559	4,852,616	4,852,616
	TOTAL	—	30,625,702	17,636,645	6,742,591	6,742,591	17,636,645	17,636,645
Susan K. Carter	Stock Awards	—	151,009	151,009	—	—	151,009	151,009
	Stock Options (3)	—	121,744	121,744	—	—	121,744	121,744
	Performance Awards (4)	—	139,872	139,872	—	—	139,872	139,872
	Cash Severance (5)	—	2,490,546	675,861	903,276	903,276	675,861	675,861
	TOTAL	—	2,903,172	1,088,487	903,276	903,276	1,088,487	1,088,487
John L. Rose	Stock Awards	—	299,124	299,124	—	—	299,124	299,124
	Stock Options (3)	—	347,692	347,692	—	—	347,692	347,692
	Performance Awards (4)	—	1,051,600	1,051,600	—	—	1,051,600	1,051,600
	Cash Severance (5)	—	4,578,536	1,608,787	2,140,454	2,140,454	1,608,787	1,608,787
	TOTAL	—	6,276,952	3,307,203	2,140,454	2,140,454	3,307,203	3,307,203
AndrewD. Farley	Stock Awards	—	725,186	725,186	—	—	725,186	725,186
	Stock Options (3)	—	290,554	290,554	—	—	290,554	290,554
	Performance Awards (4)	—	892,691	892,691	—	—	892,691	892,691
	Cash Severance (5)	—	3,083,525	465,540	913,430	913,430	465,540	465,540
	TOTAL	—	4,991,956	2,373,971	913,430	913,430	2,373,971	2,373,971
David Zimmerman	Stock Awards	—	525,973	525,973	—	—	525,973	525,973
	Stock Options (3)	—	325,949	325,949	—	—	325,949	325,949
	Performance Awards (4)	—	822,486	822,486	—	—	822,486	822,486
	Cash Severance (5)	—	3,740,261	312,438	820,446	820,446	312,438	312,438
	TOTAL	—	5,414,669	1,986,846	820,446	820,446	1,986,846	1,986,846

(1)	The aggregate nonqualified deferred compensation payable to all Named Executive Officers upon termination is set forth in column (f) of the Nonqualified Deferred Compensation Table.
(2)	The Table does not include amounts otherwise payable to the Named Executive Officers if they remained employed through December 31, 2010, pursuant to the KBR Senior Executive Performance Pay Plan (STI), as reported in column (g) of the Summary Compensation Table. If a Named Executive Officer is terminated for “cause” (as defined under the applicable plan/program), all such executive’s rights to payment would be automatically forfeited. Also, the Table does not include those benefits that are generally available to all employees.
(3)	The Table assumes full exercise of options that become exercisable upon termination or change-in-control as of December 31, 2010. This Table does not include the exercisable options reflected in column (b) of the Outstanding Equity Awards at Fiscal Year End Table. Option values are based on the difference between the option exercise price and the closing price for our common stock on December 31, 2010, multiplied by the number of shares to be acquired upon exercise of the option. While options do not vest upon normal retirement age, they do continue to vest on the original vesting schedule post-normal retirement. On December 31, 2010, Mr. Rose was fully vested in 7,540 stock options with an exercise price of $21.81 and 6,040 stock options with an exercise price of $12.49.
(4)	Assumes for purposes of change-in-control with termination, normal retirement, death, and disability that payout for the Performance Cash Awards will be at Target, except for the Performance Cash Awards granted in 2008, which are based on actual performance of 170%.
(5)	Cash severance includes welfare costs. Messrs. Utt, Rose, Farley, and Zimmerman’s cash severance includes excise tax gross-ups calculated using a 36.45% tax rate assumption. Cash severance does not include amounts that may be paid to the Named Executive Officers under the severance plan generally available to all employees of the Company.

Severance and Change-in-Control Agreements

Our Compensation Committee approved severance and change-in-control agreements (collectively, the “Agreement”) for Ms. Carter and Messrs. Utt, Rose, Farley, and Zimmerman, along with certain other senior executive officers of the Company.

Circumstances that Would Trigger Payments and Benefits

The Agreement will terminate automatically on the earlier of (i) the executive’s termination of employment with the Company or (ii) a change-in-control during the term of the Agreement, two years following the change-in-control. The Agreement provides for (i) severance termination benefits (prior to a change-in-control), (ii) double-trigger change-in-control termination benefits (on or after a change-in-control), and (iii) death, disability, and retirement benefits.

Under the Agreement, “cause,” “good reason,” and “change-in-control” are defined as follows:

“Cause” means any of the following: (i) the executive’s gross negligence or willful misconduct in the performance of the duties and services required of him by the Company; (ii) the executive’s conviction of, or plea other than not guilty to, a felony or a misdemeanor involving moral turpitude; or (iii) a material violation of the Company’s Code of Business Conduct. However, prior to a change-in-control, “cause” also means the executive’s failure to perform, in a reasonably satisfactory manner, the duties and services required of him by the Company, provided that the Company gives the executive at least 10 days’ written notice to cure the failure.

“Good Reason” means any of the following: (i) a material diminution in the executive’s base salary, (ii) a material diminution in the executive’s authority, duties, or responsibilities, or (iii) unless agreed to by the executive, the relocation of the offices at which the executive is principally employed to a location more than 50 miles away. However, prior to a change-in-control, “good reason” means a 25% or more diminution in the executive’s base salary, unless a similar reduction is made to the base salaries of all senior executive officers of the Company.

“Change-in-Control” is generally triggered upon any of the following: (i) a person acquires 20% or more of the voting power of the Company, (ii) the majority of our Board of Directors changes, (iii) a merger or consolidation of the Company (unless it still controls a majority of the voting stock), (iv) a complete liquidation or dissolution of the Company, or (v) a sale, disposition, lease, or exchange of all or substantially all of the Company’s assets.

If, prior to, on, or after a change-in-control, Ms. Carter or Messrs. Utt, Rose, Farley, and Zimmerman die or become disabled, then the Company will provide them with the following benefits: (a) the executive’s unearned bonus under the Company’s annual cash incentive plan payable for the fiscal year in which the executive’s date of termination occurs, with such bonus amount determined at the end of the performance period in accordance with the plan, and then such earned amount (if any) (x) prorated to the executive’s date of termination and (y) paid to the executive in a lump sum on the normal payment date for such annual bonuses under the plan, but not later than the March 15th following the end of the performance period, (b) the executive’s unpaid bonus (if any) accrued under the Company’s annual cash incentive plan for the fiscal year that ended on or immediately before the executive’s date of termination, which accrued bonus shall be paid to the executive in a lump sum on the normal payment date for such bonuses under the plan, but not later than the March 15th following the end of such prior performance period, (c) the restrictions on all restricted stock and restricted stock units of the executive shall lapse in full on his or her date of termination, (d) all stock options and stock appreciation rights (“SARs”) of the executive shall become fully vested and exercisable on his or her date of termination and may be exercised until the earlier of (i) the second anniversary of his or her date of termination, unless otherwise provided by the Compensation Committee, in its discretion, or (ii) the remaining term of such option or SAR, (e) all outstanding performance awards of the executive shall be prorated to his or her date of termination and to the extent such awards become “earned” based on actual performance results at the end of the performance period, shall be paid to the executive in a lump sum on the normal payment date for such awards under the plan, but not later than the March 15th following the end of the performance period, and (f) all account balances of the executive in all supplemental and/or non-qualified retirement plans of the Company and its affiliates shall become fully vested on his or her date of termination.

If, prior to, on, or after a change-in-control, Ms. Carter or Messrs. Utt, Rose, Farley or Zimmerman retire, then the Company will provide them with the above death and disability benefits, except that the executive may only exercise his or her stock options and SARs until the earlier of (a) the first anniversary of his or her date of termination, unless otherwise provided by the Compensation Committee, in its discretion, or (b) the remaining term of such option or SARs.

If, prior to, on, or after a change-in-control, Ms. Carter or Messrs. Utt, Rose, Farley or Zimmerman voluntarily terminates his or her employment for any reason other than a “good reason” or retirement, the executive will not be entitled to any payments or benefits and his or her vested stock options and SARs must be exercised within 30 days of the date of his or her termination, but not later than the option or SAR expiration date.

If, prior to, on, or after a change-in-control, Ms. Carter or Messrs. Utt, Rose, Farley or Zimmerman’s employment is terminated by the Company for “cause,” the executive shall not be entitled to any severance payments or benefits.

If, prior to a change-in-control, Ms. Carter or Messrs. Rose, Farley or Zimmerman’s employment is terminated by us (except for “cause”), or if Ms. Carter or Messrs. Rose, Farley, or Zimmerman terminate his or her employment for “good reason,” the Company will provide the executive with the following benefits: (a) a lump-sum cash payment equal to the sum of: (i) one year’s base salary in effect at termination plus (ii) the executive’s annual target bonus opportunity, (b) all vested stock options and SARs may be exercised within the one-year period following his or her date of termination, but not later than the remaining term of the option or SARs, and (c) all unvested stock options, SARs, restricted stock, restricted stock units, and performance awards shall be forfeited, unless and to the extent provided otherwise by the Compensation Committee, in its discretion, with respect to non-performance awards.

If, prior to a change-in-control, Mr. Utt is terminated by us (except for “cause”), or if Mr. Utt terminates his employment for “good reason,” the Company will provide Mr. Utt with the following benefits: (a) a lump-sum cash payment equal to the sum of: (i) two times his base salary in effect at termination plus (ii) two times his annual target bonus opportunity, (b) all vested stock options and SARs may be exercised within the one-year period following his date of termination, but not later than the remaining term of the option or SARs, (c) with the exception of unvested restricted stock and restricted stock units granted to Mr. Utt by the Company on or before April 9, 2007, all unvested stock options, SARs, restricted stock, restricted stock units, and performance awards granted to Mr. Utt by the Company will be forfeited, unless and to the extent provided otherwise by the Compensation Committee, in its discretion, with respect to non-performance awards, and (d) the option to elect medical and prescription drug coverage for himself and his dependents under the Company’s medical plan, if one exists, at full cost to Mr. Utt (based on the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) rate), until such time as the Company no longer maintains a medical plan.

If both (1) a change-in-control occurs and (2) on, or within two years after the change-in-control, the Company involuntarily terminates Ms. Carter or Messrs. Utt, Rose, Farley, or Zimmerman’s employment or Ms. Carter or Messrs. Utt, Rose, Farley, or Zimmerman terminates his or her employment for “good reason” then, the Company will provide them with the following change-in-control termination benefits: (a) a lump sum cash payment equal to the sum of: (i) two times (three times with respect to Mr. Utt) the executive’s base salary in effect at termination (or, if higher, the executive’s base salary in effect immediately prior to the change-in-control) plus (ii) two times (three times with respect to Mr. Utt) the executive’s annual target bonus opportunity, (b) the executive’s unearned bonus under Company’s annual cash incentive plan payable for the fiscal year in which the executive’s date of termination occurs, with such bonus amount determined at the end of the performance period in accordance with the plan, and then such earned amount (if any) (x) prorated to the executive’s date of termination and (y) paid to the executive in a lump sum on the normal payment date for such annual bonuses under the plan, but not later than the March 15th following the end of the performance period, (c) the executive’s unpaid bonus (if any) accrued under the Company’s annual cash incentive plan for the fiscal year that ended on or immediately before the executive’s date of termination, which accrued bonus shall be paid to the executive in a lump sum on the normal payment date for such bonuses under the plan, but not later than 74 days following the executive’s termination of employment with the Company, (d) all of the outstanding stock options, SARs, restricted stock and restricted stock unit awards, and other equity based awards granted by the Company to the executive that are not performance awards shall become fully vested and immediately exercisable or payable in full on the effective date of the release required under the agreement, provided such release is timely executed by the executive following his or her termination of employment with the Company, (e) all performance award units other than those that are covered under the Company’s annual cash incentive plan shall be prorated to the date of termination and paid on actual performance at the end of the performance period, but not later than March 15th following the end of the performance period, (f) all account balances in any supplemental and/or non-qualified retirement plans shall become fully vested, (g) a gross-up payment (except this does not apply to Ms. Carter), (h) welfare plan costs equal to two times (three times with respect to Mr. Utt) the total annual cost to the executive and the Company of the medical, dental, life, and disability benefits provided to the executive and the executive’s eligible dependents by the Company for the year of the executive’s termination, and, with respect to only Mr. Utt, (i) the option to elect medical and prescription drug coverage for himself and his dependents under the Company’s medical plan, if one exists, at full cost to Mr. Utt (based on the COBRA rate), until such time as the Company no longer maintains a medical plan.

Our Compensation Committee understands that in light of the recent financial crisis, excise tax gross-ups may no longer be an appropriate component of executive compensation packages. Consequently, our Compensation Committee is committed to rejecting any proposals that request new excise tax gross-ups.

Determination of Appropriate Payment and Benefit Levels Under the Various Circumstances that Trigger Payments and Benefits

Our Compensation Committee engaged Hewitt to assist in the development of the Agreement. In February 2008, Hewitt presented a comprehensive overview of market practices of severance and change-in-control benefits among our E&C Peer Group, as well as, Hewitt’s knowledge of general market practices and emerging trends. In addition, Hewitt provided the Compensation Committee with a proposed severance and change-in-control program that was consistent with the median of our E&C Peer Group. Our Compensation Committee elected to move forward with the proposed program, except that the Compensation Committee wanted to make severance payments (without a change-in-control) more difficult to trigger as compared to the terms of the companies in the E&C Peer Group. Further, while not common practice among the E&C Peer Group, our Compensation Committee elected to add a broad two-year clawback provision. Our Compensation Committee asked its Chairman to work with Hewitt, in-house legal counsel, and outside legal counsel to prepare the Agreement consistent with these suggestions. In May 2008, Hewitt presented the revised program, with all the potential costs associated with the suggested Agreement. After further review, and advise from outside legal counsel that the Agreement was more favorable to KBR than our peer companies with respect to severance (without a change-in-control) payment triggers and that it was consistent with our peer companies with respect to severance following a change-in-control, our Compensation Committee approved the Agreement in May 2008.

Material Conditions or Obligations Applicable to the Receipt of Payments or Benefits

As a condition to receive the severance benefits upon a termination by us (except for “cause”) or a resignation by the executive for “good reason,” the executives must first execute a release and full settlement agreement. The Agreement also contains customary confidentiality, noncompetition, and nonsolicitation covenants, as well as a mandatory arbitration provision. In addition, the Agreement contains a clawback provision that allows the Company to recover any benefits paid under the Agreement if the Company determines within two years after the executive’s termination of employment that his employment could have been terminated for cause. With the exception of unvested restricted stock and restricted stock units granted to Mr. Utt by the Company on or before April 9, 2007, the Agreement provides that all unvested stock options, SARs, restricted stock, restricted stock units, and performance awards granted to the executives by the Company will be forfeited upon severance. Such awards, however, will fully vest upon a double-trigger change-in-control termination. An exception was made for Mr. Utt as a compromise for him to give up his rights to full vesting of his restricted stock upon severance under his former employment agreement.

Other Material Factors

Our Compensation Committee does not have discretion in determining post termination payments other than the ability to amend agreements to increase payment upon post termination.

Effective as of December 31, 2008, the form severance and change-in-control agreement was amended to comply with the final regulations of Section 409A of the Internal Revenue Code.

No Employment Agreements

The Company has no employment agreements with its Named Executive Officers. Each of our Named Executive Officers has entered into severance and change-in-control agreements that only provide for severance-type benefits, as described in the above section.

DIRECTOR COMPENSATION

In 2010, all non-employee Directors received an annual retainer of $100,000. The lead non-employee Director received an additional annual retainer of $5,000. The Chairman of each committee also received an additional annual retainer as follows: Nominating and Corporate Governance — $5,000; Audit — $15,000; Compensation — $10,000; Health, Safety and Environment — $5,000. As recommended by our Nominating and Corporate Governance Committee, in 2010 each of our non-employee Directors received an annual award of $100,000 worth of restricted stock units under the KBR Stock and Incentive Plan. The vesting period is six-month cliff vesting. Our Board of Directors established share ownership guidelines for the non-employee Directors in an effort to link more closely the financial interests of the non-employee Directors with those of KBR’s shareholders. Non-employee Directors are required to own KBR stock in an amount equal to five times the non-employee Director annual cash retainer within five years of joining the Board of Directors.

Periodically, our Nominating and Corporate Governance Committee reviews the competitiveness of the compensation of our non-employee Directors. The results of such a review were presented to our Board of Directors in December 2009 with regard to the compensation of our non-employee Directors for 2010. Several changes were made to the program, including moving to a larger retainer fee and restricted stock unit award in lieu of meeting fees and increasing the fees for the Audit and Compensation committee Chairman. These changes brought the non-employee Directors compensation closer to the 50th percentile of our E&C and Diversified Peer Groups.

The following table sets forth certain information with respect to KBR’s director compensation for non-employee Directors during the fiscal year ended December 31, 2010.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Jeffrey E. Curtiss	115,000	100,017	—	—	—	21,253	236,270
Richard J. Slater	105,000	100,017	—	—	—	14,919	219,936
W. Frank Blount	110,000	100,017	—	—	—	19,861	229,878
Loren K. Carroll	110,000	100,017	—	—	—	21,194	231,211
John R. Huff	100,000	100,017	—	—	—	585	200,602
Lester L. Lyles	100,000	100,017	—	—	—	25,121	225,138

(1)	Directors who were also full-time officers or employees of KBR received no additional compensation for serving as directors.
(2)	The amounts in column (c) represent the grant date fair value of awards granted in 2010 pursuant to the KBR Stock and Incentive Plan. The fair values were determined in accordance with FASB ASC 718, “Stock Compensation.” Assumptions used in the calculation of these amounts are described in note 1 under “Significant Accounting Policies” and note 13 under “Stock-based Compensation and Incentive Plans” of our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2010.
(3)	The amounts in column (g) reflect dividends paid on the vested portion of the stock awarded in 2010, spousal travel expenses to accompany the non-employee Directors to a board meeting, and the reimbursement of the taxes associated with payment of the spousal travel expenses. The tax reimbursements for the spousal travel expenses for Messrs. Curtiss, Slater, Blount, Carroll, Huff, and Lyles equaled $8,127, $5,593, $7,696, $8,243, $0, and $9,786, respectively.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We perform many of our projects through incorporated and unincorporated joint ventures. In addition to participating as a joint venture partner, we often provide engineering, procurement, construction, operations or maintenance services to the joint venture as a subcontractor. Where we provide services to a joint venture that we control and therefore consolidate for financial reporting purposes, we eliminate intercompany revenues and expenses on such transactions. In situations where we account for our interest in the joint venture under the equity method of accounting, we do not eliminate any portion of our revenues or expenses. We recognize the profit on our services provided to joint ventures that we consolidate and joint ventures that we record under the equity method of accounting primarily using the percentage-of-completion method.

Total revenue from services provided to our unconsolidated joint ventures recorded in our consolidated statements of operations were $145 million for the year ended December 31, 2010. Profit on services provided to our joint ventures recognized in our consolidated statements of operations was $12 million for the year ended December 31, 2010.

RELATED PERSON POLICIES

Our Board of Directors has adopted a policy requiring its approval of any transactions involving our directors, executive officers or any nominees for director and any greater than 5% stockholders and their immediate family members. The types of transactions covered by this policy are transactions, arrangements or relationships or any series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) we (including any of our subsidiaries) were, or will be a participant, (2) the aggregate amount involved exceeds $120,000 in any calendar year, and (3) any related person had, has or will have a direct or indirect interest (other than solely as a result of being a director or holding less than a 10 percent beneficial ownership interest in another entity), and which is required by the rules and regulations of the SEC to be disclosed in our public filings. The Board of Directors will only approve transactions with related persons when the Board of Directors determines such transactions are in our best interests or the best interests of our stockholders. In determining whether to approve or ratify a related person transaction, the Board of Directors will apply the following standards and such other standards it deems appropriate:

•	whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances;

•	whether the transaction is material to us or the related person;

•	the role the related person has played in arranging the related person transaction;

•	the structure of the related person transaction;

•	the extent of the related person’s interest in the transaction; and

•	whether there are alternative sources for the subject matter of the transaction.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires KBR’s directors and executive officers, and persons who own more than ten percent of a registered class of KBR’s equity securities, to file with the SEC and the New York Stock Exchange (the “NYSE”) initial reports of ownership and reports of changes in ownership of common stock of KBR.

To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that such reports accurately reflect all reportable transactions and holdings, with respect to the fiscal year ended December 31, 2010 and during 2011 through the date of this proxy statement, all officers, directors and greater than ten-percent beneficial owners complied with all applicable Section 16(a) filing requirements.

AUDIT COMMITTEE REPORT

KBR’s Audit Committee operates under a written charter, a copy of which is available on KBR’s website, www.kbr.com. As required by the charter, we review and reassess the charter annually and recommend any changes to the Board of Directors for approval.

KBR’s management is responsible for preparing KBR’s financial statements and the principal independent accountants are responsible for auditing those financial statements. The Audit Committee’s role is to provide oversight of management in carrying out management’s responsibility and to appoint, compensate, retain and oversee the work of the principal independent accountants. In fulfilling our oversight role for the year ended December 31, 2010, under the Audit Committee’s charter, we:

•	reviewed and discussed KBR’s audited financial statements with management;

•

discussed with KPMG LLP, KBR’s principal independent accountants, the matters required by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•

received from KPMG LLP the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence; and

•	discussed with KPMG its independence.

Based on our:

•	review of the audited financial statements;

•	discussions with management;

•	discussions with KPMG LLP; and

•	review of KPMG LLP’s written disclosures and letter,

we recommended to the Board of Directors that the audited financial statements be included in KBR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the SEC. Our recommendation considers our review of that firm’s qualifications as independent accountants for the Company. Our review also included matters required to be considered under SEC rules on auditor independence, including the nature and extent of non-audit services. In our judgment the nature and extent of non-audit services performed by KPMG LLP during the year did not impair the firm’s independence.

Respectfully submitted,

THE AUDIT COMMITTEE OF DIRECTORS

Jeffrey E. Curtiss, Chairman

Loren K. Carroll

Lester L. Lyles

March 9, 2011

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table presents fees for audit services rendered by KPMG for the audit of our annual financial statements for the years ended December 31, 2010 and December 31, 2009, and fees billed or expected to be billed for audit-related, tax and all other services rendered by KPMG during those periods.

	2010	2009
	Thousands of dollars
Audit fees(a)	$6,800	$6,247
Audit-related fees(b)	51	95
Tax fees(c)	816	1,344
Other fees	36	—

Total	$7,703	$7,686

(a)	Audit fees represent the aggregate fees for professional services rendered by KPMG for the integrated audit of our annual financial statements for the fiscal years ended December 31, 2010 and December 31, 2009. Audit fees also include the audits of many of our subsidiaries in regards to compliance with statutory requirements in foreign countries, and review of registration statements.
(b)	Audit-related fees primarily include professional services rendered by KPMG for special purpose audits of separate KBR entities primarily related to jurisdictional licensing requirements and audits of some of our subsidiaries relating to certain transactions.
(c)	Tax fees consist of the aggregate fees billed for professional services rendered by KPMG for federal, state and international tax compliance and advice.

Pre-Approval Policy

The Audit Committee is directly responsible for appointing, setting compensation for and overseeing the work of KPMG, our principal independent registered public accounting firm. The Audit Committee has established written pre-approval policies requiring approval by the Audit Committee of all services to be provided by KPMG and all audit services provided by other independent accountants. The policy provides that all audit, audit-related and tax services to be provided by KPMG will be described in a written plan submitted to the Audit Committee annually for pre-approval. The Audit Committee, its Chairman or another Audit Committee member designee must pre-approve any audit, audit-related or tax services to be provided by KPMG that were not submitted for annual pre-approval if the fees to be paid for such services will exceed $150,000. All other services for fees in excess of $50,000 must be specifically approved in the same manner as audit, audit-related and tax services greater than $150,000.

The policy also provides that all audit services to be provided by independent public accountants other than KPMG will be described in writing and presented to the Audit Committee by our Chief Accounting Officer annually for pre-approval. Any audit services not included in the annual pre-approved plan must be approved in the same manner as unplanned audit, audit-related and tax services to be provided by KPMG.

As permitted by the SEC, to ensure prompt handling of unexpected matters, our policy allows for the delegation of the Audit Committee’s pre-approval authority under the policy to the Chairman or another member of the Audit Committee designated by the Audit Committee or the Chairman. Any pre-approval decisions by the Audit Committee Chairman or other Audit Committee designee will be reported to the Audit Committee at the next regularly-scheduled meeting following any such decisions.

PROPOSAL No. 2

RATIFY THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP has audited the financial statements of KBR and its predecessor beginning with the year ended December 31, 2004. A resolution will be presented at the Annual Meeting of Stockholders to ratify the appointment by the Audit Committee of the Board of Directors of that firm as independent registered public accounting firm to audit the consolidated financial statements of KBR as of and for the year ending December 31, 2011. The engagement of KPMG LLP was made by the Audit Committee. KPMG LLP has advised that neither the firm nor any member of the firm has any direct financial interest or any material indirect interest in KBR. Also, during at least the past three years, neither the firm nor any member of the firm has had any connection with KBR in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

Representatives of KPMG LLP are expected to be present at the Annual Meeting of Stockholders and will be available to respond to appropriate questions from stockholders.

Although the selection and appointment of an independent registered public accounting firm is not required to be submitted to a vote of stockholders, the Audit Committee of the Board of Directors has decided to ask our stockholders to ratify this appointment.

The proposal to ratify the appointment of KPMG LLP will be approved if it receives the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting of Stockholders. If the stockholders do not ratify the selection of KPMG LLP, the Audit Committee will reconsider the selection of an independent registered public accounting firm.

The Audit Committee of the Board of Directors recommends that you vote FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm to audit the consolidated financial statements for KBR as of and for the year ending December 31, 2011. Properly dated and signed proxies, and proxies properly submitted over the Internet and by telephone, will be so voted unless stockholders specify otherwise.

PROPOSAL No. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A(a)(1) of the Exchange Act, the Board of Directors is providing our shareholders with the opportunity to cast a non-binding advisory vote on the compensation of our Named Executive Officers (“NEOs”) as disclosed in this proxy statement. We have not received any shareholder advisory votes on executive compensation since the initial public offering of KBR’s common stock. The next advisory vote on executive compensation, and the frequency of such vote thereafter, will be determined after this meeting and after a review of the outcome of Proposal No. 4 — “Advisory Vote On The Frequency of Advisory Votes On Executive Compensation” in this proxy statement.

Executive compensation

The Compensation Committee of the Board of Directors (the “Committee”) establishes, recommends and governs all of the compensation and benefits policies and actions for KBR’s NEOs, as defined above under “Compensation Discussion and Analysis — Introduction.” Consistent with our compensation philosophy, our executive compensation program has been designed to achieve the following primary objectives:

•	provide a clear and direct relationship between executive pay and company (and Business Group or Business Unit, as applicable) performance, both on a short and long-term basis;

•	emphasize operating performance measures;

•	link executive pay to measures of stockholder value;

•	support our business strategies and management processes in order to motivate our executives; and

•

generally target current market levels of total compensation opportunities near the 50th percentile of the competitive market for good performance and between the 50th and 75th percentile of the competitive market for outstanding performance.

In consideration of these objectives, KBR provides pay that is highly dependent on performance (both short and long-term) in order to align total compensation with shareholder interests. Performance pay represents the majority of our CEO’s compensation as a percentage of total compensation. Specifically, approximately 84% of total compensation for the CEO in fiscal 2010 was performance-based compensation. We continually review best practices in governance and executive compensation. In observance of such best practices, KBR:

•	does not maintain employment agreements with the NEOs;

•	has incentive plans that discourage undue risk and align executive rewards with short and long-term company performance;

•	imposes a performance requirement on 100% of the restricted stock units, stock options, and long-term incentive cash awards that are granted to our NEOs; and

•	requires executives to satisfy stock ownership requirements.

For the reasons discussed above, the Board of Directors unanimously recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

While the resolution is non-binding, the Board of Directors values the opinions that shareholders express in their votes and in any additional dialogue. It will consider the outcome of the vote and those opinions when making future compensation decisions.

For all the reasons set forth above, the Board of Directors recommends that you vote FOR the advisory resolution approving the compensation of our NEOs as disclosed in this proxy statement. Properly dated and signed proxies, and proxies properly submitted over the Internet and by telephone, will be so voted unless stockholders specify otherwise.

PROPOSAL No. 4

ADVISORY VOTE ON THE FREQUENCY OF

ADVISORY VOTES ON EXECUTIVE COMPENSATION

As required by Section 14A(a)(2) of the Exchange Act, the Board of Directors is providing our shareholders with an opportunity to provide a non-binding advisory vote to determine whether the shareholder vote on executive compensation should occur every one, two, or three years, or abstain. We have not received any shareholder advisory votes on executive compensation since the initial public offering of KBR’s common stock. The next advisory vote on executive compensation, and the frequency of such vote thereafter, will be determined by the Board of Directors after this meeting, taking into consideration the outcome of this proposal.

We believe that say-on-pay votes should be conducted every year so that shareholders may annually express their views on the Company’s executive compensation program.

For the reasons discussed above, the Board of Directors recommends that shareholders vote to hold the advisory vote on executive compensation every year. Shareholders are not voting, however, to approve or disapprove of this recommendation of the Board of Directors. The proxy card provides shareholders with the opportunity to choose among four choices. Specifically, shareholders are entitled to vote on whether the advisory vote on executive compensation should be held every one, two, or three years, or to abstain from voting.

While the result of this advisory vote on the frequency of the vote on executive compensation is non-binding, the Board of Directors values the views that our shareholders express in their votes. It will consider the outcome of the vote when deciding how frequently to conduct the vote on executive compensation.

For all the reasons set forth above, the Board of Directors recommends that you vote on Proposal No. 4 to hold the advisory vote on executive compensation EVERY YEAR. Properly dated and signed proxies, and proxies properly submitted over the Internet and by telephone, will be so voted unless stockholders specify otherwise.

PROPOSAL No. 5

STOCKHOLDER PROPOSAL

The New York City Employees’ Retirement System, owner of 177,060 KBR shares, The New York City Teachers’ Retirement System, owner of 188,916 KBR shares, the New York City Police Pension Fund, owner of 229,901 KBR shares, the New York City Fire Department Pension Fund, owner of 66,685 KBR shares, through their custodian and trustee, and the New York City Board of Education Retirement System, the owner of 9,830 KBR shares, through their custodian, The Office of the Comptroller of the City of New York, 1 Centre Street, New York, New York 10007-2341, have notified us that they intend to present the following proposal at our annual meeting. The Company is not responsible for the contents of this proposal or supporting statement:

WHEREAS, KBR, Inc. does not explicitly prohibit discrimination based on sexual orientation and gender identity in its written employment policy;

Over 88% of the Fortune 500 companies have adopted written nondiscrimination policies prohibiting harassment and discrimination on the basis of sexual orientation, as have more than 98% of Fortune 100 companies, according to the Human Rights Campaign; over 30% now prohibit discrimination based on gender identity;

We believe that corporations that prohibit discrimination on the basis of sexual orientation and gender identity have a competitive advantage in recruiting and retaining employees from the widest talent pool;

According to a June, 2008 survey by Harris Interactive and Witeck-Combs, 65% of gay and lesbian workers in the United States reported facing some form of job discrimination related to sexual orientation; an earlier survey found that almost one out of every 10 gay or lesbian adults also reported that they had been fired or dismissed unfairly from a previous job, or pressured to quit a job because of their sexual orientation;

Twenty states, the District of Columbia and more than 160 cities and counties, have laws prohibiting employment discrimination based on sexual orientation; 12 states and the District of Columbia have laws prohibiting employment discrimination based on sexual orientation and gender identity;

Minneapolis, San Francisco, Seattle and Los Angeles have adopted legislation restricting business with companies that do not guarantee equal treatment for gay and lesbian employees;

Our company has operations in, and makes sales to institutions in states and cities that prohibit discrimination on the basis of sexual orientation;

National public opinion polls consistently find more than three quarters of the American people support equal rights in the workplace for gay men, lesbians and bisexuals; for example, in a Gallup poll conducted in May, 2007, 89% of respondents favored equal opportunity in employment for gays and lesbians;

RESOLVED, The Shareholders request that KBR, Inc. amend its written equal employment opportunity policy to explicitly prohibit discrimination based on sexual orientation and gender identity or expression and to substantially implement the policy.

Supporting Statement: Employment discrimination on the basis of sexual orientation and gender identity diminishes employee morale and productivity. Because state and local laws are inconsistent with respect to employment discrimination, our company would benefit from a consistent, corporate wide policy to enhance efforts to prevent discrimination, resolve complaints internally, and ensure a respectful and supportive atmosphere for all employees. KBR, Inc. will enhance its competitive edge by joining the growing ranks of companies guaranteeing equal opportunity for all employees.

KBR’s Statement in Opposition to Proposal No. 5

The Board of Directors believes this proposal is not in the best interests of KBR or its stockholders and recommends a vote AGAINST it.

We are committed to providing our more than 40,000 employees in more than 45 countries with a workplace that provides an equal opportunity to all qualified individuals and is free from all forms of harassment. Our Board of Directors believes that KBR’s current policies and practices have allowed us to fulfill these commitments and fully achieve the objectives set out in this proposal, without the need for the additional specificity requested by this proposal.

KBR is an equal employment opportunity employer. In our hiring and promotion policies, we strive to provide employees with a working environment free of discrimination, harassment, intimidation or coercion relating directly or indirectly to race, color, religion, disability, sex, age or national origin. Our harassment policy further provides that all persons shall be treated with dignity and respect and shall not be unreasonably interfered with in the conduct of their duties and responsibilities. Harassment includes, but is not limited to, sexual, racial, ethnic and other forms of harassment, including harassment based upon disability. We enforce these provisions on an ongoing basis through periodic, mandatory training and through employee communications and workplace postings. KBR takes all discrimination claims very seriously. All complaints of discrimination are promptly investigated and where substantiated, corrective action is taken. Our policies can be found in our Code of Business Conduct on our website at www.kbr.com/About/Code-of-Business-Conduct/.

The Board of Directors does not believe it is in the best interest of the company or its employees to expand the list of personal attributes covered by KBR’s nondiscrimination policy beyond those which are protected by federal law. To do so would, we believe, weaken the comprehensive nature of the policy and leave KBR vulnerable to frivolous claims from other groups who are not listed as a protected group. Furthermore, we do not believe we suffer any competitive disadvantage in recruiting or retaining employees or in customer relationships as a result of our employment practices or the language in our nondiscrimination policy. To the contrary, we believe that our current policy against discrimination and harassment and our procedures to ensure that discrimination does not occur, put us in a position to recruit and retain a diverse workforce of many different cultures, races and backgrounds who each contribute their unique experiences to KBR’s projects and customers.

For all the reasons set forth above, the Board of Directors recommends a vote AGAINST Proposal No. 5. Properly dated and signed proxies, and proxies properly submitted over the Internet and by telephone, will be so voted unless stockholders specify otherwise.

ADDITIONAL INFORMATION

Stockholder Proposals for 2012 Annual Meeting and Director Nominations

If you wish to present a proposal to be considered for inclusion in our proxy material for our Annual Meeting of Stockholders to be held in 2012, you must submit the proposal in writing to our Corporate Secretary at 601 Jefferson Street, Suite 3400, Houston, Texas 77002, and we must receive your proposal not later than December 2, 2011 (the 120th day prior to April 2, 2012, the date on which we estimate that we will send our materials for our 2012 Annual Meeting of Stockholders). Proposals submitted for inclusion in our proxy materials must comply with Rule 14a-8 under the Exchange Act.

In order for stockholder proposals to have been properly submitted for presentation at our Annual Meeting of Stockholders, we must have received notice of the proposal not earlier than January 17, 2012, nor later than February 16, 2012 (the 120th and 90th days, respectively, prior to May 17, 2012, the intended date of the 2012 Annual Meeting of Stockholders). Your proposal must comply with Article I, Section 9 of our Bylaws.

A nomination or proposal that does not comply with the above procedures will be disregarded. Compliance with the above procedures does not require KBR to include the proposed nominee or business in KBR’s proxy solicitation materials.

Proxy Solicitation Costs

The proxies accompanying this proxy statement are being solicited by KBR. The cost of soliciting proxies will be paid by KBR. We have retained Phoenix Advisory Partners, LLC to aid in the solicitation of proxies. For these services, we will pay Phoenix Advisory Partners, LLC $8,000 and reimburse it for out-of-pocket expenses. Some of the executive officers and other employees of KBR also may solicit proxies personally, by telephone, mail, facsimile or other means of communication, if deemed appropriate. KBR will, upon request, reimburse banks, brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of KBR common stock.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented at the 2011 Annual Meeting of Stockholders other than the matters described in this proxy statement. If any other matters should properly come before the Annual Meeting of Stockholders for action by stockholders, it is intended that proxies in the accompanying form will be voted on those matters in accordance with the judgment of the person or persons voting the proxies.

ADDITIONAL INFORMATION AVAILABLE

KBR files an Annual Report on Form 10-K with the Securities and Exchange Commission. Stockholders may obtain a copy of this report (without exhibits), without charge, by writing to KBR’s Investor Relations Department at 601 Jefferson Street, Suite 3400, Houston, Texas 77002.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
KBR, INC. ATTN: LATOSHA FRALEY 601 JEFFERSON STREET HOUSTON, TX 77002	ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:

				☐	☐	☐
1.	Election of Directors
Nominees
01	John R. Huff 02 Lester L. Lyles 03 Richard J. Slater
The Board of Directors recommends you vote FOR proposals 2 and 3:				For	Against	Abstain	The Board of Directors recommends you vote AGAINST proposal 5:		For	Against	Abstain
2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm to audit the consolidated financial statements for KBR as of and for the year ending December 31, 2011;			☐	☐	☐	5.	To amend our equal employment opportunity policy to explicitly prohibit discrimination based on sexual orientation and gender identity or expression and to substantially implement the policy.	☐	☐	☐
3.	Advisory vote on the compensation of our Named Executive Officers as disclosed in the proxy statement;			☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
The Board of Directors recommends you vote 1 YEAR on the following proposal:			1 year	2 years	3 years	Abstain
4.	Advisory vote on the frequency of the advisory vote on the compensation of our Named Executive Officers;		☐	☐	☐	☐
				Yes	No
Please indicate if you plan to attend this meeting				☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date					Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

KBR, INC.
Annual Meeting of Stockholders
May 19, 2011 9:00 AM
This proxy is solicited by the Board of Directors

The undersigned stockholder of KBR, Inc., a Delaware corporation, hereby acknowledges the receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 4, 2011, hereby appoints William P. Utt and Jeffrey B. King, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf of and in the name of the undersigned, to represent the undersigned at the 2011 Annual Meeting of Stockholders of KBR, INC. to be held on May 19, 2011 at 09:00 a.m. CDT, in The Texas Room, 601 Jefferson St. Houston, TX 77002, and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entited to vote if then and there personally present, on the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR EACH OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED IN THIS PROXY STATEMENT; FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2011; FOR THE COMPENSATION PAID TO KBR’S EXECUTIVE OFFICERS; FOR A ONE-YEAR FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION; AGAINST THE STOCKHOLDER PROPOSAL, AND AS SAID PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF.

Continued and to be signed on reverse side